As filed with the Securities and Exchange Commission on September 28, 1995

                                               Registration No. 33-________



                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM S-4

                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933
                              ________________

                      FIRST CITIZENS BANCSHARES, INC.
           (Exact name of registrant as specified in its charter)

            Delaware                              6023                            56-1528994
 (State or other jurisdiction of    (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code No.)              Identification No.)

                         _________________________

                        239 Fayetteville Street Mall
                       Raleigh, North Carolina  27601
                               (919) 755-7000
            (Address, including Zip Code, and telephone number,
      including area code, of registrant's principal executive offices)

                         _________________________

                            JAMES B. HYLER, JR.
                               Vice Chairman
                      First Citizens BancShares, Inc.
                       239 Fayetteville Street Mall
                       Raleigh, North Carolina  27601
                               (919) 755-7000
         (Name, address, including Zip Code, and telephone number,
                 including area code, of agent for service)

                                 Copies to:
     ALEXANDER M. DONALDSON, Esq.          MICHAEL S. COLO, Esq.
         Ward and Smith, P.A.             Poyner & Spruill, L.L.P.
              Suite 2400                 130 South Franklin Street
          Two Hannover Square        Rocky Mount, North Carolina  27804
    Raleigh, North Carolina  27601             (919) 446-2341
            (919) 836-1800


 Approximate date of commencement of the proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  [ ]


                      CALCULATION OF REGISTRATION FEE




                                                                Proposed                Proposed
           Title of Each                                         Maximum                 Maximum               Amount of
        Class of Securities              Amount to           Offering Price             Aggregate            Registration
          to be Registered          be Registered               Per Share            Offering Price               Fee
  Class A Common Stock,                   850,000         Not applicable               $64,891,234            $22,376.29
  $1.00 par value



(1) In accordance with Rule 457(f), the registration fee is based upon the average of the high and low prices of the common stock of Allied Bank Capital, Inc. on the Nasdaq National Market on September 21, 1995.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                       FIRST CITIZENS BANCSHARES, INC.

        Cross-Reference Sheet Pursuant to Item 501 of Regulation S-K

Item of Form S-4                                                           Caption in Prospectus/ Proxy Statement

PART I - INFORMATION REQUIRED IN THE PROSPECTUS

    A.  INFORMATION ABOUT THE TRANSACTION

         1.      Forepart of Registration Statement and Outside
                 Front Cover Page of Prospectus . . . . . . . . .           Facing Page of Registration Statement; Cross-
                                                                            Reference Sheet; Outside Front Cover Page of
                                                                            Prospectus/Proxy Statement

         2.      Inside Front and Outside Back Cover Pages of
                 Prospectus . . . . . . . . . . . . . . . . . . .           Inside Front Cover Page of Prospectus/Proxy
                                                                            Statement; Available Information; Table of
                                                                            Contents

         3.      Risk Factors, Ratio of Earnings  . . . . . . . .
                 to Fixed Charges and Other
                 Information. . . . . . . . . . . . . . . . . . .           Summary; Summary -- Parties to the Merger, -- The
                                                                            Merger, -- Dissenters' Rights, -- Certain Federal
                                                                            Income Tax Consequences; Selected Consolidated
                                                                            Financial Information; Per Share Data; Ownership
                                                                            of BancShares Voting Securities by Certain
                                                                            Beneficial Owners and Management


        4.       Terms of the Transaction . . . . . . . . . . . .           The Merger; The Merger -- Background and
                                                                            Reasons, -- Opinions of Financial Advisors, --
                                                                            Accounting Treatment, --Certain Federal Income Tax
                                                                            Consequences; Market Prices and Dividends; Capital
                                                                            Stock of BancShares; Certain Differences in Rights
                                                                            of Holders of Allied Stock and BancShares Common
                                                                            Stock; Appendix II

        5.       Pro Forma Financial Information  . . . . . . . .           Not Applicable.

        6.       Material Contracts with the Company Being
                 Acquired . . . . . . . . . . . . . . . . . . . .           The Merger -- Interest of Certain Persons and
                                                                            Effect of the Merger on Employees and Benefit
                                                                            Plans.


        7.       Additional Information Required for Reoffering by
                 Persons and Parties Deemed to be Underwriters  .           Not Applicable

        8.       Interest of Named Experts and Counsel  . . . . .           Opinions; Experts


        9.       Disclosure of Commission Position on
                 Indemnification for Securities Act Liabilities .           Certain Differences in Rights of Holders of Allied
                                                                            Stock and BancShares Common Stock --
                                                                            Indemnification

    B.  INFORMATION ABOUT THE REGISTRANT

        10.      Information with Respect to S-3 Registrants  . .           Not Applicable


        11.      Incorporation of Certain Information by Reference          Incorporation of Certain Documents by Reference


        12.      Information with Respect to S-2 or S-3
                 Registrants  . . . . . . . . . . . . . . . . . .           Not Applicable

        13.      Incorporation of Certain Information by Reference          Not Applicable


        14.      Information with Respect to Registrants Other
                 Than S-2 or S-3 Registrants  . . . . . . . . . .           Not Applicable



    C. INFORMATION ABOUT THE COMPANY BEING
       ACQUIRED

        15.      Information with Respect to S-3 Companies  . . .           Not Applicable


        16.      Information with Respect to S-2 or S-3 Companies           Incorporation of Certain Documents by Reference;
                                                                            Market Prices and Dividends


        17.      Information with Respect to Companies Other than
                 S-2 or S-3 Companies . . . . . . . . . . . . . .           Not Applicable


    D.  VOTING AND MANAGEMENT INFORMATION

        18.      Information if Proxies, Consents or
                 Authorizations are to be Solicited . . . . . . .           Cover Page of Prospectus/Proxy Statement;
                                                                            Proposals of Shareholders; Information Concerning
                                                                            the Special Meeting; Summary -- Parties to the
                                                                            Merger; Appendix III; The Merger -- Dissenters'
                                                                            Rights, -- Interest of Certain Persons and Effect
                                                                            of the Merger on Employees and Benefit Plans;
                                                                            Ownership of BancShares Voting Securities by
                                                                            Certain Beneficial Owners and Management;
                                                                            Information About Allied Bank Capital, Inc. --
                                                                            Voting Securities and Beneficial Ownership Thereof


        19.      Information if Proxies, Consents or
                 Authorizations are not to be Solicited or in an
                 Exchange Offer.                                            Not Applicable


               [Letterhead of Allied Bank Capital, Inc.]


                              __________, 1995




To the Shareholders of
Allied Bank Capital, Inc.

     A Special Meeting of Shareholders (the "Special Meeting") of Allied
Bank Capital, Inc. ("Allied") will be held on ________, ___________, 1995, at ____ __.m., Eastern Standard time, at the _____________, __________________, located at _________________, Sanford, North Carolina.  At the Special
Meeting, the shareholders will be asked to approve an agreement pursuant to which First Citizens BancShares, Inc. ("BancShares") will acquire Allied
(the "Merger"). Following the Merger, Allied's wholly-owned savings bank subsidiaries, Summit Savings Bank, Inc., SSB and Peoples Savings Bank,
Inc., SSB shall be merged into First-Citizens Bank & Trust Company, a wholly-owned banking subsidiary of BancShares. You can vote in person at the Special Meeting or by completing and returning the enclosed proxy card, as described below.

     Upon consummation of the Merger, each Allied shareholder will be entitled to receive for each share of Allied's common stock either
(i) $25.25 in cash, (ii) 0.531 shares of newly issued Class A common stock of BancShares, or (iii) $25.25 in unsecured, subordinated debentures of First-Citizens Bank & Trust Company, all subject to adjustment and proration as described in the accompanying Prospectus/Proxy Statement.

     Detailed information about the proposed Merger, Allied, and BancShares is set forth in the Prospectus/Proxy Statement. You are urged to study the Prospectus/Proxy Statement before casting your vote on the proposed Merger. Your Board of Directors has received the written opinions of Legg Mason Wood Walker, Incorporated and Friedman, Billings, Ramsey & Co., Inc. that the terms of the proposed Merger are fair to Allied's shareholders from a financial point of view.

     Your Board of Directors believes that the proposed Merger is in the best interests of Allied and its shareholders. Your Board unanimously recommends that you vote "FOR" the Merger.

     Your vote is important, regardless of the number of shares of Allied's stock you own. Approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Allied's common stock entitled to vote at the Special Meeting. Consequently, failure to vote will have the same effect as a vote against the Merger. Therefore, on behalf of your Board of Directors, I urge you to complete, sign and date the enclosed proxy, and return it as soon as possible in the enclosed postage-paid envelope.

                              Sincerely,



                              A. Harold Ausley
                              President and Chief Executive Officer

                        ALLIED BANK CAPITAL, INC.

                         130 North Steele Street
                     Sanford, North Carolina  27330
                             (919) 775-7161


                NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                      TO BE HELD ___________, 1995



     Notice is hereby given that a Special Meeting of Shareholders
(the "Special Meeting") of Allied Bank Capital, Inc. ("Allied") will be held at the _____________, __________________, located at
_________________, Sanford, North Carolina, on ________, ___________,
1995, at ____ __.m., Eastern Standard time, for the purpose of considering and voting upon the following matters:

          1. Proposed Merger. To consider and vote upon the Agreement and Plan of Reorganization and Merger dated August 7, 1995 (the "Agreement"), between Allied and First Citizens BancShares, Inc. ("BancShares"), pursuant to which Allied will merge with and into BancShares (the "Merger"). Each outstanding share of Allied's common stock will be converted into the right to receive either
     (i) $25.25 in cash, (ii) 0.531 shares of newly issued Class A common stock of BancShares, or (iii) $25.25 in unsecured, subordinated debentures of First-Citizens Bank & Trust Company, all subject to adjustment as provided in the Agreement. This consideration would be paid, at the election of the shareholder, either in cash, in shares of BancShares Class A common stock, or in an unsecured, subordinated debenture with a maturity of either three, five or ten years and a fixed interest rate of 7.00%, 7.25% or 7.50%, respectively, or any combination of term and rate (or, in the event of a proration as described in the Agreement, a combination of (i) cash and shares of Class A common stock of BancShares, or (ii) an unsecured, subordinated debenture with a term of five years and a fixed interest rate of 7.25% and shares of Class A common stock of BancShares). The Agreement is attached as Appendix I to the Prospectus/Proxy Statement accompanying this Notice.

          2. Other Business. To transact such other business, including, in particular, adjournment of the Special Meeting, to allow further solicitation of proxies if necessary, as properly may come before the Special Meeting or any adjournment thereof.

     Under North Carolina law, each holder of Allied's common stock has the right to dissent from the Merger and to demand payment of the fair value of his or her shares in the event the Merger is approved and consummated. The right of any such shareholder to dissent is contingent upon strict compliance with the requirements of Sections 55-13-01 through 55-13-31 of the North Carolina General Statutes ("Article 13"). The full text of Article 13 is attached as Appendix III to the Prospectus/Proxy Statement which accompanies this Notice and is incorporated herein by reference.


     Shareholders of record at the close of business on __________, 1995, are entitled to receive notice of and to vote at the Special Meeting and any adjournment thereof.

     Your proxy is solicited by the Board of Directors of Allied. The Board of Directors of Allied unanimously recommends that holders vote to approve the Agreement.

                                   By Order of the Board of Directors



                                   Betty S. Merritt
                                   Corporate Secretary


Sanford, North Carolina
__________, 1995



     Please complete, date, sign, and return the enclosed proxy in the enclosed postage-paid envelope as soon as possible, whether or not you plan to attend the Special Meeting in person. The proxy may be revoked at any time prior to its exercise in the manner described in the Prospectus/Proxy Statement. Properly completed proxies will be voted in accordance with the instructions indicated thereon, or if no instructions are given, "FOR" approval of the Merger.

                               Prospectus

                     FIRST CITIZENS BANCSHARES, INC.

                Up to ______ Shares Class A Common Stock
                       ($1.00 Par Value Per Share)

                             Proxy Statement

                        ALLIED BANK CAPITAL, INC.

     Special Meeting of Shareholders to be Held on ___________, 1995

     This Prospectus/Proxy Statement is being furnished by the Board of Directors of Allied Bank Capital, Inc. ("Allied") to the holders of common stock, par value $0.50 per share, of Allied ("Allied Stock") in connection with the solicitation of proxies for use at a Special Meeting of Shareholders of Allied (the "Special Meeting") to be held at ____ __.m., Eastern Standard time, on ___________, 1995, at the
_____________, __________________, Sanford, North Carolina, and at any
adjournment thereof.

     This Prospectus/Proxy Statement, the accompanying Notice of Special Meeting, the form of proxy and other materials enclosed herewith are first being mailed to shareholders of Allied on or about __________, 1995.

     At the Special Meeting, shareholders of Allied will vote upon a proposal to approve an Agreement and Plan of Reorganization and Merger dated August 7, 1995 (the "Agreement") between Allied and First Citizens BancShares, Inc. ("BancShares"), pursuant to which Allied will merge with and into BancShares (the "Merger"). Following the Merger, Allied's wholly-owned savings bank subsidiaries, Summit Savings Bank, Inc., SSB ("Summit") and Peoples Savings Bank, Inc., SSB ("Peoples") will merge with and into First-Citizens Bank & Trust Company ("First Citizens Bank"), a wholly-owned banking subsidiary of BancShares. See "SUMMARY," "THE MERGER" and Appendix I to this Prospectus/Proxy Statement.

     Upon consummation of the Merger, each outstanding share of Allied Stock (excluding any shares held by dissenting shareholders) will be converted into the right to receive, subject to adjustment and proration as described below, either (i) if timely elected by the shareholder in the manner prescribed in the Agreement, 0.531 shares of newly issued shares of Class A common stock, $1.00 par value per share, of BancShares ("BancShares Common Stock"), (ii) cash in the amount of $25.25, or (iii) if timely elected by the shareholder in the manner prescribed in the Agreement, an unsecured, subordinated debenture in the principal amount of $25.25 (the "Debentures"). Any fractional shares resulting from the Merger will not be issued and shareholders of Allied will receive cash in lieu of the issuance of any fractional shares of BancShares Common Stock. The exchange ratio of one share of Allied Stock for 0.531 shares of BancShares Common Stock (the "Exchange Ratio") will not be adjusted unless the Market Value (as defined below) of BancShares Common Stock is less than $45.13 per share or more than $49.88 per share. The Market Value will mean the average of the reported daily closing prices of BancShares Common Stock on the Nasdaq National Market during the period of ten consecutive trading days ending on the business day immediately preceding the date of the Special Meeting. In the event that the Market Value is less than $45.13 per share or more than $49.88 per share, the Exchange Ratio will be adjusted by (x) dividing $45.13 by the Market Value (in the event the Market Value is less than $45.13) or by dividing $49.88 by the Market Value (in the event the Market Value is greater than $49.88), (y) multiplying the quotient by 0.531, and (z) rounding the result to three decimal places. The Exchange Ratio and the amount of cash or Debentures which a shareholder of Allied may elect to receive for each share of Allied Stock shall be reduced on a per share basis to the extent that cash dividends in an aggregate amount in excess of $0.12 per share per calendar quarter or other distributions are declared or paid by Allied between August 7, 1995 and the effective time of the Merger (the "Effective Time"). See "THE MERGER - Exchange of Allied Stock."

     In the event Allied shareholders elect to receive cash or Debentures in lieu of BancShares Common Stock, or properly exercise their dissenters' rights, for more than 60% of the outstanding shares of Allied Stock, the Debentures will be prorated among all of the shareholders of Allied electing to receive Debentures so that the total number of shares paid for in Debentures and cash will not equal or exceed 60% of the shares of Allied Stock. If after such proration of Debentures, the aggregate number of outstanding shares of Allied Stock held by shareholders of Allied who have elected to receive cash and Debentures, or exercised their dissenters' rights, still exceeds 60% of the shares of Allied Stock, the cash will be prorated among all of the shareholders of Allied electing to receive cash so that the total number of shares paid for in cash and Debentures will not exceed 60% of the shares of Allied Stock. In the event Allied shareholders elect to receive BancShares Common Stock in lieu of cash or Debentures for more than 55% of the outstanding shares of Allied Stock, the BancShares Common Stock will be prorated among all of Allied's shareholders electing to receive BancShares Common Stock so that the total number of shares of Allied Stock converted into shares of BancShares Common Stock shall not exceed 55% of the shares of Allied Stock. In the event of such proration of BancShares Common Stock, shares of Allied Stock will be converted, at the election of the shareholder, into either cash or an unsecured, subordinated debenture having a term of five years and a fixed interest rate of 7.25%. See "THE MERGER - Exchange of Allied Stock." The proration of Debentures, cash or BancShares Common Stock is intended to preserve the tax-free status of the Merger.

     Allied shareholders are entitled to their statutory dissenters' rights in accordance with North Carolina law. See "THE MERGER -
Dissenters' Rights."

     This document also constitutes the prospectus of BancShares relating to the shares of BancShares Common Stock that are issuable to holders of Allied Stock upon consummation of the Merger. See "CAPITAL STOCK OF BANCSHARES" and "CERTAIN DIFFERENCES IN THE RIGHTS OF HOLDERS OF ALLIED STOCK AND BANCSHARES COMMON STOCK."

     Based on the _______ shares of Allied Stock outstanding on __________, 1995 (the "Record Date") and assuming that 55% of the holders of Allied Stock elect to receive BancShares Common Stock, approximately ______ shares of BancShares Common Stock will be issuable upon consummation of the Merger.

     BancShares Common Stock and Allied Stock are traded on the Nasdaq National Market under the symbols "FCNCA" and "ABCI," respectively. On August 7, 1995, the last business day prior to public announcement of the Merger, the last reported sale prices per share of BancShares Common Stock and Allied Stock on the Nasdaq National Market were $49.00 and $23.375, respectively. On _________, 1995, such prices were $_____ and $_____, respectively.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF BANCSHARES COMMON STOCK OFFERED HEREBY ARE NOT
SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC") OR ANY OTHER GOVERNMENT AGENCY.

     THE DEBENTURES OF FIRST CITIZENS BANK OFFERED HEREBY ARE THE
UNSECURED OBLIGATIONS OF FIRST CITIZENS BANK, ARE NOT SAVINGS ACCOUNTS OR DEPOSITS OF FIRST CITIZENS BANK AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.


     THIS PROSPECTUS/PROXY STATEMENT INCORPORATES BY REFERENCE OTHER DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO BANCSHARES OR ALLIED, INCLUDING EXHIBITS WHICH ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THOSE DOCUMENTS, BUT EXCLUDING EXHIBITS NOT SPECIFICALLY INCORPORATED BY REFERENCE IN THOSE DOCUMENTS, ARE AVAILABLE TO EACH PERSON INCLUDING ANY BENEFICIAL OWNER TO WHOM A COPY OF THIS PROSPECTUS/PROXY STATEMENT IS DELIVERED WITHOUT CHARGE FROM BANCSHARES UPON REQUEST FROM THE CORPORATE FINANCE DEPARTMENT, FIRST CITIZENS BANCSHARES, INC., POST OFFICE BOX 27131, RALEIGH, NORTH CAROLINA 27611-7131, TELEPHONE (919) 755-7258; OR FROM ALLIED FROM A. HAROLD AUSLEY, PRESIDENT, ALLIED BANK CAPITAL, INC.,
130 NORTH STEELE STREET, SANFORD, NORTH CAROLINA  27330, TELEPHONE
(919) 775-7161. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS BEFORE THE SPECIAL MEETING, ANY SUCH REQUEST SHOULD BE MADE BY _______________, 1995. THE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE, BUT PERSONS REQUESTING COPIES OF EXHIBITS TO SUCH DOCUMENTS WHICH ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS WILL BE CHARGED THE COSTS OF REPRODUCTION AND MAILING.


     The date of this Prospectus/Proxy Statement is __________, 1995

                           TABLE OF CONTENTS


Available Information . . . . . . . . . . . . . . . . . . .
Incorporation of Certain Documents by Reference . . . . . .
Summary . . . . . . . . . . . . . . . . . . . . . . . . . .
         Parties to the Merger  . . . . . . . . . . . . . .
         The Merger . . . . . . . . . . . . . . . . . . . .
         Effective Time . . . . . . . . . . . . . . . . . .
         Consideration  . . . . . . . . . . . . . . . . . .
         Recommendation of Board of Directors . . . . . . .
         Debentures . . . . . . . . . . . . . . . . . . . .
         Opinions of Financial Advisors . . . . . . . . . .
         Interest of Certain Persons in the Merger  . . . .
         Dissenters' Rights . . . . . . . . . . . . . . . .
         Certain Income Tax Consequences  . . . . . . . . .
         Resales by Affiliates  . . . . . . . . . . . . . .
         Market Prices and Dividends  . . . . . . . . . . .
         Certain Differences in Rights of Shareholders  . .
         Business Purposes  . . . . . . . . . . . . . . . .
         Accounting Treatment . . . . . . . . . . . . . . .
Selected Consolidated Financial Information . . . . . . . .
Per Share Data  . . . . . . . . . . . . . . . . . . . . . .
Information Concerning the Special Meeting  . . . . . . . .
The Merger  . . . . . . . . . . . . . . . . . . . . . . . .
Information About First Citizens BancShares, Inc. . . . . .
Ownership of BancShares Voting Securities by
  Certain Beneficial Owners and Management  . . . . . . . .
Information about Allied Bank Capital, Inc. . . . . . . . .
Market Prices and Dividends . . . . . . . . . . . . . . . .
Supervision, Regulation and Governmental Policy . . . . . .
Capital Stock of BancShares . . . . . . . . . . . . . . . .
Certain Differences in the Rights of Holders
  of Allied Stock and BancShares Common Stock . . . . . . .
Opinions  . . . . . . . . . . . . . . . . . . . . . . . . .
Experts . . . . . . . . . . . . . . . . . . . . . . . . . .
Proposals of Shareholders . . . . . . . . . . . . . . . . .

Appendices:

    I.   Agreement and Plan of Reorganization and Merger
   II.   Opinions of Legg Mason Wood Walker, Incorporated and
         Friedman, Billings, Ramsey & Co., Inc.
  III.   Sections 55-13-01 through 55-13-31 of the North Carolina
         General Statutes, concerning dissenters' rights

                         AVAILABLE INFORMATION


      This Prospectus/Proxy Statement constitutes part of the Registration Statement on Form S-4 of BancShares, including any exhibits and amendments thereto (the "Registration Statement"), filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the Merger described herein. This Prospectus/Proxy Statement does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. Copies of the Registration Statement can be obtained from the SEC at prescribed rates by addressing written requests for such copies to the Public Reference Section of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Registration Statement may be inspected and copied at the public reference facilities referred to above and at the Northeast regional office located at 7 World Trade Center, Suite 1300, New York, New York 10048 and the Midwest regional office located at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511.

     BancShares and Allied are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by BancShares and Allied may be inspected without charge and copies may be obtained at prescribed rates from the SEC offices set forth above.

     All information contained or incorporated by reference in this Prospectus/Proxy Statement with respect to BancShares was supplied by BancShares, and all information contained or incorporated by reference in this Prospectus/Proxy Statement with respect to Allied was supplied by Allied.

     No person or entity has been authorized to give any information or to make any representation not contained in this Prospectus/Proxy Statement in connection with the offering made hereby, and, if given or made, any such other information or representation must not be relied upon as having been authorized by BancShares or Allied. This Prospectus/Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby, or any other securities, to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus/Proxy Statement nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of BancShares or Allied since any of the dates as of which information is furnished herein or since the date hereof.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by BancShares with the SEC are incorporated herein by reference in this Prospectus/Proxy Statement:
(i) BancShares' Annual Report on Form 10-K for the year ended December 31, 1994; (ii) BancShares' Quarterly Reports on Form 10-Q for the three months ended March 31, 1995 and June 30, 1995; (iii) BancShares' Current Report on Form 8-K dated April 25, 1995; and (iv) the description of BancShares Common Stock contained in BancShares' Current Report on Form 8-K dated October 21, 1986, as amended by Form 8 dated July 10, 1990. Each such document was filed pursuant to Section 13 of the Exchange Act.

     The portion of BancShares' Annual Report to Shareholders for the fiscal year ended December 31, 1994, and included as an exhibit to BancShares' Annual Report on Form 10-K for the year ended December 31, 1994 ("1994 10-K"), captioned "Chairman's Letter" is not incorporated herein and is not part of the Registration Statement. In addition, any information included or incorporated by reference in the 1994 10-K in response to Items 402(a)(8), (i), (k) or (l) of Regulation S-K of the SEC is not incorporated herein and is not a part of the Registration Statement.

     The following documents previously filed by Allied with the SEC are incorporated herein by reference in this Prospectus/Proxy Statement: (i) Allied's Annual Report on Form 10-K for the year ended December 31, 1994;
(ii) Allied's Quarterly Reports on Form 10-Q for the three months ended March 31, 1995, and June 30, 1995; and (iii) Allied's Current Reports on Form 8-K dated June 14, 1995, and August 15, 1995. Each such document was filed pursuant to Section 13 of the Exchange Act.

     The portion of Allied's Annual Report to Shareholders for the fiscal year ended December 31, 1994, and included as an exhibit to Allied's Annual Report on Form 10-K for the year ended December 31, 1994, captioned "Letter to Shareholders" is not incorporated herein and is not part of the Registration Statement. In addition, any information included or incorporated by reference in Allied's Annual Report on Form 10-K for the year ended December 31, 1994, in response to Items 402(a)(8), (i), (k), or
(l) of Regulation S-K of the SEC is not incorporated herein and is not part of the Registration Statement.

     In addition, all documents filed by BancShares and Allied pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date the Special Meeting has been finally adjourned shall be deemed to be incorporated by reference. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

     ALLIED'S ANNUAL REPORT TO SHAREHOLDERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994 AND QUARTERLY REPORT ON FORM 10-Q FOR THE THREE MONTHS ENDED JUNE 30, 1995, ACCOMPANY THIS PROSPECTUS/PROXY STATEMENT.

                                  SUMMARY

     The following is a brief summary of certain information relating to the Merger contained elsewhere in this Prospectus/Proxy Statement. This summary is not intended to be a summary of all material information relating to the Merger and is qualified in its entirety by reference to more detailed information contained elsewhere in this Prospectus/Proxy Statement, including the Appendices hereto and in the documents incorporated by reference in this Prospectus/Proxy Statement. A copy of the Agreement is set forth in Appendix I to this Prospectus/Proxy Statement and reference is made thereto for a complete description of the terms of the Merger. Shareholders are urged to read carefully the entire Prospectus/Proxy Statement, including the Appendices. As used in this Prospectus/Proxy Statement, the terms "BancShares," "First Citizens Bank" and "Allied" refer to such organizations, respectively, and, unless the context otherwise requires, such corporations and any respective subsidiaries.

Parties to the Merger

     BancShares. BancShares is a registered bank holding company organized under the laws of the State of Delaware and headquartered in Raleigh, North Carolina. BancShares serves as the parent holding company for four banks in three states: First Citizens Bank, a North Carolina-chartered bank headquartered in Raleigh, North Carolina; Bank of Marlinton, a West Virginia-chartered bank headquartered in Marlinton, West Virginia ("Marlinton Bank"); First-Citizens Bank & Trust Company, a Virginia-chartered bank headquartered in Lawrenceville, Virginia ("FCB-VA"); and Bank of White Sulphur Springs, a West Virginia-chartered bank headquartered in White Sulphur Springs, West Virginia ("White Sulphur Springs Bank"). At June 30, 1995, based on total assets of approximately $6.9 billion, BancShares was the fifth largest banking organization headquartered in North Carolina. BancShares' principal assets are its investments in and receivables from its North Carolina commercial bank subsidiary, First Citizens Bank. Its primary sources of income are dividends from First Citizens Bank and interest income on funds loaned by it to First Citizens Bank.

     The principal offices of BancShares are located at First Citizens Bank's main office, 239 Fayetteville Street, Raleigh, North Carolina 27601. The telephone number is (919) 755-7000.

     Allied. Allied is a registered bank holding company and North Carolina corporation headquartered in Sanford, North Carolina. Allied was organized in March 1992 for the purpose of becoming the parent holding company of Summit. On July 7, 1992, Allied became the parent holding company of Summit upon the acquisition of all of the common stock of Summit issued in connection with Summit's conversion from a North Carolina-chartered mutual savings bank to a North Carolina-chartered capital stock savings bank. On January 28, 1994, Allied became the parent holding company of Peoples upon the acquisition of all of the common stock of Peoples issued in connection with Peoples' conversion from a North Carolina-chartered mutual savings bank to a North Carolina-chartered capital stock savings bank. Allied's principal business activities consist of the ownership of Summit and Peoples. At June 30, 1995, Allied had total assets of approximately $268.7 million, total deposits of approximately $218.1 million and total shareholders' equity of approximately
$31.1 million.

     The principal offices of Allied are located at Summit's main office at 130 North Steele Street, Sanford, North Carolina 27330. The telephone number is (919) 775-7161.

The Merger

     Allied's Board of Directors unanimously approved the Agreement providing for the merger of Allied with and into BancShares. Following the Merger, Allied's wholly-owned savings bank subsidiaries, Summit and Peoples, will merge with and into First Citizens Bank, a wholly-owned banking subsidiary of BancShares. Upon consummation of the Merger, each of the issued and outstanding shares of Allied Stock will be converted into, subject to adjustment and proration, either (i) $25.25 in cash, (ii) 0.531 shares of newly issued BancShares Common Stock, or (iii) $25.25 in Debentures.

     The Agreement must be approved by the affirmative vote of a majority of the shares of Allied Stock entitled to vote at the Special Meeting to be held on ___________, 1995. As of _______, 1995, directors and executive officers of Allied and their affiliates owned and were entitled to vote approximately ___% of the outstanding shares of Allied Stock. The directors and executive officers of Allied and their affiliates are expected to vote their shares in favor of the Agreement and the Merger. See "INFORMATION CONCERNING THE SPECIAL MEETING - Record Date, Voting Rights and Vote Required." Pursuant to Section 251(f) of Delaware's General Corporation Law, Del. Code Ann. Title 8, shareholders of BancShares are not required to approve the Merger if (i) the Merger does not require the amendment of BancShares' Certificate of Incorporation, (ii) the shares of BancShares capital stock issued and outstanding immediately prior to the Effective Time will remain issued and outstanding after the Effective Time with no changes in rights and privileges, and (iii) the securities issued in the Merger do not exceed 20% of the aggregate shares of capital stock of BancShares issued and outstanding immediately prior to the Effective Time. Because each of the preceding conditions is satisfied, shareholders of BancShares are not required to approve the Merger.

     The material conditions to the Merger are (i) approval of the Agreement by the shareholders of Allied as described above, (ii) final approvals of the Board of Governors of the Federal Reserve System ("Federal Reserve"), the Administrator of the North Carolina Savings Institutions Division (the "Administrator"), the North Carolina Commissioner of Banks (the "NC Commissioner") and the North Carolina Banking Commission
(the "NC Commission"), and (iii) receipt by BancShares and Allied of an opinion of the tax advisor of BancShares that the Merger qualifies as a tax-free reorganization. The Special Meeting will be held on ___________, 1995. Applications for required approvals have been filed with the Federal Reserve, the Administrator, the NC Commissioner and the NC Commission. While no assurances are or can be given, BancShares and Allied believe that
all such required regulatory approvals will be obtained.   The Merger must
close not less than 15 or 30 days (as determined by the Federal Reserve), and not more than 90 days, after approval by the Federal Reserve. The favorable opinion of the tax advisor has been received. See "--Certain Income Tax Consequences."

     If the Merger is not approved by the shareholders of Allied at the Special Meeting or an adjournment thereof, or a necessary approval is not obtained, Allied will not be acquired by BancShares and Allied will remain the parent holding company of Summit and Peoples.

Effective Time

     Assuming satisfaction of all conditions to the consummation of the Merger (see "THE MERGER - Conditions to Consummation of the Merger"), the "Effective Time" of the Merger will be on the date and at the time specified in the Certificate of Merger filed with the appropriate governmental bodies in accordance with law. The Effective Time shall in no event be more than 10 days following the closing date. The Agreement may be terminated by either party if the Effective Time has not occurred prior to the close of business on March 31, 1996, unless such date is extended by written mutual agreement of the parties. The Effective Time currently is anticipated to be in February 1996.

Consideration

     Upon consummation of the Merger, each outstanding share of Allied Stock (excluding any shares held by dissenting shareholders) will be converted into the right to receive, subject to adjustment and proration as described below, either (i) if timely elected by the shareholder in the manner prescribed in the Agreement, 0.531 shares of newly issued BancShares Common Stock, (ii) cash in the amount of $25.25, or (iii) if timely elected by the shareholder in the manner prescribed in the Agreement, an unsecured, subordinated Debenture in the principal amount of $25.25. Any fractional shares resulting from the Merger will not be issued and shareholders of Allied will instead receive cash in lieu of the issuance of any fractional shares of BancShares Common Stock. The Exchange Ratio will not be adjusted unless the Market Value is less than $45.13 per share or more than $49.88 per share. In the event that the Market Value is less than $45.13 per share or more than $49.88 per share, the Exchange Ratio will be adjusted by
(x) dividing $45.13 by the Market Value (in the event the Market Value is less than $45.13) or by dividing $49.88 by the Market Value (in the event the Market Value is greater than $49.88), (y) multiplying the quotient by 0.531, and (z) rounding the result to three decimal places. The Exchange Ratio into which each share of Allied Stock will be converted and the amount of cash or Debentures which a shareholder of Allied may elect to receive for each share of Allied Stock, will be reduced on a per share basis to the extent that cash dividends in an aggregate amount in excess of $0.12 per share per calendar quarter, or other distributions are declared or paid by Allied between August 7, 1995, and the Effective Time. See "THE MERGER - Exchange of Allied Stock."

     In the event Allied shareholders elect to receive cash or Debentures in lieu of BancShares Common Stock, or properly exercise their dissenters' rights, for as much or more than 60% of the outstanding shares of Allied Stock, the Debentures will be prorated among all of the shareholders of Allied electing to receive Debentures so that the total number of shares paid for in Debentures and cash will not equal or exceed 60% of the shares of Allied Stock. If, after such proration of Debentures, the aggregate number of shares of Allied Stock held by shareholders of the Saving Bank who have elected to receive cash and Debentures, or properly exercise their dissenters' rights, still exceeds 60% of the outstanding shares of Allied Stock, the cash will be prorated among all of the shareholders of Allied electing to receive cash so that the total number of shares paid for in cash and Debentures will not exceed 60% of the shares of Allied Stock. In the event Allied shareholders elect to receive BancShares Common Stock in lieu of cash or Debentures for more than 55% of the outstanding shares of Allied Stock, the BancShares Common Stock will be prorated among all of Allied's shareholders electing to receive

BancShares Common Stock so that the total number of shares of Allied Stock converted into shares of BancShares Common Stock shall not exceed 55% of the shares of Allied Stock. In the event of such proration of BancShares Common Stock, shares of Allied Stock will be converted at the election of the shareholder into either cash or a Debenture having a term of five years and a fixed interest rate of 7.25%. See "THE MERGER - Exchange of Allied Stock." The proration of Debentures, cash or BancShares Common Stock is intended to preserve the tax-free status of the Merger.

Debentures

     If the Merger is consummated and if a shareholder of Allied elects to receive a Debenture in exchange for his or her shares of Allied Stock, First Citizens Bank will issue an unsecured, subordinated Debenture which shall entitle the holder to semi-annual interest payments in cash on the principal amount of the Debenture. Each Debenture shall mature, at the election of the shareholder, on the third, fifth or tenth anniversary of the Effective Time. Debentures with a maturity of three years shall bear interest at a fixed rate of 7.00% per annum, Debentures with a maturity of five years shall bear interest at a fixed rate of 7.25% per annum, and Debentures with a maturity of ten years shall bear interest at a fixed rate of 7.50% per annum. Each Debenture shall be fully registered as to principal and interest on the Debenture register maintained for that purpose by First Citizens Bank. See "THE MERGER - Description of Debentures." Shareholders of Allied electing to receive Debentures may elect Debentures in any combination of term and interest rate. At June 30, 1995, the aggregate amount of outstanding long-term and short-term indebtedness of First Citizens Bank that will be senior to the Debentures was $321.5 million.

Recommendation of the Board of Directors of Allied

     The Board of Directors of Allied believes that the Agreement and the Merger contemplated thereby are in the best interests of Allied and its shareholders and has unanimously approved the Agreement and the Merger contemplated thereby. The Allied directors unanimously recommend that the Allied shareholders vote FOR the approval of the Agreement and the Merger contemplated thereby.

Opinions of Financial Advisors

     Allied has received the opinions of Legg Mason Wood Walker, Incorporated ("Legg Mason") and Friedman, Billings, Ramsey & Co., Inc. ("FBR"), dated ___________, 1995 and ____________, 1995, respectively, to the effect that, as of those dates, the consideration to be received by Allied's shareholders in exchange for their stock in the Merger is fair, from a financial point of view, to the holders of Allied Stock. It is a condition to the Merger that Legg Mason and FBR provide written updates of their opinions within 10 business days preceding the closing date. In connection with rendering the fairness opinion and providing other financial advisory services to Allied, Allied has agreed to pay Legg Mason an aggregate fee of approximately $1.0 million. Allied also will reimburse Legg Mason for all reasonable out-of-pocket expenses incurred in connection with its services provided to Allied which shall not exceed $10,000. Allied has paid Legg Mason $100,000 of such amount with the balance of such fee payable upon consummation of the Merger. In connection with rendering a fairness opinion and providing other financial advisory services to Allied, Allied has agreed to pay FBR an aggregate fee of approximately $334,000 and to reimburse
FBR for all reasonable out-of-pocket expenses incurred in connection with its services provided to Allied. Allied has paid FBR $50,000 of such amount with the balance of such fee payable upon consummation of the Merger. For additional information concerning Legg Mason and FBR, and their opinions, see "THE MERGER - Opinions of Financial Advisors" and the opinions of such firms attached as Appendix II to the Prospectus/Proxy Statement.

Interest of Certain Persons in the Merger

     Following the Effective Time, BancShares' Board of Directors will appoint one member of Allied's Board of Directors to serve as a director of BancShares until the next annual meeting of shareholders of BancShares at which time he will be nominated for election as a director of BancShares. Such director also will be appointed to serve as a director of First Citizens Bank. As of August 7, 1995, certain employees and directors of Allied held options to acquire 563,164 shares of Allied Stock. Such options, to the extent not exercised prior to the Effective Time, will give rise to, by virtue of the Merger, the right to receive $25.25 in cash (subject to adjustment), less the exercise price, for each outstanding option. The Agreement also contains provisions concerning other benefits to be provided to employees and directors of Allied, including the continued employment of certain of Allied's employees, employee benefits after the Merger, assumption of certain Allied benefit plans and agreements, and the payment of advisory directors' fees to those directors who have been invited to serve on a local advisory board of First Citizens Bank. See "THE MERGER - Interest of Certain Persons and the Effect of the Merger on Employees and Benefit Plans."

Dissenters' Rights

     Under North Carolina law, shareholders of Allied will have dissenters' rights in connection with the Merger. Any shareholder who desires to assert dissenters' rights must, among other things, (i) give to Allied, and Allied must actually receive, before the vote on the Merger is taken, written notice of his or her intent to demand payment for his or her shares if the Merger is consummated, and (ii) not vote his or her shares in favor of the Merger. Assuming shareholder approval and consummation of the Merger, shareholders who properly exercise their dissenters' rights will be entitled to the fair value of their shares in accordance with Sections 55-13-01 through 55-13-31 of the North Carolina General Statutes, a copy of which is attached to this Prospectus/Proxy Statement as Appendix III. Failure to exercise dissenters' rights properly will result in the loss of such rights. See "THE MERGER - Dissenters' Rights."

Certain Income Tax Consequences

     BancShares and Allied have received an opinion from KPMG Peat
Marwick LLP, tax advisors to BancShares, to the effect that the Merger will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and that the shareholders of Allied will not recognize gain or loss for federal income tax purposes to the extent such shareholders exchange shares of Allied Stock for shares of BancShares Common Stock. Cash or Debentures received by a shareholder of Allied generally will be treated as a dividend or a sale or exchange of a capital asset. See "THE MERGER - Certain Income Tax Consequences."

     Because of the complexity of the federal income tax laws and because the tax consequences may vary depending upon a shareholder's individual circumstances or tax status, it is recommended that each shareholder of Allied consult his or her tax advisor concerning the federal (and applicable state, local or other) tax consequences of the Merger.

Resales by Affiliates

     As a condition to BancShares' obligation to consummate the Merger, affiliates of Allied must have entered into agreements that they will not sell any shares of BancShares Common Stock received upon consummation of the Merger except in compliance with Rule 145 of the Securities Act or otherwise in compliance with the Securities Act and the rules and regulations promulgated thereunder. See "THE MERGER - Restrictions on Resales by Affiliates."

Market Prices and Dividends

     BancShares Common Stock is traded in the over-the-counter market and the shares are quoted on the Nasdaq National Market. On _________, 1995, the last reported sales price on the Nasdaq National Market for BancShares Common Stock was $_____. BancShares has paid cash dividends since 1935. Although BancShares currently intends to continue paying quarterly cash dividends on the BancShares Common Stock, there can be no assurance that BancShares' dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors.

     Allied Stock is traded in the over-the-counter market and the shares are quoted on the Nasdaq National Market. On _________, 1995, the last reported sale price on the Nasdaq National Market for Allied Stock was $____. Allied paid its first cash dividend in 1994 and has continued to pay quarterly cash dividends since that time. There can be no assurance that, in the absence of the consummation of the Merger, dividends would continue to be paid in the future. The declaration, payment and amount of any such future dividends would depend upon business conditions, operating results, capital, reserve requirements, regulatory authorization and Allied's Board of Directors' consideration of other relevant factors. Pursuant to the provisions of the Agreement, if Allied pays cash dividends in an aggregate amount in excess of $0.12 per share per calendar quarter between August 7, 1995 and the Effective Time, the consideration to be paid to shareholders of Allied will be reduced on a per share basis by the excess amount of such cash dividend. See "MARKET PRICES AND DIVIDENDS."

     The following table sets forth the market value of the Allied Stock (on an historical and equivalent per share basis) and the market value of the BancShares Common Stock (on an historical basis) as of August 7, 1995, the business date preceding public announcement of the Merger.


                                                                                                  At August 7, 1995

BancShares Common Stock(1) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $49.00

Allied Stock(1)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23.375

         Equivalent pro forma Allied Stock (giving effect to Merger only)(2) . . . . . . . . . . . . . . . . .  $26.02

______________________

          1 The closing prices for BancShares Common Stock and Allied Stock are the closing prices on the Nasdaq National Market on the indicated date.

          2 Equivalent pro forma amount is calculated by multiplying the closing price of the BancShares Common Stock by the Exchange Ratio.

Certain Differences in Rights of Shareholders

     Upon completion of the Merger, shareholders of Allied who receive BancShares Common Stock in exchange for their Allied Stock will become shareholders of BancShares and their rights as such will be governed by Delaware law and BancShares' Certificate of Incorporation and Bylaws. The rights of the shareholders of BancShares are different in some respects from the rights of the shareholders of Allied. See "CAPITAL STOCK OF BANCSHARES" and "CERTAIN DIFFERENCES IN THE RIGHTS OF HOLDERS OF ALLIED STOCK AND BANCSHARES COMMON STOCK."

Business Purposes

     The Merger will give the former customers of Allied access to a wider range of services and products due to the stronger financial resources of BancShares. First Citizens Bank will succeed to all of the assets and liabilities of Summit and Peoples and the combined resources of Summit, Peoples and First Citizens Bank will enable First Citizens Bank to maintain and expand its business in the market areas currently served by Summit and Peoples.

Accounting Treatment

     BancShares will account for the Merger as a purchase for accounting and financial reporting purposes.

                SELECTED CONSOLIDATED FINANCIAL INFORMATION

BancShares

     The following table sets forth selected consolidated financial data and other operating information of BancShares at the dates and for the periods indicated. The selected consolidated financial data in the table for the years ended December 31, 1994, 1993, 1992, 1991 and 1990, are derived from, and should be read in conjunction with, BancShares' consolidated financial statements, related notes and other financial information incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The selected consolidated financial data presented for the six months ended June 30, 1995, and 1994, are derived from, and should be read in conjunction with, BancShares' unaudited consolidated financial statements, related notes and other financial information incorporated herein by reference. Management believes such unaudited consolidated financial statements include all adjustments (which consist only of normal recurring accruals) necessary for a fair presentation of such results for such interim periods. Results for the six months ended June 30, 1995, are not necessarily indicative of results that may be expected for any other interim period or for the full year.


                                    Six Months
                                  Ended June 30,                      Years Ended December 31,
                                   (Unaudited)
                                 1995       1994        1994         1993        1992        1991         1990
                                  (Dollars in Thousands except per share data)
SUMMARY OF OPERATIONS
Interest income . . . . . . .  $222,503   $180,548  $  376,005   $  364,881   $  390,380  $  421,844  $  361,824
Interest expense  . . . . . .   101,838     70,233     148,126      137,934      170,558     245,684     208,874
Net interest income . . . . .   120,665    110,315     227,879      226,947      219,822     176,160     152,950
Provision for loan losses . .     1,994        141       2,786       15,245       17,506      15,626       9,623
Net interest income after
  provision for loan losses .   118,671    110,174     225,093      211,702      202,316     160,534     143,327
Other income  . . . . . . . .    44,712     40,891      83,325       85,737       74,303      70,270      58,753
Other expense . . . . . . . .   125,239    113,777     230,582      213,213      199,199     187,596     159,923

Income before income taxes  .    38,144     37,288      77,836       84,226       77,420      43,208      42,157
Income taxes  . . . . . . . .    13,342     12,933      26,867       28,641       25,657      14,027      13,757

Net income  . . . . . . . . .  $ 24,802   $ 24,355  $   50,969   $   55,585   $   51,763  $   29,181  $   28,400

PER SHARE OF BANCSHARES COMMON
STOCK
Net income  . . . . . . . . .     $2.45      $2.49     $5.13        $5.73        $5.45      $3.12       $3.05
Cash dividends  . . . . . . .      0.40       0.35      0.725        0.625        0.525      0.425       0.40

SELECTED AVERAGE BALANCES
Total assets  . . . . . . . .  $6,515,649 $6,049,983$6,098,944   $5,576,179   $5,308,165  $5,084,615  $4,000,874
Investment securities . . . .   1,437,231  1,679,583 1,599,565    1,522,715    1,522,571   1,597,060   1,079,501
Loans . . . . . . . . . . . .   4,339,395  3,665,751 3,800,318    3,401,093    3,173,285   2,866,834   2,385,291
Interest-earning assets . . .   5,890,106  5,410,997 5,476,690    5,002,144    4,762,846   4,557,240   3,531,263
Deposits  . . . . . . . . . .   5,696,864  5,289,396 5,335,057    4,894,319    4,684,982   4,491,509   3,458,603
Long-term obligations . . . .      28,672     58,719    52,499       29,318       18,245      29,960      27,436
Interest-bearing liabilities    5,155,267  4,820,077 4,838,749    4,445,120    4,299,143   4,156,635   3,115,562
Shareholders' equity  . . . .  $  471,050 $  400,331 $ 416,983   $  362,733   $  307,818  $  264,512  $  240,858
Shares outstanding  . . . . .  10,498,296  9,799,295 9,944,927    9,701,389    9,494,118   9,360,904   9,317,100

RATIOS (AVERAGES)
Rate of return on total
 assets . . . . . . . . . . .       0.77%      0.81%    0.84%       1.00%         0.98%      0.57%       0.71%
Rate of return on
 shareholders' equity . . . .      10.62      12.27    12.22       15.32         16.82      11.03       11.79
Dividend payout ratio . . . .      16.95      14.06    14.13       10.91          9.63      13.62       13.11
Loans to deposits . . . . . .      76.17      69.30    71.23       69.49         67.73      63.83       68.97
Shareholders' equity to
 total assets . . . . . . . .       7.23       6.62     6.84        6.51          5.80       5.20        6.02
Time certificates of $100,000
  or more to total deposits .       7.42       6.61     6.41        5.81          6.36       7.88        6.36

Allied

     The following table sets forth selected consolidated financial data and other operating information of Allied at the dates and for the periods indicated. The selected consolidated financial data in the table for the years ended December 31, 1994 and 1993 and September 30, 1992, 1991 and 1990, are derived from, and should be read in conjunction with, Allied's consolidated financial statements, related notes and other information incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The selected consolidated financial data presented for the six months ended June 30, 1995 and 1994 are derived from, and should be read in conjunction with, Allied's unaudited consolidated financial statements, related notes and other financial information incorporated herein by reference. Management believes such unaudited consolidated financial statements include all adjustments (which consist only of normal recurring accruals) necessary for a fair presentation of such results for such interim periods. Results for the six months ended June 30, 1995 are not necessarily indicative of results that may be expected for any other interim period or for the full year period.


                                    Six Months
                                  Ended June 30,           Years ended
                                    (Unaudited)            December 31,             Years Ended September 30,
                                  1995       1994        1994         1993        1992        1991         1990
                                                                   (Dollars in Thousands except per share data)
SUMMARY OF OPERATIONS
Interest income . . . . . . .  $  10,391  $   8,142 $   17,474   $   11,007   $   12,200  $   13,969  $   14,792

Interest expense  . . . . . .      5,229      3,750      7,988        5,359        7,555       9,963      11,410
Net interest income before
  provision for loan losses .      5,162      4,392      9,486        5,648        4,645       4,006       3,382

Provision for loan losses . .         58         43         70          150          138          --          10
Net interest income . . . . .      5,104      4,349      9,416        5,498        4,507       4,006       3,372
Other operating income  . . .      1,107      1,009      2,034          830          890         792         898
Other operating expense . . .      3,850      3,436      7,230        4,006        3,609       3,467       3,500
Income before income taxes,
  cumulative effect on prior
  years of a change in an
  accounting principle, and
  extraordinary credit  . . .      2,361      1,922
                                                         4,220        2,322        1,788       1,331         770

Income taxes  . . . . . . . .        754        575      1,301          873          640         420         237
Income before cumulative
  effect on prior years of a
  change in accounting
  principle and extraordinary
  credit  . . . . . . . . . .      1,607      1,347
                                                         2,919        1,449        1,148         911         533

Cumulative effect at
  January 1, 1993 of change in
  accounting for income
  taxes . . . . . . . . . . .                                           250
Extraordinary credit, net of
  applicable income taxes . .                                            55                      107          13
Net income  . . . . . . . . .  $   1,607  $   1,347 $    2,919   $    1,754   $    1,148  $    1,018  $      546

PER SHARE DATA(1)
Net income  . . . . . . . . .  $    0.65  $    0.61    $ 1.27       $ 1.07      $ 0.20(2)   $ --        $ --

Book value  . . . . . . . . .  $   13.80  $   12.47    $12.98       $13.66      $12.21      $ --        $ --

SELECTED RATIOS
Return on average assets  . .       1.20%      1.16%    1.21%       1.21%         0.79%      0.68%       0.35%
Return on average equity  . .      10.65%     10.21%   10.59%       8.50%         9.33%     11.00%       6.51%
Interest rate spread  . . . .       3.54%      3.56%    3.67%       3.53%         2.96%      2.47%       2.08%
Net interest margin . . . . .       4.04%      3.98%    4.12%       4.06%         3.33%      2.79%       2.30%
Percent of average assets:
  Other income  . . . . . . .       0.83%      0.87%    0.84%       0.57%         0.61%      0.53%       0.58%
  Other expense . . . . . . .       2.89%      2.97%    3.00%       2.76%         2.47%      2.31%       2.26%

SELECTED PERIOD END BALANCES
Total assets  . . . . . . . .  $ 268,654  $ 247,586 $  257,979   $  148,055   $  143,665  $  147,027  $  152,381
Loans receivable, net . . . .    211,024    195,753    203,157      123,627      105,414     102,446     105,365
Mortgage-backed securities  .      9,800      7,325      9,778        6,285       12,949      16,599      10,452
Investment securities . . . .     21,175     23,089     32,816       11,547       18,090      21,870      30,088
Deposits  . . . . . . . . . .    218,079    203,911    210,227      121,838      121,723     134,228     140,596
Borrowings  . . . . . . . . .     11,132      6,732     10,732        3,500          -           -           -
Shareholders' equity  . . . .     31,129     28,019     29,180       21,521       19,226       9,839       8,821
Total regulatory capital  . .     32,413     29,292     30,444       22,373       19,924      10,442       9,413
SELECTED OTHER DATA
Equity to end-of-period
  assets  . . . . . . . . . .      11.59%     11.32%    11.31%       14.53%       13.37%       6.68%       5.67%
Non-performing assets to total
  assets at end of period . .       0.22%      0.41%     0.21%        0.46%        0.77%       0.71%       0.66%
Allowance for loan losses to
  non-performing assets . . .     219.85%    126.48%   231.93%      125.11%       64.08%      63.64%      84.23%
Net charge-offs to average
  loans outstanding . . . . .       0.04%      0.03%     0.03%        0.02%        0.09%       0.18%       0.17%

_______________

(1) On July 7, 1992, Summit completed its conversion from mutual to stock form and Allied completed its initial public offering of Allied Stock.

(2)      For the period of July 7, 1992 to September 30, 1992.

                             PER SHARE DATA


         The following unaudited consolidated financial information reflects certain per share data relating to (i) net income, book value, and cash dividends declared per common share for both BancShares and Allied on a historical basis, (ii) net income, book value, and cash dividends declared per common share on a pro forma basis for BancShares after giving effect to the Merger, and (iii) net income, book value, and cash dividends declared per common share on a pro forma equivalent basis for Allied assuming that the Merger had been effected for the periods presented and had been accounted for as a purchase and that 55% of Allied's shareholders elected to receive shares of BancShares Common Stock in consideration of the Merger. The data presented should be read in conjunction with and have been derived from historical consolidated financial statements of BancShares and Allied and the related notes thereto incorporated herein by reference.


                                                                      As of or for             As of or for
                                                                       Year Ended            Six Months Ended
                                                                    December 31, 1994          June 30, 1995
Per Common Share:

  Net Income:
   BancShares - Historical  . . . . . . . . . . . . . . . . . . .         $ 5.13                   $ 2.36
   Allied - Historical  . . . . . . . . . . . . . . . . . . . . .           1.27                      .65
   BancShares/Allied Pro Forma Combined(1). . . . . . . . . . . .           4.79                     2.23
   Allied Pro Forma Equivalent(1) . . . . . . . . . . . . . . . .           2.55                     1.19
  Book Value:
   BancShares - Historical  . . . . . . . . . . . . . . . . . . .         $44.11                   $46.06

   Allied - Historical  . . . . . . . . . . . . . . . . . . . . .          12.98                    13.80
   BancShares/Allied Pro Forma Combined(1). . . . . . . . . . . .          44.48                    46.27
   Allied Pro Forma Equivalent(1) . . . . . . . . . . . . . . . .          23.62                    24.57
  Cash Dividends:
   BancShares - Historical  . . . . . . . . . . . . . . . . . . .        $  .725                  $  .40
   Allied - Historical(2)  . . . . . . . . . . . . . . . . . . . . .         .10                     .22
   BancShares/Allied Pro Forma Combined . . . . . . . . . . . . .            .70                     .43

   Allied Pro Forma Equivalent  . . . . . . . . . . . . . . . . .            .37                     .23

(1) Pro Forma Combined Net Income and Book Value per share include pro forma adjustments relating to amortization of goodwill created from the Merger and the exercise of Allied options prior to the Effective Time.

(2) Pursuant to the provisions of the Agreement, if Allied pays a cash dividend in an aggregate amount in excess of $0.12 per share per calendar quarter between August 7, 1995 and the Effective Time, the cash paid in excess of such limitation will reduce the consideration to be paid to Allied shareholders by BancShares in the Merger. Allied does not intend to declare or pay cash dividends on Allied Stock in excess of such limitation unless the Agreement is terminated.

               INFORMATION CONCERNING THE SPECIAL MEETING


     This Prospectus/Proxy Statement is being furnished to shareholders of Allied as of the Record Date and is accompanied by a form of proxy which is solicited by the Board of Directors of Allied for use at the Special Meeting to be held on _______________, 1995 and at any adjournment thereof. At the Special Meeting, shareholders will vote on a proposal to approve the Agreement and Merger. Proxies will be voted on such other matters as may properly come before the Special Meeting, or any adjournment thereof, in the best judgment of a majority of the proxyholders named therein. Allied is not aware of any other matters which may properly come before the Special Meeting.

     HOLDERS OF ALLIED STOCK ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

Record Date, Voting Rights and Vote Required

     Only the holders of Allied Stock on the Record Date are entitled to receive notice of and to vote at the Special Meeting and at any adjournment thereof. On the Record Date, there were ______________ shares of Allied Stock outstanding which were held by approximately _________ holders of record. Each share of Allied Stock outstanding on the Record Date is entitled to one vote on the proposal regarding the Merger.

     Approval of the Agreement and the Merger will require the affirmative vote of a majority of the shares of Allied Stock entitled to vote at the Special Meeting. Failure of a holder of Allied Stock to vote such shares, abstentions, and broker non-votes will have the same effect as a vote "AGAINST" the Agreement and the Merger. As of the Record Date, the directors and executive officers of Allied and their affiliates owned a total of ______________ shares, or _____%, of Allied Stock, all of which are expected to be voted in favor of the Agreement and the Merger. Information as to the nature of such persons' beneficial ownership is included in the section of this Prospectus/Proxy Statement entitled "INFORMATION ABOUT ALLIED BANK CAPITAL, INC. - Voting, Securities and Beneficial Ownership Thereof."

Voting and Revocation of Proxies

     The shares of Allied Stock represented by properly executed proxies received at or prior to the Special Meeting will be voted as directed by the shareholders, unless revoked as described below. If no instructions are given, such proxies will be voted "FOR" the proposal to approve the Agreement and the Merger. Such vote will constitute a waiver of the shareholder's right to dissent. If any other matters are properly presented at the Special Meeting and may be properly voted on, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of a majority of the proxyholders named therein. However, in such event, voting authority will only be exercised to the extent permissible under applicable federal securities laws. Management is not aware of any other business to be presented at the Special Meeting. This proxy is being solicited for the Special Meeting and any adjournments of the Special Meeting and will not be used for any other meeting.

     The presence of a shareholder at the Special Meeting will not automatically revoke such shareholder's proxy. A shareholder may, however, revoke a proxy at any time prior to its exercise (1) by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the President of Allied at Allied's main office prior to the Special Meeting, or (2) by attending the Special Meeting and voting in person. A proxy will not be revoked by the death or incapacity of the shareholder executing it unless, before the shares are voted, notice of such death or incapacity is filed with the President of Allied or other person authorized to tabulate votes.

Solicitation of Proxies

     The cost of soliciting proxies will be deemed to be incurred and shall be paid 50% by Allied and 50% by BancShares, but such amount shall not exceed $20,000 for Allied. In addition to the use of the mails, proxies may be solicited personally or by telephone or facsimile by the directors, officers and employees of Allied who will not be specially compensated for such solicitation activities. Allied will make arrangements with brokerage firms and other custodians, nominees, and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of Allied Stock held of record by such persons. Any such brokers, custodians, nominees and fiduciaries will be reimbursed for the out-of-pocket expenses incurred by them for such services.

Recommendation

     The Board of Directors of Allied has unanimously approved the Agreement and the Merger contemplated thereby and believes that the Merger is fair to, and in the best interests of, Allied and its shareholders. Allied's Board of Directors, therefore, unanimously recommends that the holders of Allied Stock vote "FOR" approval of the Agreement and the Merger contemplated thereby. In making its recommendation, the Board of Directors of Allied has considered, among other things, the opinions of Legg Mason and of FBR that BancShares' proposal is fair to Allied's shareholders from a financial point of view. See "THE MERGER - Opinions of Financial Advisors" and " - Background and Reasons."

                                 THE MERGER

     The following information describes material aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is incorporated by reference herein and is attached hereto as Appendix I.

Background and Reasons

     Summit and Peoples were organized, and for most of their existence have operated, as traditional thrift institutions. Summit's origins are in Sanford, Lee County, North Carolina, as a state-chartered mutual building and loan association. Peoples' origins are in Wilmington, New Hanover County, North Carolina, also as a state-chartered mutual building and loan association. Over the years, Summit has expanded by branching into other communities, including Wake and Chatham Counties, North Carolina, and Peoples has expanded by branching into new communities, such as Pender County, North Carolina. The Sanford market, however, has remained the location of Summit's largest branches and its largest market share in any of the Summit market areas, and the Wilmington market has remained the strength of the Peoples franchise.

     Like other thrifts, the core of Summit's and Peoples' business has consisted of attracting deposits from the general public and originating loans to finance the acquisition, construction, or improvement of residential properties located in the respective market areas served by Summit and Peoples. Summit and Peoples have worked over a number of years to diversify their activities by expanding their commercial and consumer lending and improving their array of deposit products and non-deposit investment services. While the Board of Directors and management of Allied believe that Summit and Peoples have been more successful than many of their peers in such diversification, they also recognize that the basic business and identity of each remains closely tied to its roots as a traditional thrift institution.

      In recent years, the Board of Directors and management of Allied have recognized that the increased competition from commercial banks and other financial institutions has changed fundamentally the environment in which traditional thrifts have operated and threatens the market shares held by thrifts for their traditional services. Wake County supports sixteen commercial banks and Chatham and Lee Counties support eleven and six commercial banks, respectively. The Wilmington, New Hanover County market supports twelve commercial banks, while Pender County supports four commercial banking franchises. Competition with these commercial banks, with other financial institutions and with other providers of financial services, such as credit unions, is keen, making it extremely difficult for Summit and Peoples, despite their diversification efforts and accomplishments, to meaningfully expand into the commercial banking business or make significant market share gains in any one market area.

      The Riegle-Neal Interstate Banking and Branching Efficiency Act (the "Interstate Banking Act"), enacted by Congress in September 1994, also has raised new questions about the future nature and structure of the financial services industry and the options open to local institutions offering limited lines of financial services and products. In addition, current proposals to recapitalize the Savings Association Insurance Fund ("SAIF") and the current disparity between SAIF and Bank Insurance Fund ("BIF") premiums, in addition to the uncertainty currently surrounding such issues, are anticipated to result in additional competitive advantages to commercial banks that will further harm the thrift industry as a whole.

     The Board of Directors and management of Allied have assessed continuously the foregoing and other developments and their significance to Allied and its shareholders. Allied's strategy thus far has been to remain an independent company, at least so long as independence best serves the long term interests of Allied and its shareholders. The Board of Directors of Allied has reassessed this strategy from time to time, recognizing that, over the past several years, large commercial bank holding companies have acquired a substantial number of thrift institutions and commercial banks in North Carolina and that a market for such acquisitions still exists.
The Board of Directors of Allied also has received and considered expressions of interest in potential acquisition transactions from other financial institutions. At the same time, the Board of Directors has been cognizant of changes in Allied's operating environment, including rising interest rates and shrinking interest margins, causing the Board of Directors and management to project slower growth in earnings and a decline in the estimated fair value of financial assets compared to their carrying values over the next few years.

     In light of these occurrences and conditions, the Board of Directors, early in 1995, decided to undertake a comprehensive study of Allied's future and the strategic options available to Allied. Initially, the Board of Directors employed Legg Mason to provide business and financial advice regarding the strategic future of Allied. With the assistance of Legg Mason, the Board of Directors reviewed the economic and competitive conditions in the market areas of Summit and Peoples, changes in the residential mortgage industry, the trend of consolidation among federally-insured depository institutions, the potential effects of the effectiveness of the Interstate Banking Act and the advent of interstate banking, and the effects that rising interest rates and cyclical trends could have on bank and thrift stock prices in coming years. The Board of Directors also analyzed the history and market performance of Allied Stock since it converted to a stock institution in 1992. Since the third quarter of 1992, Allied Stock had been traded actively in comparison to stocks of other North Carolina thrift institutions, and the market price had increased steadily. The Board of Directors concluded that the market price of Allied Stock included a premium that reflected a belief among purchasers of Allied Stock and other participants in the securities market that Allied was an attractive candidate for takeover. The Board of Directors further concluded that, if Allied were not acquired within a reasonable period of time, the takeover premium was likely to erode which, when coupled with the projections for slower earnings growth and a decline in the estimated fair value of financial assets compared to their carrying value, likely would cause the market price of Allied Stock to decline, thereby reducing the value of the Allied Stock held by Allied shareholders.

     The Board of Directors considered several options for the future of Allied, including: (i) remaining independent and seeking to generate growth and added profits by expanding and diversifying Allied's financial services and product offerings, (ii) expanding through establishment of new branches, (iii) expanding by acquiring smaller savings institutions, commercial banks or branches, (iv) merging with an institution of nearly equal size, and (v) being acquired by a larger bank or thrift holding company. The Board reviewed each option and concluded, in light of current business conditions, Allied's particular circumstances and prospects, and the risks and expense of expanding its products, services, and/or branch network on an independent basis, that the best interests of Allied and its shareholders would be served by exploring closely the possibility of combining with another institution in a sale-of-control transaction in the near term.

     Accordingly, the Board of Directors decided to survey the most likely obtainable terms and conditions on which Allied could combine with a larger in-state or out-of-state bank or thrift holding company. Legg Mason, on behalf of Allied, communicated directly with the financial institutions it considered to be the most likely potential acquirors of Allied to invite acquisition proposals. Four companies submitted proposals or expressions of interest in response to Legg Mason's communications, each of which were subject to the completion of due diligence examinations and further discussions between the parties. One of the proposals was submitted by BancShares. In an effort to secure as much information and input as possible to assist the Board of Directors in making its decision, the Board of Directors determined, in June 1995, that it would be in the best interests of Allied and its shareholders to seek the assistance of an additional financial advisor. As a result, the Board of Directors engaged FBR to work in conjunction with Legg Mason in determining the best course for Allied to take to maximize
                                   19
shareholder value. With the advice of Legg Mason and FBR, Allied proceeded to enter into further discussions with three of the companies, the fourth having submitted a proposal that was deemed to be well below the range of consideration. Each of the companies conducted a due diligence examination of Allied and its subsidiaries and met with the Mergers and Acquisitions Committee appointed by the Chairman of Allied's Board of Directors.

     Following the due diligence examinations and the meetings with the Mergers and Acquisitions Committee, Allied requested that final proposals be submitted by each company to Allied. One company withdrew its proposal at this time, and each of the remaining two companies submitted a final proposal. The Board of Directors reviewed each of the final proposals and met with Legg Mason, FBR, and Allied's attorneys to discuss and review the final proposals. Each of Legg Mason and FBR presented a detailed analysis of each of the final proposals to the Board of Directors and each concluded separately that the consideration offered by BancShares represented a greater value to the shareholders of Allied than the consideration offered by the other proposal. In addition, Legg Mason and FBR each advised the Board of Directors that, in their opinions, BancShares' proposal was fair to Allied's shareholders from a financial point of view.

     As a result of the foregoing process, the Board of Directors concluded that it had achieved the best value for Allied's shareholders under the circumstances. On the basis of the foregoing conclusion, the independent judgment of the members of the Board of Directors of Allied, and the advice of Legg Mason and FBR that the BancShares proposal represented a greater value than the other proposal and was fair to Allied's shareholders from a financial point of view, the Board of Directors concluded that BancShares' offer was in the best interests of Allied and its shareholders. Accordingly, for all of the reasons discussed above, on July 31, 1995, Allied's Board of Directors accepted BancShares' offer and authorized execution of the Agreement.



Opinions of Financial Advisors

     Opinion of Legg Mason.

     Allied retained Legg Mason to act as its financial advisor in February 1995. Legg Mason is a nationally recognized investment banking firm regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements. Legg Mason is familiar with Allied, having served as financial advisor and stand-by underwriter to Allied in connection with its conversion from mutual-to-stock form in 1992 and in connection with its acquisition of a mutual savings bank in a merger conversion in 1994. Legg Mason also follows Allied from a research perspective. Allied selected Legg Mason to act as its financial advisor based upon its qualifications, expertise and reputation, as well as Legg Mason's prior investment banking relationship and familiarity with Allied.

     On July 31, 1995, at the meeting at which the Allied Board of Directors agreed in principle to merge with BancShares, Legg Mason rendered an oral opinion to the Allied Board that, as of such date, the consideration to be received by the shareholders of Allied from BancShares was fair, from a financial point of view, to such shareholders. On _______ ___, 1995, Legg Mason delivered a written opinion to the Allied Board of Directors that, as of such date, the consideration to be received by the shareholders of Allied was fair, from a financial point of view, to such shareholders.
The full text of Legg Mason's opinion, which sets forth the assumptions made, matters considered and limitations on the reviews undertaken, is attached hereto as Appendix II and is incorporated herein by reference, and should be read in its entirety in connection with this Prospectus/Proxy Statement. The following summary of Legg Mason s opinion is qualified in its entirety by reference to the full text of the opinion.

     In arriving at its opinion, Legg Mason (i) reviewed the Agreement, certain publicly available business and financial information for Allied and BancShares and certain other financial statements, data, reports and analyses for Allied and BancShares prepared by their respective
managements, including the 1995 budget of Allied and BancShares;   (ii)
discussed the current operations, financial condition and prospects of Allied and BancShares with the managements of Allied and BancShares; (iii) reviewed the reported market prices and historical trading activity of Allied Stock and BancShares Common Stock and compared certain financial and stock market information for Allied and BancShares with similar information for certain other financial institutions, the securities of which are publicly-traded; (iv) reviewed the financial terms of certain recent business combinations involving financial institutions that Legg Mason deemed comparable in whole or in part; and (v) performed such other studies and analyses as Legg Mason considered appropriate.

     Legg Mason relied without independent verification upon the accuracy and completeness of all the financial and other information reviewed by it for purposes of its opinion. In that regard, Legg Mason assumed that the financial forecasts were reasonably prepared on a basis reflecting the best currently available judgments and estimates of the managements of Allied and BancShares. Legg Mason did not make or obtain an independent evaluation or appraisal of the assets or liabilities of Allied or BancShares nor was it furnished with any such evaluation or appraisal.

     The following is a summary of the financial analyses performed by Legg Mason in connection with its opinion:

     Comparison of Selected Publicly Traded Companies. Using publicly available information, Legg Mason compared selected financial and market information for Allied and two peer groups of savings banks. The first peer group ("Regional Peer Group") consisted of all publicly-traded savings banks located in the Southeastern states of Alabama, Georgia, Kentucky, North Carolina, South Carolina, Tennessee, Virginia, and West Virginia with assets of less than $1 billion. Companies that had agreed to merge with another institution were excluded from the peer group. The second peer group ("Target Peer Group") consisted of selected companies within the Regional Peer Group that were located in North Carolina, South Carolina and Virginia, and had assets of less than $500 million. The Target Peer Group included Cooperative Bancshares, Inc., KS Bancorp, Inc., First SB of Moore County, United Federal Savings Bank, Community Financial Corp., CSB Financial Corporation, Fidelity Financial Bancshares, Coastal Financial Corp. and First Southeast Financial Corp. Since Allied's market price began to increase in early

1994, and such increase was believed to be due to takeover speculation, Legg Mason used Allied's market price of $15.38 on February 10, 1994 for comparative purposes. As of February 10, 1994 for Allied and September 26, 1995 for the Regional Peer Group and Target Peer Group, the relative multiples implied by the market price of Allied Stock and the median market price of the common stock of the Regional Peer Group and the Target Peer Group, respectively, to such selected financial data was: (i) to latest twelve months ("LTM") earnings, 12.1x for Allied and 12.7x and 13.0x for the Regional Peer Group and the Target Peer Group, respectively, and (ii) to book value, 118% for Allied and 110% and 109% for the Regional Peer Group and the Target Peer Group, respectively. Financial comparison as of June 30, 1995 showed that: (i) return on average assets ("ROA") for the latest twelve months was 1.23% for Allied and 0.99% and 1.02% for the Regional Peer Group and the Target Peer Group, respectively; (ii) return on average equity ("ROE") for the latest twelve months was 10.76% for Allied and 8.93% and 8.53% for the Regional Peer Group and the Target Peer Group, respectively; and (iii) the equity/assets ratio for the most recent quarter ended was 11.59% for Allied and 9.40% and 12.98% for the Regional Peer Group and the Target Peer Group, respectively.

     Using publicly available information, Legg Mason also compared selected financial and market information for BancShares and a group of 22 publicly-traded commercial banks located in the Southeastern states of Alabama, Georgia, Kentucky, North Carolina, South Carolina, Tennessee,
Virginia and West Virginia with assets between $1 billion and $10 billion ("Bank Peer Group"). Companies that had agreed to merge with another institution were excluded from the peer group. As of September 26, 1995, the relative multiples implied by the market price of BancShares Common Stock and the median market price of the common stock of the Bank Peer Group to such selected financial data was: (i) to LTM earnings, 10.6x for BancShares and 13.1x for the Bank Peer Group, and (ii) to book value, 115% for BancShares and 168% for the Bank Peer Group. The financial comparison for the most recent quarter showed that: (i) ROA for the latest twelve months was 0.81% for BancShares and 1.18% for the Bank Peer Group; (ii)
ROE for the latest twelve months was 11.35% for BancShares and 14.24% for the Bank Peer Group, and (iii) the equity/asset ratio for the most recent quarter ended was 7.12% for BancShares and 8.33% for the Bank Peer Group. Legg Mason advised the Allied Board that, in its opinion, the market prices for banks in the Bank Peer Group generally included some premium reflecting the potential for takeover, while the market price for BancShares may not have been so affected to the same extent due to the existence of a controlling shareholder.

     Comparison of Selected Transactions.    Legg Mason reviewed a group of
34 transactions announced since the beginning of 1993 involving acquisitions of savings banks with assets between $100 million and $1
billion in the Southeast ("Regional Transaction Group").   Legg Mason also
analyzed a subgroup of ten transactions within the Regional Transaction Group that were deemed comparable to the Merger ("Target Transaction Group"). Such transactions included: First Union Corporation/RS Financial Corporation, Centura Banks/First Southern Bancorp, Bank South Corporation / Gwinnett Bancshares, Union Planters Corporation/BNF Bancorp, Security Capital Corporation/First FS & LA, Union Planters Corporation/Liberty Bancshares, First Union Corporation/American Bancshares, Southern National Corporation/Regency Bancshares, United Carolina Bancshares/Home FSB-Eastern NC and BB&T Financial Corporation/Citizens Savings Bank. Legg Mason calculated, as of the respective dates of announcement of such transactions, the multiple of LTM earnings and book value, as well as the core deposit premium, implied by the consideration to be received by the shareholders of the acquired company in each such transaction. Legg Mason also computed the median of these multiples of LTM earnings and book value and the median core deposit premium for the Regional
Transaction Group and Target Transaction Group. The analysis yielded a range of transaction values as a multiple of LTM earnings of 6.3x to 28.9x, with a median of 14.8x, for the Regional Transaction Group, a range of 10.5x to 19.9x, with a median of 14.8x, for the Target
Transaction Group, compared to 19.6x for the Merger. The range of transaction values as a multiple of book value was .71x to 2.19x, with a median of 1.55x, for the Regional Transaction Group, a range of 1.22x to 1.99x, with a median of 1.65x, for the Target Transaction Group, compared to 1.86x for the Merger. The range of core deposit premiums was 0.17% to 16.11%, with a median of 6.18%, for the Regional
Transaction Group, a range of 3.09% to 13.77%, with a median of 9.41%, for the Target Transaction Group, compared to 11.31% for the Merger. The offer price used for the Merger in the preceding analysis was $25.67 per share, derived from the market value of BancShares Common Stock of $49.00 on July 27, 1995 and assuming that 55% of Allied's shareholders elected BancShares Common Stock and 45% elected cash or subordinated debentures at $25.25 per Allied share.

     Discounted Cash Flow Analysis. Using discounted cash flow analysis, Legg Mason estimated the present value of the future dividend streams that Allied could produce over a five year period under various circumstances. Legg Mason then estimated the terminal value of Allied's common equity at the end of five years by applying a range of 10x to 20x Allied's terminal year earnings. In arriving at terminal year earnings, Legg Mason used Allied's projection for 1995 and assumed five percent growth in EPS thereafter. The dividend streams and terminal values were then discounted to present values using discount ranges from 12% to 16%, which reflect different assumptions regarding the required rate of return of holders or prospective buyers of Allied Stock. The foregoing analysis indicated a range of present values of Allied from $9.93 per share to $21.42 per share.

     Analysis at Various Prices for BancShares. Under the Agreement, the Exchange Ratio for those Allied shareholders receiving BancShares Common Stock is fixed at .531 shares of BancShares Common Stock for each share of Allied Stock if the market value of BancShares Common Stock is between $45.13 per share and $49.88 per share . If the market value of BancShares Common Stock is below $45.13 per share or above $49.88 per share then the Exchange Ratio will become floating to preserve a fixed minimum stock consideration of approximately $24.00 per share and a fixed maximum stock consideration of approximately $26.50 per share. Assuming that 55% of Allied's shareholders elect to receive BancShares Common Stock, the minimum and maximum Merger consideration would be $24.54 per share and $25.93 per share, respectively. Using these minimum and maximum per share Merger consideration amounts, the range of transaction values as a multiple of Allied's LTM earnings is 18.7x to 19.8x, as a multiple of book value is 1.78x to 1.88x and as a premium to core deposits is 10.01% to 11.62%.

     The summary set forth above does not purport to be a complete description of the analyses performed by Legg Mason in this regard. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Legg Mason's opinion.

In arriving at its fairness determination, Legg Mason considered the results of all such analyses. No company or transaction used in the above analysis as a comparison is identical to Allied or BancShares or the contemplated transaction. The analyses were prepared solely for purposes of Legg Mason's providing its opinion to the Allied Board as to the fairness of the Merger consideration to Allied shareholders and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses.

     As described above, Legg Mason's opinion was one of many factors taken into consideration by the Allied Board in making its determination to approve the Merger. Legg Mason's opinion is directed only to the fairness, from a financial point of view, of the Merger consideration and does not address any other aspect of the Merger.

     In the ordinary course of its business, Legg Mason trades the equity securities of Allied for its own account and the accounts of customers, and, accordingly, may at any time hold a long or short position in such securities.

     Pursuant to the terms of an engagement letter dated February 8, 1995, Allied has paid Legg Mason an initial fee of $25,000 and a fairness opinion fee of $75,000. In addition, Allied has agreed to pay Legg Mason a transaction fee, due upon consummation of the Merger, of approximately $1.0 million, based on an incentive formula set forth in Legg Mason's engagement letter, less the $75,000 fairness opinion fee already paid to Legg Mason. The incentive formula is based upon the aggregate consideration to be received by the Allied shareholders and option holders pursuant to the Agreement. Whether or not the Merger is consummated, Allied also has agreed to indemnify Legg Mason and certain related persons against certain liabilities relating to or arising out of its engagement.

     Opinion of FBR.

     Pursuant to an engagement letter dated July 10, 1995 (the "Engagement Letter") between Allied and FBR, Allied retained FBR as an additional financial advisor to act in concert with Legg Mason and to render its opinion with respect to the fairness, from a financial point of view, of the consideration to be received by the shareholders of Allied from BancShares in the Merger. FBR, as part of its institutional brokerage, research and investment banking business, is regularly engaged in the valuation of securities and the evaluation of transactions in connection with initial and secondary offerings, mutual-to-stock conversion of thrift institutions, mergers and acquisitions of commercial banks, thrifts and their holding companies, as well as business valuations for other corporate purposes for financial institutions and real estate-related companies. As a specialist in the valuation of securities of financial institutions, FBR has experience in, and knowledge of, North Carolina and the surrounding regional markets for thrift and bank securities and institutions operating in North Carolina and the surrounding regional areas. Allied engaged the services of FBR based upon its qualifications, expertise and reputation.

     At the July 31, 1995 meeting of the Allied Board of Directors, FBR delivered its oral opinion, subsequently confirmed in writing as of the date of this Prospectus/Proxy Statement, that the consideration to be received by the shareholders of Allied from BancShares in the Merger was fair, from a financial point of view, as of such dates. FBR's opinion is directed only to the fairness, from a financial point of view, to Allied's shareholders of the consideration to be received by them in the Merger and does not address Allied's underlying business decision to effect the Merger. No limitations were imposed by Allied on FBR with respect to the investigation made or procedures followed in rendering its opinion. THE FULL TEXT OF FBR'S WRITTEN
OPINION TO THE ALLIED BOARD OF DIRECTORS, DATED THE DATE OF THIS PROSPECTUS/PROXY STATEMENT, IS ATTACHED HERETO AS APPENDIX II AND IS INCORPORATED HEREIN BY REFERENCE AND SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONNECTION WITH THIS PROSPECTUS/PROXY STATEMENT. THE FOLLOWING SUMMARY OF FBR'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. FBR'S OPINION IS ADDRESSED
TO THE ALLIED BOARD OF DIRECTORS ONLY AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY ALLIED SHAREHOLDER AS TO HOW SUCH SHAREHOLDER
SHOULD VOTE WITH RESPECT TO THE MERGER. IN FURNISHING ITS OPINION, FBR DID NOT ADMIT THAT IT IS AN EXPERT WITHIN THE MEANING OF THE TERM
"EXPERT" AS USED IN THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

     In connection with rendering its opinion, FBR, among other things, (i) reviewed Allied's Annual Reports to Shareholders and Annual Reports on Form 10-K filed with the SEC for fiscal years ended December 31, 1992, 1993 and 1994, (ii) reviewed BancShares' Annual Reports to Shareholders and Annual Reports on Form 10-K filed with the SEC for fiscal years ended December 31, 1992, 1993 and 1994, (iii) reviewed the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1995 and June 30, 1995, filed with the SEC by Allied and BancShares, (iv) discussed the past and current operations, financial condition and prospects of Allied and BancShares with the managements of Allied and BancShares, (v) reviewed the reported market prices and trading activity for Allied Stock and BancShares Common Stock and compared them with those of certain publicly-traded financial institutions (or their holding companies) which FBR deemed to be reasonably comparable to Allied and BancShares, respectively, (vi) compared the results of operations and financial condition of Allied and BancShares with those of certain publicly-traded financial institutions (or their holding companies) which FBR deemed to be reasonably comparable to Allied and BancShares, respectively, (vii) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which FBR deemed to be reasonably comparable, (viii) reviewed an executed copy of the Agreement, and (ix) performed such other analyses and reviewed and analyzed such other information as FBR deemed appropriate.

     In rendering its opinion, FBR did not assume responsibility for independently verifying, and did not independently verify, any financial or other information concerning Allied and BancShares furnished to it by Allied and BancShares or the publicly-available financial and other information regarding Allied, BancShares and other financial institutions (or their holding companies). FBR has assumed that all such information is accurate and complete. FBR has further relied on the assurances of management of Allied and BancShares that they are not aware of any facts that would make such financial or other information relating to such entities inaccurate or misleading. With respect to financial forecasts for Allied and BancShares provided to FBR by their respective managements, FBR has assumed, for purposes of its opinion, that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performance of Allied and BancShares and that they provide a reasonable basis upon which FBR can form its opinion. FBR has assumed that there has been no material change in Allied's or BancShares' assets, financial condition, result of operations, business or prospects since June 30, 1995. FBR did not undertake an independent appraisal of the assets or liabilities of Allied or BancShares nor was FBR furnished with any such appraisals. FBR is not an expert in the evaluation of allowances for loan losses and did not review any individual credit files of Allied or BancShares. FBR's conclusions and opinion were necessarily based upon economic, market and other conditions as they existed on, and the information made available to FBR as of, the date of its opinion. FBR expressed no opinion on matters of a legal, regulatory, tax or accounting nature related to the Merger as set forth in the Agreement.


     The preparation of a fairness opinion is a complex project and is not necessarily susceptible to partial or summary description. No single analytical methodology used by FBR was critical to its overall conclusions, as each analytical technique has inherent strengths and weaknesses. The nature of available information may further affect the value of any particular methodology or technique. FBR's conclusions are based upon all the analyses and factors that it considered, taken as a whole, and also on the application of FBR's experience and judgment. FBR's conclusions involve significant elements of subjective judgment and qualitative analysis. No single technique was assigned any special value, merit or weight. Accordingly, FBR believes that its analyses must be considered as a whole and that to focus upon specific portions of such analyses and factors would create an incomplete and misleading view of the process underlying the preparation of its opinion. In preparing its analyses FBR made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond FBR's control and are inherently imprecise.

     The following is a brief summary of the analyses performed by FBR in connection with its opinion:

     Comparison of Selected Completed Transactions. FBR reviewed 33 completed acquisition transactions announced after January 1, 1994 and completed prior to July 27, 1995 involving Southeastern thrift institutions (the "Completed Transaction Group"). FBR calculated, as of the respective dates of announcement of such transactions, the multiple of last twelve months ("LTM") earnings and book value, as well as the core deposit premium, implied by the aggregate consideration to be received by the shareholders and stock option holders of each acquired institution in each such transaction. FBR also computed the average and median of these multiples of LTM earnings and book value and the average and median core deposit premium resulting in these transactions. The analysis yielded a range of transaction values as a multiple of LTM earnings of 8.87x to 33.33x, with an average of 17.11x and a median of 14.72x, for the Completed Transaction Group, compared to a 20.63x for Allied in the Merger. The range of transaction values as a multiple of book value was 1.11x to 2.54x, with an average of 1.65x and a median of 1.66x, for the Completed Transaction Group, compared to 2.13x for Allied in the Merger. The range of core deposit premiums was 2.76% to 14.33%, with an average of 7.97% and a median of 7.73%, for the Completed Transaction Group, compared to 13.91% for Allied in the Merger. The offer price used for Allied in the Merger in the preceding analysis was $25.67 per share, derived from the market value of BancShares Common Stock of $49.00 as of July 27, 1995 and assuming that 55% of Allied's shareholders elected BancShares Common Stock and 45% elected cash at $25.25 per share, with an aggregate cash value to be received for unexercised Allied stock options of $8,364,349 based upon the cash-out of the options for the difference between $25.25 and a weighted average exercise price of $10.43 on a per share basis (the
"Allied Merger Valuation Assumption").

     Comparison of Selected National Pending Transactions. FBR reviewed 41 acquisition transactions pending as of July 27, 1995 on a nationwide basis involving thrift institutions with assets in excess of $50 million (the "National Pending Transaction Group"). FBR calculated, as of the respective dates of announcement of such transactions, the multiple of LTM earnings and book value, as well as the core deposit premium, implied by the aggregate consideration to be received by the shareholders and stock option holders of each target institution in each such transaction. FBR also computed the average and median of these multiples of LTM earnings and book value and the average and median core deposit premium resulting in these transactions. The analysis yielded a range of transaction values as a multiple of LTM earnings of 8.49x to 31.16x, with an average of 16.51x and a median of 15.68x, for the National Pending Transaction Group, compared to 20.63x for Allied in the Merger. The range of transaction values as a multiple of book value was 0.82x to 2.30x, with an average of 1.51x and a median of 1.51x, for the National Pending Transaction Group, compared to 2.13x for Allied in the Merger. The range of core deposit premiums was 0.18% to 22.54%, with an average of 6.47% and a median of 6.03%, for the National Pending Transaction Group, compared to 13.91% for Allied in the Merger. The Allied Merger Valuation Assumption was utilized in the preceding analysis.

     Comparison of Selected Southeastern Pending Transactions. FBR reviewed 14 acquisition transactions pending as of July 27, 1995 involving Southeastern thrift institutions with assets in excess of $50 million (the "Southeastern Pending Transaction Group"). FBR calculated, as of the respective dates of announcement of such transactions, the multiple of LTM earnings and book value, as well as the core deposit premium, implied by the aggregate consideration to be received by the shareholders and stock option holders of each target institution in each such transaction. FBR also computed the average and median of these multiples of LTM earnings and book value and the average and median core deposit premium resulting in these transactions. The analysis yielded a range of transaction values as a multiple of LTM earnings of 8.87x to 21.38x, with an average of 14.20x and a median of 15.97x, for the Southeastern Pending Transaction Group, compared to 20.63x for Allied in the Merger. The range of transaction values as a multiple of book value was 1.03x to 2.09x, with an average of 1.65x and a median of 1.64x, for the Southeastern Pending Transaction Group, compared to 2.13x for Allied in the Merger. The range of core deposit premiums was 0.18% to 22.54%, with an average of 8.58% and a median of 7.04%, for the Southeastern Pending Transaction Group, compared to 13.91% for Allied in the Merger. The Allied Merger Valuation Assumption was utilized in the preceding analysis.

     Analysis at Various Prices for BancShares. Under the Agreement, the value of the cash component to be paid by BancShares is constant at $25.25 per share. However, the Exchange Ratio for BancShares Common Stock to be received by Allied's shareholders in the transaction fluctuates if the market value of the BancShares Common Stock at the time the Exchange Ratio is fixed is less than $45.13 (but not less than $42.00) or greater than $49.88 per share. Assuming a market value of BancShares Common Stock of less than $45.13 at the time the Exchange Ratio is fixed (with Allied shareholders electing to receive 40% of the consideration in stock currency) in calculating the minimum consideration, and assuming a market value of BancShares Common

Stock of more than $49.88 at the time the Exchange Ratio is fixed (with Allied shareholders receiving 55% of the consideration in stock currency) in calculating the maximum consideration, the aggregate value of the consideration to be received in the Merger by the shareholders and option holders of Allied will be a minimum of $64,189,288 and a maximum of $66,883,974. Using these minimum and maximum consideration amounts, the range of transaction values as a multiple of Allied's LTM earnings is 19.98x to 20.81x and as a multiple of book value is 2.06x to 2.15x and as a premium to core deposits is 12.94% to 14.17%.

     BancShares Comparable Bank Analysis. FBR compared certain valuation ratios and profitability, operations, credit quality and capital ratios, for BancShares with the average ratios (excluding in each case the low and high ratio) for Bank South Corporation (GA), Carolina First Corporation
(SC), Centura Banks, Inc. (NC), CCB Financial Corporation (NC), Central Fidelity Banks, Inc. (VA), First American Corporation (TN), First American Bancorp (GA), F & M National Corporation (VA), First Tennessee National Corp. (TN), First Virginia Banks, Inc. (VA), Jefferson Bankshares, Inc.
(VA), One Valley Bancorp of WV, Inc. (WV), Signet Banking Corporation (VA), and United Carolina Bancshares (NC) (the "Comparable Banks"), using market data as of July 27, 1995, and publicly reported financial data as of March 31, 1995 and for the 12 months ended as of that date. Among the valuation ratios considered were (a) the ratio of market price to LTM earnings per share, which was 9.48x for BancShares and averaged 12.39x for the Comparable Banks, (b) the ratio of market price to estimated 1995 earnings per share, which was 9.80x for BancShares and averaged 11.39x for the Comparable Banks, (c) the ratio of market price to March 31, 1995 book value, which was 1.09x for BancShares and averaged 1.67x for the Comparable Banks, and (d) the ratio of market price to March 31, 1995 tangible book value, which was 1.24x for BancShares and averaged 1.88x for the Comparable Banks. The figures used for estimated 1995 earnings per share were based on earnings estimates for BancShares as provided by BancShares management and for the Comparable Banks as published by First Call, a publication that collates earnings estimates for financial institutions and other companies. Among the profitability, operations, credit quality and capital ratios compared by FBR were (i) return on average assets for the 12 months ended March 31, 1995 which was 0.81% for BancShares and averaged 1.15% for the Comparable Banks, (ii) return on average common equity for the 12 months ended March 31, 1995, which was 11.35% for BancShares and averaged 13.08% for the Comparable Banks, (iii) net interest margin for the 12 months ended March 31, 1995, which was 4.23% for BancShares and averaged 4.77% for the Comparable Banks, (iv) the ratio of non-interest expense to average assets for the 12 months ended March 31, 1995, which was 3.94% for BancShares and averaged 3.69% for the Comparable Banks, (v) the ratio of non-performing loans to total loans at March 31, 1995, which was 0.46% for BancShares and averaged 0.54% for the Comparable Banks, (vi) the ratio of loan loss reserves to non-performing loans at March 31, 1995, which was 370.36% for BancShares and averaged 338.74% for the Comparable Banks, (vii) the ratio of tangible common equity to tangible common assets at March 31, 1995, which was 6.45% for BancShares and averaged 8.06% for the Comparable Banks, and (viii) the risk-based capital ratio at March 31, 1995, which was 11.02% for BancShares and averaged 13.62% for the Comparable Banks.

     In the ordinary course of business, FBR trades the equities securities of Allied for its own account and the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities.

     Pursuant to the Engagement Letter, Allied has paid FBR $50,000. In addition, Allied has agreed to pay FBR for its services as a financial advisor an additional fee of 1/2 of one percent of the aggregate consideration to be received by Allied's shareholders and option holders pursuant to the Agreement which amounts to approximately $334,000. This additional fee is contingent upon consummation of the Merger. Allied also has agreed to indemnify FBR and certain related persons against certain liabilities, including but not limited to, liabilities under the federal securities laws, and to pay its legal and other out-of-pocket expenses.

General Description of the Terms of the Agreement

     At the Effective Time, holders of Allied Stock will receive, subject to adjustment and proration (as described below), for each share of Allied Stock either (i) if timely elected by the shareholder in the manner prescribed in the Agreement, 0.531 shares of newly issued BancShares Common Stock, (ii) cash in the amount of $25.25, or (iii) if timely elected by the shareholder in the manner prescribed in the Agreement, a Debenture in the principal amount of $25.25. In the event of a proration of cash, Debentures or BancShares Common Stock, shareholders may receive a combination of either cash and BancShares Common Stock or a Debenture and BancShares Common Stock (as described below). At the Effective Time, Allied will merge with and into BancShares. Following the Merger, Allied's wholly-owned savings bank subsidiaries, Summit and Peoples, will merge with and into First Citizens Bank, a wholly-owned banking subsidiary of BancShares.

     The Agreement provides that, whether or not the transactions contemplated thereby are consummated, each party will pay its own costs and expenses incurred in connection with the Agreement and the transactions contemplated thereby; provided, however, that costs incurred in connection with the preparation, printing and mailing of this Prospectus/Proxy Statement shall be paid 50% by Allied and 50% by BancShares, but such amount shall not exceed $20,000 for Allied.

Description of Debentures

     If the Merger is approved and becomes effective and if any shareholder of Allied elects to receive a Debenture in exchange for his or her shares of Allied Stock, First Citizens Bank will issue unsecured, subordinated Debentures which shall entitle the holder to semi-annual interest payments in cash on the principal amount of the Debenture. Each Debenture shall mature, at the option of the shareholder, on the third, fifth or tenth anniversary of the Effective Time. Debentures with a maturity of three years shall bear interest at a fixed rate of 7.00% per annum, Debentures with a maturity of five years shall bear interest at a fixed rate of 7.25% per annum and Debentures with a maturity of ten years shall bear interest at a fixed rate of 7.50% per annum. Interest shall begin accruing at the Effective Time, with the first interest payment being payable on March 1, 1996 (assuming the Merger has been consummated prior to that date) and the next interest payment being payable on September 1, 1996. Subsequent interest payments shall be payable on the anniversaries of the foregoing interest payment dates. Interest shall cease to accrue on and after the maturity date of the Debenture. Principal shall be paid at maturity upon surrender of the Debenture. In the case of each shareholder whose shares of Allied Stock are converted into the right to receive a Debenture, the shareholder shall have the option of electing to receive Debentures in any combination of term and interest rate. If, however, a shareholder elects a Debenture with only one term and interest rate, only one Debenture shall be issued for all such Allied Stock of the shareholder and the principal or "face" amount of that Debenture shall be an amount (rounded to the next higher whole dollar) equal to the number of shares of Allied Stock multiplied by $25.25. If the shareholder elects to receive Debentures with a combination of terms and interest rates, one Debenture shall be issued for each term and interest rate elected and the aggregate principal or "face" amount of such Debentures shall be an amount (rounded to the next higher whole dollar) equal to the number of shares of Allied Stock so elected multiplied by $25.25. Registered owners of the Debentures on the tenth day prior to each such interest payment date shall be entitled to receive interest on the Debentures.

     The Debentures will be fully registered as to principal and interest on the Debenture register maintained for that purpose by First Citizens Bank. The Debentures are nonnegotiable and nontransferable and are not redeemable prior to maturity; provided, however, (i) upon the death of the registered owner thereof, the Debentures owned by the decedent shall be transferable by the representative of the estate of the decedent upon receipt of such documentation as may be required by First Citizens Bank, or, at the option of such representative, such Debenture shall be redeemed by First Citizens Bank for the principal amount thereof plus accrued interest to the redemption date, and (ii) the Debentures may be transferred to any member of an Allied shareholder's immediate family (i.e., spouses and their children) or to an inter vivos trust for the benefit of any member of such family. Permitted transfers of the Debentures shall be effected only by delivering the same to First Citizens Bank for transfer on the Debenture register maintained by First Citizens Bank together with such documentation as First Citizens Bank may require.

     The Debentures provide that if a default in either the payment of any installment of interest or in the payment of principal of any Debenture upon surrender at maturity shall continue for a period of 30 days after written notice has been received by First Citizens Bank, the registered owner may at any time (unless the default has been remedied or waived), by written notice to First Citizens Bank, declare the unpaid principal and all interest accrued on the Debenture to be immediately due and payable without presentment or any other demand or notice of any kind.

     The Debentures will be unsecured obligations of First Citizens Bank and will not be eligible as collateral for loans made by First Citizens Bank. The Debentures will not be deposits of First Citizens Bank and will not be insured by the FDIC or any other governmental agency.

     At June 30, 1995, the aggregate amount of outstanding long-term and short-term indebtedness of First Citizens Bank that will be senior to the Debentures was $312.5 million.

Exchange of Allied Stock

     At the Effective Time, each shareholder of Allied Stock will have the option, exercisable in writing, to exchange each share of Allied Stock outstanding immediately prior to the Effective Time for (i) if timely elected, 0.531 shares of BancShares Common Stock, (ii) cash in the amount of $25.25, or (iii) if timely elected, a Debenture in the principal amount of $25.25, in each case subject to adjustment and proration as described below. In the event Allied shareholders elect to receive cash or Debentures in lieu of BancShares Common Stock, or properly exercise their dissenters' rights, for more than 60% of the outstanding shares of Allied Stock, the Debentures will be prorated among all of the shareholders of Allied electing to receive Debentures so that the total number of shares receiving cash and Debentures will not exceed 60% of the outstanding shares of Allied Stock. If after such proration of Debentures, the aggregate number of outstanding shares of Allied Stock held by shareholders of Allied who have elected to receive cash and Debentures, or exercise their dissenters' rights, still exceeds 60% of the shares of Allied Stock, the cash will be prorated among all of the shareholders of Allied electing to receive cash so that the total number of shares paid for in cash and Debentures will not exceed 60% of the shares of Allied Stock. In the event Allied shareholders elect to receive BancShares Common Stock in lieu of cash or Debentures for more than 55% of the outstanding shares of Allied Stock, the BancShares Common Stock will be prorated among all of Allied shareholders electing to receive BancShares Common Stock so that the total number of shares of Allied Stock converted into shares of BancShares Common Stock shall not exceed 55% of the shares of Allied Stock. In the event of such proration of BancShares Common Stock, shares of Allied Stock will be converted at the election of the Allied shareholder into either cash or a Debenture having a term of five years and a fixed interest rate of 7.25% per annum. In the event of a proration of cash, Debentures or BancShares Common Stock, Allied shareholders may receive a combination of cash and BancShares Common Stock or a Debenture and BancShares Common Stock. The proration of Debentures, cash or BancShares Common Stock is intended to preserve the tax-free status of the Merger.

     The Exchange Ratio will not be adjusted unless the Market Value is less than $45.13 per share or more than $49.88 per share. In the event that the Market Value is less than $45.13 per share or more than $49.88 per share, the Exchange Ratio will be adjusted by (x) dividing $45.13 by the Market Value (in the event the Market Value is less than $45.13) or by dividing $49.88 by the Market Value (in the event the Market Value is greater than $49.88), (y) multiplying the quotient by 0.531, and
(z) rounding the result to three decimal places. The Exchange
Ratio and the amount of cash or Debentures which a shareholder of Allied may elect to receive for each of his or her shares of Allied Stock will be reduced on a per share basis to the extent that any cash dividends in an aggregate amount in excess of $0.12 per share per calendar quarter or other distributions are declared or paid by Allied between August 7, 1995 and the Effective Time. Allied does not intend to declare or pay any cash dividends or make other distributions on Allied Stock in excess of such limitation unless the Agreement is terminated.

     No fractional shares of BancShares Common Stock will be issued in connection with the Merger. In the event the exchange of shares of Allied Stock results in the creation of fractional shares, in lieu of the issuance of fractional shares of BancShares Common Stock, BancShares will deliver cash to its transfer agent in an amount equal to the aggregate market value of all such fractional shares; and in such event the transfer agent shall divide such cash among and remit it, without interest, to the former shareholders of Allied in accordance with their respective interests.

         The market price of BancShares Common Stock following the completion of the Merger will depend on the results of operations and the financial condition of BancShares, the general level of interest rates, the perception of the banking industry generally, and other relevant factors that may affect the price of BancShares Common Stock and that may affect the securities markets generally. Accordingly, BancShares Common Stock could trade at prices higher or lower than those trading prices that were considered by the Board of Directors of Allied in approving the Merger.

Exchange of Allied Stock Certificates

     Within 10 days following approval of the Agreement by Allied shareholders, Allied will mail to all holders of Allied Stock a form which the shareholder may use to notify BancShares of an election to receive either newly issued shares of BancShares Common Stock, cash or a Debenture (the "Notice of Election"). The Notice of Election will specify a date (the "Election Date"), which shall not be less than 15 or more than 30 days following the mailing of such form, by which the Notice of Election must be received by BancShares. Any shareholder who does not deliver a Notice of Election to BancShares or who delivers one after the close of business on the Election Date shall be deemed to have elected to receive cash for his or her Allied Stock, and at the Effective Time all such shares of Allied Stock will be converted into cash, subject to adjustment and proration as described above. See "- Exchange of Allied Stock."

     As promptly as practicable following the Effective Time, BancShares will mail to each holder of record of Allied Stock a letter of instruction and transmittal materials (the "Transmittal Letter") regarding the procedures to be followed in the exchange of certificates representing shares of Allied Stock for cash, a Debenture or a certificate representing shares of BancShares Common Stock. When the Transmittal Letter is received, holders of Allied Stock should follow the instructions contained therein. Allied shareholders should not forward any certificates representing shares of Allied Stock except in accordance with the Transmittal Letter.

     Upon surrender of certificates representing shares of Allied Stock to First Citizens Bank, as the transfer agent for BancShares (the "Transfer Agent"), after the Effective Time, each holder of Allied Stock will receive cash, a certificate representing the number of shares of BancShares Common Stock (if a proper Notice of Election was filed), or a Debenture (if a proper Notice of Election was filed) to which such holder is entitled, or a combination of cash and BancShares Common Stock or a Debenture and BancShares Common Stock if the cash, Debentures or BancShares Common Stock are prorated. Each holder of Allied Stock entitled to receive a fraction of a share of BancShares Common Stock shall receive cash in the amount provided in the Agreement. Following the Effective Time, there shall be no further transfers of Allied Stock on the stock transfer books of Allied or the registration of any transfer of an Allied stock certificate by any holder thereof.

     A certificate for BancShares Common Stock or a Debenture will be issued only in the name in which the certificate for Allied Stock surrendered for exchange is registered. BancShares will issue a single certificate for shares of BancShares Common Stock and a single Debenture to which an Allied shareholder is entitled. In no event will the Transfer Agent, BancShares or any party to the Merger be liable to any person for any BancShares Common Stock or dividends thereon, Debentures and interest thereon or cash delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

     After the Effective Time and until surrender of Allied Stock to the Transfer Agent, each certificate that represented outstanding Allied Stock immediately prior to the Effective Time will be deemed to evidence (i) the right to receive the number of shares of BancShares Common Stock into which the shares represented by such certificates have been exchanged and cash in lieu of fractional shares into which such shares would have converted, if a Notice of Election was properly filed, (ii) the right to receive cash,
(iii) the right to receive a Debenture into which the shares represented by such certificates have been exchanged, if a Notice of Election was properly filed, or (iv) in the event of a proration, a combination of either cash and BancShares Common Stock or a Debenture and BancShares Common Stock. No shareholder will, however, receive the dividends or other distributions on BancShares Common Stock, interest on a Debenture or cash payments in lieu of BancShares Common Stock or in lieu of fractional shares until the surrender for exchange of his or her certificates representing shares of Allied Stock. Upon surrender of certificates representing Allied Stock, each shareholder will receive cash, the number of shares of BancShares Common Stock or a Debenture to which he or she is entitled (or a combination of cash and BancShares
Common Stock or a Debenture and BancShares Common Stock in the event of proration) and cash in lieu of any fractional share, plus any dividends on BancShares Common Stock which are payable to holders as of any record date following the Effective Time or interest on the Debenture which is payable to holders of Debentures as of any interest payment date following the Effective Time. No interest will be payable with respect to cash to be paid for Allied Stock, cash to be paid in lieu of fractional shares, if any, withheld dividends or other distributions or cash payments in respect of BancShares Common Stock or interest in respect of the Debentures payable after the Effective Time.

Conditions to Consummation

     The respective obligations of BancShares and Allied to consummate the Merger are subject to the satisfaction of certain conditions, including, without limitation, (i) the approval of the Boards of Directors of BancShares and Allied; (ii) the approval of the shareholders of Allied;
(iii) the receipt of all necessary regulatory approvals and expiration of all notice periods and waiting periods required after the granting of any such approval, without the imposition of any condition contained in any such approval which, in the reasonable opinion of BancShares, is materially disadvantageous or burdensome or would so adversely impact the business or economic benefits of the Agreement as to render consummation of the Merger inadvisable; (iv) the receipt of an opinion, in form and substance satisfactory to Allied and BancShares, substantially to the effect that
(A) the Merger will constitute a tax-free reorganization under Section 368 of the Code, (B) the shareholders of Allied will not recognize any gain or loss to the extent that such shareholders exchange shares of Allied Stock solely for shares of BancShares Common Stock, (C) dividend income or gain, if any, will be recognized by a shareholder of Allied who receives shares of BancShares Common Stock and either cash or Debentures in exchange for his or her Allied Stock, limited to an amount not in excess of the cash or the fair market value of the Debentures received, (D) the basis of the BancShares Common Stock received by the shareholder in the Merger will be the same basis as his or her Allied Stock surrendered in exchange therefor, decreased by the amount of cash or the fair market value of the Debenture received, if any, and increased by the amount of dividend income or gain recognized, if any, in the exchange, (E) if Allied Stock is a capital asset in the hands of the shareholder at the Effective Time, then the holding period of the BancShares Common Stock received by the shareholder in the Merger will include the holding period of Allied Stock surrendered in exchange therefor, (F) cash or Debentures received by a shareholder will be treated as a distribution in redemption of his or her Allied Stock, and
(G) a shareholder who receives cash in lieu of a fractional share of BancShares Common Stock will recognize gain or loss equal to any difference between the amount of cash received and the shareholder's basis in the fractional share interest; (v) the absence of any order, decree, or injunction of any court or governmental agency which enjoins or prohibits consummation of the transactions contemplated by the Agreement or either party from consummating the transactions contemplated by the Agreement, any pending or threatened investigation of the Merger by the United States Department of Justice ("DOJ") or any actual or threatened litigation under federal antitrust laws relating to the Merger, any suit, action, or proceeding, pending or threatened before any court or governmental agency, in which it is sought to restrain or prohibit the parties from consummating the Merger, or any other suit, claim or proceeding, pending or threatened, against any of the parties or any of their respective officers or directors which shall reasonably be considered by any of the parties to be materially burdensome in relation to the proposed Merger or materially adverse in relation to the financial condition, results of operations, prospects, or businesses of any of the parties and which has not been dismissed or terminated within 90 days of the institution thereof; (vi) the accuracy of the representations and warranties of BancShares and Allied set forth in the Agreement as of the Effective Time as if made on and as of such date;
(vii) the performance in all material respects of all obligations, covenants and agreements imposed on BancShares and Allied by the Agreement;
(viii) the absence of a material adverse change in the consolidated financial condition, results of operations or business of BancShares or Allied or any condition or circumstance which, with the lapse of time or otherwise, may cause, create or result in such material adverse change;
(ix) the compliance in all material respects with all federal and state laws and regulations applicable to the Merger, in which the violation of or failure to comply with any such law or regulation could have a material adverse effect on the consolidated financial condition, results of operations or businesses of Allied or BancShares; (x) receipt of all required consents to the assignment to BancShares of Allied's rights and obligations under any personal property leases material to the business of Allied and any real property leases; (xi) effectiveness of the Registration Statement under the Securities Act and the absence of issuance, or threat of issuance, of a stop order suspending such effectiveness, and BancShares' satisfaction of all actions required by applicable state securities laws to cause the issuance of BancShares Common Stock in the Merger to be duly qualified or registered under such laws or to be exempt therefrom;
(xii) receipt by BancShares of written agreements from each of the affiliates of Allied regarding restrictions on resales by such affiliates;
(xiii) execution and delivery of a Certificate of Merger to effect the Merger; (xiv) receipt of certain opinions of counsel and certificates from officers of Allied and BancShares; and (xv) BancShares will have satisfied all requirements for the BancShares Common Stock to be issued in the Merger to be listed on the Nasdaq National Market as of the Effective Time. In addition, Allied's shareholders shall not have (a) filed valid Notices of Election to receive cash or Debentures in lieu of BancShares Stock and
(b) properly exercised dissenters rights for more than 60% of the outstanding shares of Allied Stock; provided, however, that in the event that the holders of more than 60% of the outstanding shares of Allied Stock elect to exchange their shares for cash or Debentures or exercise dissenters' rights, all of the shareholders of Allied Stock electing to receive Debentures shall be prorated to the extent necessary to preserve the non-taxable status of the Merger such that the total number of shares receiving cash and Debentures, either through filing a valid Notice of Election or dissenters' rights, will not exceed 60% of the outstanding shares of Allied Stock; provided, further, if after such proration of Debentures, the aggregate number of outstanding shares of Allied Stock held by shareholders of Allied who have elected to receive cash and Debentures, or exercise their dissenters' rights, still exceeds 60% of the outstanding shares of Allied Stock, the cash will be prorated among all of the shareholders of Allied electing to receive cash so that the total number of shares paid for in cash and Debentures will not exceed 60% of the shares of Allied Stock. In addition, Allied shareholders shall have not have filed valid Notices of Election to receive

BancShares Common Stock in lieu of cash or Debentures for more than 55% of the outstanding shares of Allied Stock; provided, further, that in the event the holders of more than 55% of the outstanding shares of Allied Stock elect to exchange their shares for BancShares Common Stock, all of the shareholders of Allied Stock electing to receive BancShares Common Stock will be prorated so that the total number of shares of Allied Stock converted into shares of BancShares Common Stock shall not exceed 55% of Allied Stock. In the event of such proration of BancShares Common Stock, shares of Allied Stock will be converted, at the shareholder's election, into either cash or a Debenture having a term of five years and a fixed interest rate of 7.25%.

     It also is a condition to consummation that Allied will have received
(i) the opinions of Legg Mason and FBR dated as of a date prior to this Prospectus/Proxy Statement, to the effect that the terms of the Merger are fair from a financial point of view to Allied and its shareholders and
(ii) a letter from each of Legg Mason and FBR dated as of a date within 10 business days preceding the closing date, to the effect that it remains the opinions of Legg Mason and FBR that the terms of the Merger are fair from a financial point of view to Allied and its shareholders. See "- Opinions of Financial Advisors."

     Either Allied or BancShares may waive in writing certain of the conditions imposed with respect to its or their respective obligations to consummation of the Merger upon a determination by the waiving party that such waiver would not adversely affect the interests of the waiving party or its shareholders. The requirements that the Merger be approved by Allied's shareholders, that all required regulatory approvals be received and that all notice periods and waiting periods required after such regulatory approvals be expired cannot be waived.

Termination

     The Agreement may be terminated at any time prior to the Effective Time by the mutual consent of the parties. Any party, upon written notice to the other party, may elect to terminate the Agreement if (i) the conditions precedent to the obligations of such party to consummate the transactions contemplated by the Agreement have not been satisfied or waived by March 31, 1996; (ii) the shareholder approval required to consummate the Merger is not obtained, or (iii) if the Merger shall not have become effective by March 31, 1996 (unless such date is extended by the mutual agreement of the parties). In addition, BancShares, upon written notice to Allied, may elect to terminate the Agreement if the average of the reported closing prices of BancShares Common Stock on the Nasdaq National Market for the ten consecutive trading days ending 30 days prior to the date of the Special Meeting is less than $42.00. Either party may elect to terminate the Agreement (x) if the other party shall have failed to perform or violates any obligation, covenant or agreement contained in the Agreement, or (y) if the other party determines that any representation or warranty contained in the Agreement shall have been false or misleading in any material respect; provided, however, that the other party may not terminate the Agreement if such breach, default or violation has been cured by the earlier of 30 days after the date on which written notice of such breach, default or violation is given to the party committing such breach, default or violation. In addition, BancShares may terminate the Agreement if the sum of environmental expenses or liabilities on certain real property previously disclosed to BancShares that BancShares and First Citizens Bank could incur or for which either of them could become responsible or liable for on account of any and all remediation, corrective action or monetary damages equals or exceeds $250,000.

     If either party to the Agreement breaches the Agreement by willfully or intentionally failing to perform or violating its obligations, agreements or covenants contained in the Agreement, such party shall be obligated to pay all costs and expenses incurred or to be incurred by the other party, including, without limitation, all accounting fees, legal fees, filing fees, printing costs, mailing costs and travel expenses, together with other damages recoverable at law or in equity.

Amendment

     The Agreement may be amended or supplemented in writing by mutual agreement of BancShares and Allied, provided that such amendment or supplement must be approved by their respective Boards of Directors and provided further that no amendment or supplement executed after approval of the Agreement by Allied's shareholders may change the Exchange Ratio or the amount of cash or Debentures into which each share of Allied Stock may be converted.

Conduct of Allied's Business Prior to the Effective Time

     Under the terms of the Agreement, from the date of the Agreement until consummation or termination thereof, Allied may not, without the prior written consent of BancShares, among other things: (i) carry on its business other than in the regular and usual course in substantially the same manner as it was conducted prior to the date of the Agreement;
(ii) declare or pay any dividend or other distribution in respect of its capital stock, except as to cash dividends in an aggregate amount not in excess of $0.12 per share per calendar quarter; (iii) make any change in its capital stock, create any other or additional capital stock, or issue, sell, purchase, redeem, retire, reclassify, combine or split any shares of its capital stock or enter into any agreement or understanding with respect to such action; (iv) grant or issue any options, warrants, calls, puts or other rights of any kind relating to the purchase, redemption or conversion of shares of its capital stock or enter into any agreement or understanding with respect to such action; (v) amend its Articles of Incorporation or Bylaws or the Certificates of Incorporation or Bylaws of Summit and Peoples; (vi) mortgage, pledge or impose, or suffer the imposition, on any of its assets of any lien or encumbrance or to permit such lien to remain to exist (other than in the ordinary course of business consistent with its past practices in connection with securing public funds deposits, repurchase agreements or other similar operating matters); (vii) waive, release or compromise any material rights other than in the ordinary course of business, except in good faith for fair value in money or money's worth, nor waive, release or compromise any rights against or with respect to its officers, directors or shareholders or their associates; (viii) acquire, or merge with, or acquire any branch or all or any significant part of the assets of, another person or entity or open any new branch office or enter into any contract or agreement relating to any such transaction;
(ix) increase the compensation or benefits of, or pay any bonus or other special or additional compensation to any of its directors, officers, employees or consultants, except for specific exceptions relating to the Peoples' MBO program, the Summit Independent Director Retirement Plan (the "Summit DRP"), the Peoples' Independent Director Retirement Plan (the "Peoples DRP") and the Summit annual bonus plan described in the Agreement and for reasonable and customary increases in annual salary and annual employee bonuses based on fiscal year 1995 based on merit and effected at such times and in such manner and amounts as to be consistent with past compensation policies and practices; (x) enter into any contract or agreement for the employment or compensation of any director, officer, employee or consultant which is not immediately terminable by Allied or its subsidiaries without cost or other liability for no more than 30 days' notice, enter into or become bound by any new or additional profit-sharing, bonus, incentive, change of control or "golden parachute," stock option, stock purchase, pension, retirement, insurance (hospitalization, life or other), paid leave (sick leave, vacation leave or other) or similar contract agreement, understanding, plan or arrangement (whether formal or informal) with respect to or which provides for benefits for any of its current or former directors, officers, employees or consultants or enter into or become bound by any contract with any labor or trade union or association or any collective bargaining group; (xi) solicit, encourage or attempt to initiate or procure discussions, negotiations or offers with or from any person or entity relating to a merger or other acquisition of Allied or the purchase or acquisition of Allied Stock, Summit, Peoples, any branch office of Summit or Peoples or all or any significant part of Allied or its subsidiaries' assets, provide assistance to any person in connection with any such offer, disclose to any such person or entity any information not customarily disclosed to the public concerning Allied and its subsidiaries or their respective businesses, sell or transfer any branch office of either Summit or Peoples or all or any significant part of Allied's or its subsidiaries' assets to any person or enter into any contract or agreement to take any action in furtherance of any such transaction; (xii) enter into any contract, agreement or understanding (a) with governmental or regulatory authorities, (b) pursuant to which Allied or either of its subsidiaries would assume, guarantee, endorse or otherwise become liable for the debt, liability or obligation of any other person or entity, (c) which is entered into other than in the ordinary course of its business, (d) with respect to any charitable contribution, or (e) which, in the case of any one contract, agreement or understanding and whether or not in the ordinary course of its business, obligates Allied or one of its subsidiaries to make expenditures of more than $10,000 (other than contracts, agreements or understandings entered into in the ordinary course of Summit's or Peoples' lending operations); (xiii) except as may be required by governmental or other regulatory authority or as shall be required by applicable law or regulation, change in any material respect the nature of Allied's business or the manner in which it conducts its business, discontinue any material portion or line of its business, or change in any material respect its lending, investment, asset-liability management or other material banking or business policies; (xiv) generally change its accounting methods, practices or procedures or its depreciation or amortization policies, schedules or rates, except as required by generally accepted accounting principles or governmental regulations; (xv) sell or lease or enter into a contract, agreement or option to sell, lease or dispose of any real estate, any equipment, or any other fixed or capital asset having a value on its books or a fair market value, whichever is greater, of more than $50,000 for any individual item or asset, or more than $100,000 in the aggregate for all assets or items; (xvi) purchase or lease, or enter into a contract, agreement or option relating to the purchase, lease or acquisition of any real property, any equipment or other acquisition of any other fixed asset having a purchase price or involving aggregate lease payments in excess of $50,000 for any individual item or asset or more than $100,000 in the aggregate for all items or assets; (xvii) enter into a purchase commitment for supplies or services which calls for prices or fees of goods or fees for services materially higher than current market prices or which obligates Allied or its subsidiaries for a period longer than 12 months; (xviii) sell, purchase or repurchase or enter into a contract, agreement or option to do so with respect to any loan or other receivable or participation in any loan or other receivable except in the ordinary course of business; (xix) sell or dispose of or enter into a contract, agreement or option to sell or dispose of any other asset whether tangible or intangible of Allied including without limitation any trademark, trade name, copyright, service mark or intellectual property right or license, or assign its right to or otherwise give permission or consent to use or do business under Allied's or its subsidiaries' corporate names or any names similar thereto or release, transfer or waive any license or right granted to it by any other person to use any trademark, trade name, copyright, service mark or intellectual property right; (xx) enter into any note, loan agreement or arrangement pertaining to its borrowing money, or assume, guarantee, endorse or otherwise become responsible or liable for the obligation of another entity or incur any other liability or obligation (absolute or contingent), except in the ordinary course of business; or (xxi) change its current deposit policy, including pricing and acceptance, and take no actions designed to decrease materially the level of deposits as of the date of the Agreement.

Regulatory Considerations

     The Merger is subject to certain regulatory approvals, as set forth below. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to such statutes and regulations and the regulations promulgated under such statutes.

     The Merger is subject to approval by the Federal Reserve under the Bank Holding Company Act of 1956, as amended ("BHC Act"), which permits a bank holding company, such as BancShares, to merge with a savings bank holding company, such as Allied, if the Federal Reserve has approved of the transaction based upon its review of the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the community to be served. See "SUPERVISION, REGULATION AND GOVERNMENTAL POLICY - Bank Holding Company Regulation."
This consideration includes an evaluation by the Federal Reserve as to whether the Merger would result in a monopoly or otherwise would substantially lessen competition or impair the financial and managerial resources and future prospects of BancShares or Allied. In addition, the Federal Reserve must take into account the records of BancShares and Allied in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions.

     The Merger also is subject to approval by the Administrator. The Administrator may approve the Merger only after determining that BancShares is qualified by character, experience and financial responsibility to control Allied in a legal and responsible manner. In making this determination, the Administrator must consider BancShares' financial and managerial resources, and the organizational structure and future prospects and plans of BancShares and Allied. The Administrator also must consider whether the business and activities of BancShares, or its officers and directors or any other person controlling, controlled by, or associated with BancShares by having a common controlling person, would create a material deterioration of confidence in the safety, soundness, and financial integrity of Allied.

     The Merger also is subject to approval by the NC Commissioner and the NC Commission.

     The merger of Allied with and into BancShares is subject to review by the DOJ which may challenge the Merger on antitrust grounds.

     Applications for required approvals have been filed with the Federal Reserve, the NC Commissioner, the NC Commission and the Administrator and are pending. While no assurances of obtaining such required approvals are or can be given, BancShares and Allied believe that all such required regulatory approvals will be obtained.

     If any condition is imposed which, in the reasonable opinion of BancShares is materially disadvantageous or burdensome or adversely affects the anticipated economic or business benefits of the Agreement to BancShares as to render consummation of the Merger inadvisable, the Agreement permits BancShares to terminate the Agreement. See "- Conditions to Consummation."

     BancShares and Allied are not aware of any other governmental approvals or actions that are required for consummation of the Merger except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, could be obtained, would not delay consummation of the Merger or would not be conditioned in a manner that would cause BancShares to abandon the Merger.

Interest of Certain Persons and Effect of the Merger on Employees and Benefit Plans

     Employees and Benefit Plans. Provided they remain employed by Allied or one of its subsidiaries at the Effective Time, the Agreement provides that, subject to the availability of suitable positions, First Citizens Bank will make a good faith effort to offer employment commencing at the Effective Time to each employee of Allied or one of its subsidiaries through state-wide job posting for open positions. Any employment offered by First Citizens Bank shall be in such position, at such location and for such compensation as First Citizens Bank shall determine in its sole discretion. In the case of any employee of Allied or one of its subsidiaries who accepts employment with First Citizens Bank, such employment shall be "at will" and First Citizens Bank will have the right to terminate any such employees in accordance with First Citizens Bank's employment policies and practices. Any employee of Allied or one of its subsidiaries who becomes an employee of First Citizens Bank will be eligible to receive all employee benefits and to participate in all benefit plans provided by BancShares or First Citizens Bank on the same basis and subject to the same eligibility and vesting requirements, and to the same conditions, restrictions and limitations, as generally are in effect and applicable to newly hired employees of First Citizens Bank. Employees will be given credit for his or her full years of service with Allied and its subsidiaries for purposes of (i) entitlement to vacation and sick leave and for participation in all welfare, insurance and other fringe benefit plans of First Citizens Bank, and (ii) eligibility for participation and vesting in BancShares' 401(k) savings plan and its defined benefit pension plan (the "Pension Plan"); provided, however, that employees will not be entitled to or be given credit for past service with Allied or its subsidiaries for purposes of calculating or determining accrued benefits under the Pension Plan. Employees of Allied or its subsidiaries will be able to participate under the health insurance coverage of First Citizens Bank without regard to pre-existing condition requirements under First Citizens Bank's health insurance plan, to the extent any such condition existing at the Effective Time would have been covered under the health insurance plans of Allied or its subsidiaries.

     After the Effective Time, First Citizens Bank will grant to all employees of Allied or its subsidiaries who accept employment with First Citizens Bank a pro rata amount of sick leave and vacation leave, in accordance with the standard policy of First Citizens Bank, for the period of time between the Effective Time and the end of the calendar year during which the Effective Time occurs. Each such employee will be permitted to carry over any accrued unused sick leave and vacation leave to the extent that such carryover is consistent with and does not exceed the limitations imposed by First Citizens Bank's personnel policy then in effect.

     Allied will be permitted to pay severance compensation to any employee of Allied or one of its subsidiaries at the Effective Time who is not placed through First Citizens Bank's state-wide job posting for open positions and not offered employment with First Citizens Bank following the Merger. The amount of such compensation shall equal the amount of such employee's accrued but unused vacation leave, plus an amount equal to
(i) three month's salary or normal wages (at the person's then current salary or wage rate) in the case of employees who have total continuous, full years of service with Allied or one of its subsidiaries of less than five years, or (ii) four month's salary or wages (at the person's then current salary or wage rate) in the case of employees who have total continuous, full years of service with Allied or one of its subsidiaries of five years or more. The person must remain an employee of Allied or one of its subsidiaries at the Effective Time in order to be eligible for consideration for such severance compensation, which will be paid by Allied at the Effective Time. No severance compensation will be paid to any employee of Allied or one of its subsidiaries who is a party to a written employment or change-in-control agreement with Allied or one of its subsidiaries.

     Treatment of Allied Compensation and Benefit Plans and Agreements. Upon consummation of the Merger, BancShares will assume the existing obligations of Allied related to any deferred directors' fee plans, with pro rata adjustments to be made for the cessation or adjustment of amounts deferred by each individual director, if applicable, as allowed under the plan.

     At the Effective Time, BancShares will assume the existing obligations of Summit and Peoples under the Summit DRP and the Peoples DRP. All directors currently participating in such plans will be fully vested at the Effective Time regardless of years of service. In addition, BancShares will permit the Summit DRP to be amended at or prior to the Effective Time to increase the retirement fee payable thereunder from $12,000 to $14,400 with a further cost of living increase in such amount every two years thereafter based upon the percentage increase in the Consumer Price Index. BancShares will permit (i) the Peoples MBO program to continue for calendar 1995 as currently written and (ii) the Summit annual bonus plan to be paid; provided, however, that amounts paid under each program for 1995 may not exceed $100,000.

     BancShares will not assume the 1994 Allied Bank Capital, Inc. Management Recognition Plan and, therefore, at the Effective Time, such plan will cease to exist. However, outstanding stock awards under such plan will become fully vested.

     BancShares will assume at the Effective Time, the existing qualified defined contribution plans of Summit and Peoples and will merge such plans (or cause such plans to be merged) with the qualified defined contribution plan maintained for employees of BancShares and/or First

Citizens Bank, and fully vest affected participants thereunder. In the alternative, BancShares may permit Summit or Peoples to terminate such plans prior to the Effective Time.

     BancShares will assume at the Effective Time, the existing qualified defined benefit plans of the subsidiaries of Allied, and will provide for the prompt termination of such plans following consummation of the Merger. Summit and Peoples may commence termination proceedings with respect to their defined benefit plans prior to consummation of the Merger.

     In addition, as a result of the Merger, First Citizens Bank will assume the obligations of Summit and Peoples under certain existing employment or change in control agreements between Summit and A. Harold Ausley and Del F. Jones, officers of Summit, and between Peoples and Donald
F. Pelling, Richard B. Bennett, Jesse L. Thomas, Joey D. Marlowe, and Betty
V. Norris, officers of Peoples (collectively the "Employment Agreements"). The Employment Agreements generally provide for payments to each of the covered officers in the event of a "change in control," as that term is defined therein, of Summit or Peoples, as applicable, followed within 24 months by (i) a termination of such officer's employment for reasons other than "cause," as defined in the Employment Agreements, (ii) an assignment to duties or responsibilities inconsistent with the officer's current position, (iii) a reduction in annual base salary below that which is in effect at the Effective Time, (iv) a termination of the officer's insurance or other employee benefits, or (v) a transfer of the officer an unreasonable distance from his or her current principal office. Upon the occurrence of any such event, the covered officers would be entitled to payments in amounts ranging from one and one-half to three times, as applicable, such officer's "base amount," as such term is defined in the Employment Agreements and, if any of the covered officers are not retained by First Citizens Bank following the Merger, such persons would be entitled to receive the payments provided for therein.

     BancShares has agreed to assume Allied's obligations under Supplemental Income Agreements by and between Allied and A. Harold Ausley and Del F. Jones. A termination of employment pursuant to each executive's existing employment agreement with Summit shall be considered to be the equivalent of termination for reasons other than death or attainment of age 65, and, therefore, shall entitle Mr. Ausley and Mr. Jones to receive annual benefit payments thereunder. In addition, BancShares will assume Peoples' obligations to pay benefits to Donald F. Pelling under the Deferred Compensation and Income Continuation Agreement entered into by and between Peoples and Mr. Pelling pursuant to which Mr. Pelling is entitled to receive monthly benefit payments.

     Directors. Following the Effective Time, BancShares' Board of Directors shall appoint one member of Allied's Board of Directors who will be chosen in BancShares' sole discretion to serve as a director of BancShares until the next meeting of shareholders at which members of BancShares' Board of Directors are elected. Thereafter, such person shall be nominated and recommended for election as a director of BancShares for a one-year term at such meeting and at each of the next three consecutive meetings at which directors are elected. During the period he serves as a BancShares director, BancShares' Board of Directors also will appoint such person to serve as a director of First Citizens Bank. Such service as a director of BancShares or First Citizens Bank shall be subject to reasonable and customary review, regulatory approval, qualification under BancShares' and First Citizens Bank's bylaws and, in the case of BancShares, to election by BancShares' shareholders. For his services as a director of BancShares and First Citizens Bank, such person, provided he remains as a director of BancShares and First Citizens Bank, and further provided he is not or does not serve as a director or advisory director of another financial institution or financial institution holding company, will be compensated until the end of such person's fourth elected one-year term at the fee schedule in effect on March 31, 1995 for directors of Allied and its subsidiaries.
Thereafter, if such person continues to serve as a director of BancShares and First Citizens Bank, he will be compensated in accordance with BancShares' and First Citizens Bank's then current standard fee schedule. The current fee schedule for directors of BancShares provides for an annual retainer of $10,000 and a fee of $500 for each Board meeting attended. The current fee schedule for advisory directors of First Citizens Bank provides for annual compensation in an amount equal to $500.

     At the Effective Time, each of the directors of Allied (other than the director who is appointed to BancShares' Board of Directors and directors who do not desire to serve, and excluding A. Harold Ausley and Donald F. Pelling), and each of Royce N. Angel and R. Allen Rippy (both of whom are directors of Peoples), shall be appointed to serve for a term of four years following the Effective Time as a member of a local Advisory Board for one of First Citizens Bank's banking offices in the former geographic market of Summit or Peoples. Such directors, provided they remain directors of First Citizens Bank and provided further that they do not serve as directors or advisory directors of another financial institution or financial institution holding company, shall be compensated for their services as Advisory Board members at the fee schedule in effect on March 31, 1995 for directors of Allied and its subsidiaries for a period of four years from the Effective Time. Subsequent to the fourth year after the Effective
Time, each person's continued service as an advisory director will be at First Citizens Bank's pleasure and will be subject to First Citizens Bank's normal policies and procedures regarding the appointment and service of advisory directors, and each person who continues to serve as an advisory director will receive fees for such service in accordance with First Citizens Bank's then current fee schedule for advisory directors as described above. The fee schedule in effect on March 31, 1995, for directors of Allied and its subsidiaries provided for annual compensation in amounts ranging from $22,900 to $30,600.


     Indemnification of Directors and Officers. After the Effective Time, without releasing any insurance carrier and after exhaustion of all applicable director and liability insurance coverage for Allied or its subsidiaries and their respective officers and directors, BancShares will indemnify, hold harmless and defend directors and officers of Allied and its subsidiaries at the Effective Time, to the same extent as BancShares' indemnifies its directors and officers, from and against any claims, disputes, suits, proceedings, losses, costs, liabilities and expenses of every kind and nature arising out of, or resulting from any act or failure to act by such office or director in the ordinary scope of his or her duties brought against any such director or officer by reason of the fact that he or she was a director or officer of Allied or one of its subsidiaries or any action brought in connection with the Merger.

     The Bylaws of BancShares provide that officers and directors of BancShares shall be indemnified by BancShares to the greatest extent permitted by law. Delaware's General Corporation Law (the "General Corporation Law") contains provisions prescribing the extent to which directors and officers shall or may be indemnified. The General Corporation Law permits a corporation, with certain exceptions, to indemnify a current or former officer or director against liability if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which such director was adjudged liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such director is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. The General Corporation Law requires the corporation to indemnify an officer or director in the defense of any proceeding to which he was a party against expenses actually and reasonably incurred to the extent that he is successful on the merits or otherwise in his defense. Indemnification under the General Corporation Law (unless ordered by a court) shall be made by the corporation only upon a determination that indemnification of the director or officer was proper under the circumstances because he met the applicable standard of conduct set forth in the General Corporation Law. Such determination may be made by (i) the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding, (ii) if such a quorum is not obtainable, or even if obtainable if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders of the corporation.
Insofar as indemnification for liabilities arising under the Securities
Act may be permitted to directors, officers or persons controlling BancShares pursuant to the foregoing provisions, BancShares has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     Options. At August 7, 1995, certain employees and directors of Allied and its subsidiaries held options under existing Allied option plans to acquire up to 563,164 shares of Allied Stock. At the Effective Time, Allied will trigger or cause to be triggered for the benefit of such participating employees or directors, as the case may be, all options under such plans which are outstanding and unexercised at the Effective Time.
Such options will be converted, by virtue of the Merger, into the right to receive $25.25 in cash (or such lesser amount as may result from the adjustments described herein), less the exercise price, for each outstanding option. Allied will deliver payment to option holders on account of the trigger of such options immediately prior to the Effective Time.

Restrictions on Resales by Affiliates

     The directors and executive officers of Allied and any shareholder owning 5% or more of Allied Stock are deemed to be "affiliates" of Allied. Any sale or other disposition by such affiliates of shares of BancShares Common Stock received by them pursuant to the Merger may be made only in compliance with an exemption from the registration requirements of the Securities Act and the restrictions set forth below.

     The respective obligations of BancShares and Allied to consummate the Merger are subject to the condition that each affiliate of Allied must execute and deliver to BancShares an agreement to the effect that each such person will not dispose of any shares of BancShares Common Stock to be received pursuant to the Merger in violation of the Securities Act or the applicable rules and regulations of the SEC. The stock certificates representing shares of BancShares Common Stock issued to persons deemed to be affiliates of Allied will bear a legend summarizing the restrictions, and BancShares will instruct its transfer agent to impose stop orders with respect to such certificates.

     This Prospectus/Proxy Statement may not be used by any such affiliate of Allied for the resale of any shares of BancShares Common Stock received pursuant to the Merger.

Certain Income Tax Consequences

     The following is a summary discussion of the material federal income tax consequences of the Merger to shareholders of Allied. This summary is based on the law as currently constituted and is subject to change in the event of changes in the law, including amendments to applicable statutes or regulations or changes in judicial or administrative rulings, some of which could be given retroactive effect. The summary does not address any foreign, state or local tax consequences, except for certain North Carolina income tax consequences, nor does it address all aspects of federal income taxation that may apply to the Merger. Allied shareholders are urged, therefore, to consult their own tax advisors as to the specific tax consequences to them of the Merger and the exchange of their Allied Stock for shares of BancShares Common Stock, cash or Debentures, or a combination of BancShares Common Stock and cash or BancShares Common Stock and Debentures, including, without limitation, tax return reporting requirements, the application and effect of federal, foreign, state and local and other tax laws, and the implications of any proposed changes in the tax laws.

     BancShares and Allied have received an opinion dated September 25, 1995, of KPMG Peat Marwick LLP, tax advisors to BancShares, which reaches certain conclusions with respect to certain federal and North Carolina income tax consequences of the Merger (the "Tax Opinion").
It is a condition to consummation of the Merger that the Tax Opinion be confirmed as of the Effective Time. Where appropriate or useful, this discussion will refer to the Tax Opinion and particular conclusions expressed therein. Additionally, the facts and representations upon which the Tax Opinion is based are set forth in such Tax Opinion which is an exhibit to the Registration Statement. See "AVAILABLE INFORMATION." However, such an opinion represents only that advisor's best judgment as to the matters expressed therein and has no binding effect on the Internal Revenue Service (the "IRS"), or the North Carolina Department of Revenue (the "Department of Revenue"), or official status of any kind. There can be no assurance that the IRS or the Department of Revenue could not successfully contest in the courts an opinion expressed by the advisor as set forth in the Tax Opinion or that legislative, administrative or judicial decisions or interpretations may not be forthcoming that would significantly change the opinion set forth in the Tax Opinion. The IRS will not currently issue private letter rulings concerning a transaction's qualification under certain types of reorganizations or certain federal income tax consequences resulting from such qualification. Accordingly, no private letter ruling has been, nor is it anticipated that such a ruling will be, requested from the IRS with respect to the Merger.

     The Tax Opinion provides in substance that the federal income tax consequences of the Merger will be as follows:

         (i) Provided the Merger qualifies as a statutory merger under North Carolina and Delaware law, then the Merger will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code;

         (ii) No gain or loss will be recognized by BancShares, First Citizens Bank, Allied, Summit or Peoples by reason of the Merger;

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

         (iii) No gain or loss will be recognized by the shareholders of Allied upon receipt of solely BancShares Common Stock (including any fractional share interests to which they may be entitled) in exchange for their holdings of Allied Stock. Allied shareholders who receive cash or Debentures may recognize income or gain up to the amount of cash or the fair market value of the Debentures received in exchange for Allied Stock pursuant to the Agreement. Whether the receipt of cash or Debentures is accorded dividend or capital gain treatment may depend on the number of shares of BancShares Common Stock received by the Allied shareholder after the exchange and whether the receipt of cash or Debentures meets one of the four tests under Section 302 of the Code. Due to the exchange procedures, despite an election by an Allied shareholder to receive only BancShares Common Stock, he or she may receive cash or Debentures, which could result in the recognition of income or gain. Loss, if any, will not be recognized by a shareholder who receives BancShares Common Stock and cash or Debentures in exchange for his or her Allied Stock pursuant to the Agreement;

         (iv) The tax basis in the BancShares Common Stock received by a shareholder (including any fractional share interests to which they may be entitled) will be the same as the tax basis in Allied Stock surrendered in exchange therefor, decreased by the amount of cash or the fair market value of the Debentures received, if any, and increased by the amount of dividend income or gain recognized, if any, in the exchange;

         (v) The holding period for BancShares Common Stock received by a shareholder (including any fractional share interests to which they may be entitled) in exchange for Allied Stock will include the period during which the shareholder held Allied Stock surrendered in the exchange, provided that Allied Stock was held as a capital asset at the Effective Time;

         (vi) The receipt of cash in lieu of a fractional share of BancShares Common Stock will be treated as if the fractional share of BancShares Common Stock was distributed as part of the exchange to Allied shareholder and then redeemed by BancShares, resulting in capital gain or loss measured by the difference, if any, between the amount of cash received for such fractional share and the shareholder's basis in the fractional share;

         (vii) The receipt of solely cash by a Allied shareholder who elects to receive cash for his or her Allied Stock, or who exercises his or her statutory dissenter's rights, will be treated as having been received by the shareholder as a distribution in redemption of his or her stock. If the redemption meets one of the four tests set forth in Section 302 of the Code, it will result in capital gain or loss measured by the difference, if any, between the amount of cash received for such stock and the shareholder's basis in the stock. If the redemption does not meet one of the four tests of Section 302, such distribution will be treated as a dividend pursuant to Section 301 of the Code; and,

         (viii) Gain or loss will be recognized by a shareholder of Allied who receives solely Debentures measured by the difference between (a) the total principal payments of the Debenture received and (b) the shareholder's basis in Allied Stock surrendered in exchange therefor. In calculating the amount of income realized on receipt of the Debentures, the fair market value of the Debentures must be recognized in the year of receipt, notwithstanding the fact that the Debentures may be paid over a number of years. The distribution of the Debentures could be treated as a redemption of the Allied Stock. If the redemption meets one of the four tests set forth in Section 302 of the Code, it will result in capital gain or loss measured by the difference, if any, between the fair market value of the Debentures received for such stock and the shareholder's basis in the stock. If the redemption does not meet one of the four tests of Section 302, such distribution will be treated as a dividend pursuant to Section 301 of the Code.


     The Tax Opinion also concludes that the Merger will be treated in substantially the same manner for North Carolina income tax purposes as for federal income tax purposes.

Accounting Treatment

     BancShares will account for the Merger as a purchase for accounting and financial reporting purposes.

Dissenters' Rights

     The Merger will give rise to Dissenters' Rights under Article 13 of the North Carolina Business Corporation Act ("Article 13"). Pursuant to
Article 13, any shareholder of Allied who objects to the Merger may exercise Dissenters' Rights and become entitled to be paid the fair value of his shares of Allied Stock if the Merger is consummated. The following is only a summary of the Dissenters' Rights of Allied's shareholders. A complete copy of Article 13 is attached hereto as Appendix III and incorporated by reference into this Prospectus/Proxy Statement. Any shareholder who intends to exercise Dissenters' Rights should review the text of Article 13 carefully and comply exactly with its requirements, and also should consult with his or her attorney. Except as provided below, no further notices will be given to shareholders by Allied regarding the existence of Dissenters' Rights or any time periods within which those rights must be exercised.

     Article 13 provides in detail for shareholders' Dissenters' Rights and the procedure for exercising those rights that must be followed by a dissenting shareholder. In summary, that procedure is described below.

     Any shareholder who desires to assert Dissenters' Rights must (i) give to Allied, and Allied must actually receive, before the vote on the Merger is taken, written notice of his intent to demand payment for his shares if the Merger is consummated, and (ii) not vote his shares in favor of the Merger. Failure by a shareholder to satisfy both requirements will mean that the shareholder will not be entitled to assert Dissenters' Rights and obtain payment for his shares under Article 13. Shareholders should note that if they sign and return a blank appointment of proxy with no instructions as to how their shares should be voted, they will be deemed to have voted in favor of the Merger and thereafter will not be entitled to assert Dissenters' Rights.

     If the Agreement is approved by Allied's shareholders at the Special Meeting (or at any adjournments thereof), then, within 10 days of the date the Merger is consummated, Allied must send a written notice (by registered or certified mail, return receipt requested) to each shareholder who has taken the actions described above and is entitled to exercise Dissenters' Rights. That notice will:

     (a) State where the dissenting shareholder's payment demand must be sent, and where and when share certificates must be deposited;

     (b)    Supply a form for demanding payment;

     (c) Set a date by which Allied must receive the dissenting shareholder's payment demand (which may not be fewer than 30 nor more than 60 days after the date the dissenters' notice is mailed); and,

     (d)    Be accompanied by a copy of Article 13.

     A shareholder who has been sent the dissenters' notice must demand payment and must deposit his share certificates by the date set forth in and in accordance with the terms and conditions of the dissenters' notice; otherwise, such shareholder is not entitled to payment for his shares under
Article 13. A shareholder who demands payment and deposits his share certificates as required retains all other rights as a shareholder until such rights are cancelled or modified by consummation of the Merger.

     As soon as the Merger is consummated or upon receipt of a payment demand, Allied will offer to pay each dissenter who timely demanded payment and deposited his share certificates, the amount Allied estimates to be the fair value of his shares, plus interest accrued to the date of payment, and will pay this amount to each dissenter who agrees in writing to accept it in full satisfaction of his demand. Allied's offer of payment will be accompanied by:

         (a) Certain of Allied's most recent available financial statements;

         (b) A statement of Allied's estimate of the fair value of the shares;

         (c)        An explanation of how the interest was calculated;

         (d) A statement of the dissenter's right to demand payment if dissatisfied with Allied's offer; and,

         (e)        A copy of Article 13.

     If Allied does not consummate the Merger within 60 days after the date set for demanding payment and depositing share certificates, Allied must return the deposited certificates, and if, thereafter, the Merger is consummated, Allied must send a new dissenters' notice and repeat the payment demand procedure set forth above.

     If a dissenter believes that the amount offered by Allied as described above is less than the fair value of his shares or that the interest due is incorrectly calculated, or if Allied fails to make payment to a dissenter who accepts its offer within 30 days after such acceptance, or if Allied fails to consummate the Merger and does not return the deposited certificates within 60 days after the date set for demanding payment, then the dissenter may notify Allied in writing of his own estimate of the fair value of his shares and the amount of interest due and may demand payment of his estimate, or may reject Allied's offer and demand payment of the fair value of his shares and interest due. In any such event, if a dissenting shareholder fails to take any such action within the 30-day period, he will be deemed to have waived his rights under Article 13 and to have withdrawn his dissent and demand for payment.

     If a dissenter has taken all required actions and his demand for payment remains unsettled, the dissenter may commence a proceeding within 60 days after the date of his payment demand and petition the court to determine the fair value of his shares and accrued interest. Upon service on it of the petition filed with the court, Allied must pay to the dissenter the amount originally offered by Allied. If the dissenter does not commence the proceeding within said 60-day period, he has an additional 30 days to either (i) accept in writing the amount offered by Allied, upon which acceptance Allied will pay such amount in full satisfaction of the dissenter's demand, or (ii) withdraw his demand for payment and resume the status of a nondissenting shareholder. A dissenter who takes no action within this 30-day period is deemed to have withdrawn his dissent and demand for payment.

     In the court proceeding described above, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value, and has discretion to make all dissenters whose demands remain unsettled parties to the proceeding. Each dissenter made a party to the proceeding must be served with a copy of the petition and is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, to exceed the amount paid by Allied. Court costs, appraisal and counsel fees may be assessed by the court as it deems equitable.

     Article 13 contains certain additional provisions with respect to dissent by nominees who hold shares for others, and by beneficial owners whose shares are held in the name of other persons, and reference is made to Appendix III for a more complete description thereof.

     For a discussion of certain tax consequences applicable to shareholders who exercise Dissenters' Rights, see " - Certain Income Tax Consequences."

             INFORMATION ABOUT FIRST CITIZENS BANCSHARES, INC.

BancShares

     BancShares was incorporated under the laws of Delaware on August 7, 1986, to become the successor to First Citizens Bank Corporation ("FCC"), a North Carolina corporation that was the bank holding company of First Citizens Bank, its commercial banking subsidiary. On October 21, 1986, FCC was merged into BancShares, and BancShares became the sole shareholder of First Citizens Bank. BancShares' principal assets are its investments in and the receivables from its subsidiary, First Citizens Bank. Its primary sources of income are dividends from First Citizens Bank and interest income on funds loaned by it to First Citizens Bank. At June 30, 1995, based on total assets of $6.9 billion, BancShares was the fifth largest banking organization headquartered in North Carolina. The pro forma combined assets of BancShares and Allied would have been approximately $7.2 billion as of June 30, 1995.

First Citizens Bank

     First Citizens Bank was chartered on March 4, 1893, as the Bank of Smithfield, Smithfield, North Carolina and through a series of mergers and name changes, it later became First Citizens Bank. First Citizens Bank provides a wide range of banking services designed to meet the needs of both consumers and commercial entities of North Carolina. These services, offered at most of its branches, include, among others, normal taking of deposits, cashing checks, and providing for individual commercial cash needs; numerous checking and savings plans, including fixed-rate certificates of deposits of varying terms, insured money market savings, NOW checking, master note and repurchase agreements, and fixed-and variable-rate IRAs; commercial and consumer lending; commercial leasing; corporate cash and management services; a full service trust department; and other activities incidental to commercial banking. The deposits of First Citizens Bank are insured either by the BIF or the SAIF of the FDIC up to the maximum amount permitted by law.

     First Citizens Bank's business strategy historically has emphasized maintaining liquidity and superior credit quality. At June 30, 1995, First Citizens Bank's loans-to-deposits ratio was approximately 74.3% and its nonperforming assets totaled $20 million, or 0.3% of total assets.

     At June 30, 1995, based on total deposits, First Citizens Bank was the fifth largest commercial bank in North Carolina. Also at that date, First Citizens Bank operated 295 offices in 173 cities in North Carolina.

Marlinton Bank and White Sulphur Springs Bank

     On September 1, 1994 and June 1, 1995, BancShares consummated its acquisitions of Marlinton Bank and White Sulphur Springs Bank, respectively, which enabled BancShares to establish a limited presence in West Virginia, where, prior to such acquisitions, it had none. At June 30, 1995, Marlinton Bank had two branches located in Pocahontas County, West Virginia and had total assets of $57.5 million and total deposits of $47.6 million. Marlinton Bank is a community-oriented financial institution offering primarily lending and deposit banking services to the community it serves. The deposits of Marlinton Bank are insured by the BIF of the FDIC up to the maximum amount permitted by law. The principal office of Marlinton Bank is located at 201 Eighth Street, Marlinton, West Virginia 24954, and its telephone number is (304) 799-4306. At June 30, 1995, White Sulphur Springs Bank had two branches located in Greenbrier County, West Virginia and had total assets of $70 million and total deposits of $59.2 million. White Sulphur Springs Bank also is a community-oriented financial institution offering primarily lending and deposit banking services to the community it serves. The deposits of White Sulphur Springs Bank are insured by the BIF of the FDIC up to the maximum amount permitted by law. The principal office of White Sulphur Springs Bank is located at 1 East Main Street, White Sulphur Springs, West Virginia 24986, and its telephone number is (304) 536-1400.

FCB-VA

     On February 2, 1995, BancShares consummated its acquisition of Pace American Bank (now FCB-VA) which enabled BancShares to establish a limited presence in Virginia where, prior to such acquisition, it had none. At June 30, 1995, FCB-VA had total assets of $239.7 million and total deposits of $201 million. FCB-VA provides commercial and consumer banking services to customers throughout south-central Virginia. On June 30, 1995, FCB-VA had 13 offices. On August 17, 1995, FCB-VA acquired a fourteenth branch in Clifton Forge, Virginia. The deposits of FCB-VA are insured by the BIF of the FDIC up to the maximum amount permitted by law. The principal office of FCB-VA is located at 112 East Hicks Street, Lawrenceville, Virginia 23868, and its telephone number is (804) 848-4115. FCB-VA is expected to be merged into First Citizens Bank during 1996 under the Interstate Banking Act.

Address and Additional Information

     The principal offices of BancShares and First Citizens Bank are located at 239 Fayetteville Street, Raleigh, North Carolina 27601. Their telephone number is (919) 755-7000.

     Additional information with respect to BancShares and First Citizens Bank is included in BancShares' annual report on Form 10-K for the year ended December 31, 1994, which is incorporated herein by reference, and in BancShares' 1994 Annual Report, selected portions of which are incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                OWNERSHIP OF BANCSHARES VOTING SECURITIES BY
                  CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of July 31, 1995, the shareholders identified in the following table beneficially owned more than 5% of one or both classes of the voting securities of BancShares:


                                        Beneficial Ownership                           Combined
                                                                                       Class A and
                                Class A Common           Class B Common                Class B Common
  Name and Address              and Percentage           and Percentage                Percentage of
  of Beneficial Owner           of Class                 of Class                      Total Votes*

  Claire Holding Bristow            50,995(1)              100,812(1)                     4.47%
  Columbia, SC                      (.57%)                   (5.70%)

  George H. Broadrick           1,265,048(2)               325,916(2)                    17.40%
  Charlotte, NC                   (14.17%)                 (18.42%)

  Hope Holding Connell              39,569(3)              109,197(3)                     4.80%
  Raleigh, NC                       (.44%)                  (6.17%)

  Elizabeth C. Holding              51,153(4)              100,885(4)                     4.47%
  Washington, DC                    (.57%)                  (5.70%)

  Frank B. Holding              2,579,413(5)               632,577(5)                    34.11%
  Smithfield, NC                  (28.89%)                 (35.75%)

  Frank B. Holding, Jr.             55,475(6)              105,943(6)                     4.70%
  Raleigh, NC                       (.62%)                  (5.99%)

  Lewis R. Holding              1,199,137(7)               327,094(7)                    17.28%
  Lyford Cay, Bahamas             (13.43%)                 (18.49%)

  Olivia B. Holding                 48,656(8)              104,015(8)                     4.60%
  Raleigh, NC                       (.55%)                  (5.88%)

_________________
* This column reflects the aggregate votes attributable to the combined shares of Class A and Class B beneficially owned as a percentage of the aggregate number of votes that may be cast by the holders of all shares of BancShares' outstanding voting securities.

** The amounts and percentages of BancShares voting securities shown for Frank B. Holding and Lewis R. Holding include shares of Class A and Class B beneficially owned by certain other persons, as set forth in the table above and the notes below, and as to which beneficial ownership is disclaimed by Frank B. Holding and Lewis R. Holding. If such amounts were not included in their beneficial ownership, Frank B. Holding would beneficially own 2,358,265 shares (26.42%) and 117,900 shares (6.66%) of Class A and Class B, respectively, Lewis R. Holding would beneficially own 1,172,409 shares (13.13%) and 325,931 shares (18.42%) of Class A and Class B, respectively, and the combined
     Class A and Class B percentage of total votes beneficially owned by Frank B. Holding and Lewis R. Holding would be 11.40% and 17.15%, respectively.

(1) Claire Holding Bristow exercises sole voting and investment power as to 45,995 shares of Class A and 99,562 shares of Class B held on her own behalf. She exercises shared voting and investment power as to an additional 5,000 shares of Class A and 1,250 shares of Class B held in a trust for her benefit in a nominee name by the Trust Department of First Citizens Bank. All of such shares also are included in the beneficial ownership shown above for her father, Frank B. Holding, who disclaims beneficial ownership as to such shares.

(2) George H. Broadrick exercises sole voting and investment power as to 55,742 shares of Class A held on his own behalf and as to 953,806 shares of Class A and 262,041 shares of Class B held by him as sole trustee of two irrevocable trusts for the benefit of the adult daughters of Lewis R. Holding. He exercises shared voting and investment power as to 245,500 shares of Class A and 61,375 shares of Class B held by him and Carolyn S. Holding as co-trustees of four irrevocable trusts for the benefit of Lewis R. Holding's adult daughters, which shares also are included in the beneficial ownership of Lewis R. Holding. Mr. Broadrick disclaims beneficial ownership as to 10,000 shares of Class A and 2,500 shares of Class B included above and owned by his spouse.

(3) Hope Holding Connell exercises sole voting and investment power as to 33,469 shares of Class A and 101,722 shares of Class B held on her own behalf. She disclaims beneficial ownership as to 1,200 shares of Class A and 6,250 shares of Class B held by her spouse on his own behalf and/or as custodian for their minor son. She exercises shared voting and investment power as to an additional 4,900 shares of Class A and 1,225 shares of Class B held in a trust for her benefit in a nominee name by the Trust Department of First Citizens Bank. All of such shares also are included in the beneficial ownership shown above for her father, Frank B. Holding, who disclaims beneficial ownership as to such shares.

(4) Elizabeth C. Holding exercises sole voting and investment power as to 46,153 shares of Class A and 99,635 shares of Class B held on her own behalf. She exercises shared voting and investment power as to an additional 5,000 shares of Class A and 1,250 shares of Class B held in a trust for her benefit in a nominee name by the Trust Department of First Citizens Bank. All of such shares also are included in the beneficial ownership shown above for her father, Frank B. Holding, who disclaims beneficial ownership as to such shares.

(5) Frank B. Holding exercises sole voting and investment power as to 1,638,350 shares of Class A held on his own behalf. He disclaims beneficial ownership as to 318,124 shares of Class A and 514,677 shares of Class B held by his spouse, adult son and daughters and their spouses, and 24,700 shares of Class A and 6,175 shares of Class B held in a nominee name by the Trust Department of First Citizens Bank for the benefit of his adult son and daughters, all of which shares are included above. He exercises shared voting and investment power as to an aggregate of 598,239 shares of Class A and 111,725 shares of Class B held by the following corporations and other entities which, for beneficial ownership purposes, are deemed controlled by Mr. Holding: First Citizens Bancorporation of South Carolina, Inc. (183,600 shares of Class A and 45,900 shares of
     Class B); Fidelity BancShares (N.C.), Inc. (100,000 shares of
     Class A); Southern BancShares (N.C.), Inc. (19,100 shares of Class A and 19,775 shares of Class B); Southern Bank and Trust Company (46,000 shares of Class A); Goshen, Inc. (54,000 shares of Class A); The Heritage Bank (23,628 shares of Class A); Yadkin Valley Company (1,300 shares of Class A and 325 shares of Class B); Yadkin Valley Life Insurance Company (700 shares of Class A and 175 shares of Class B); Twin States Farming, Inc. (4,900 shares of Class A and 1,225 shares of Class B); The Robert P. Holding Foundation, Inc., a charitable foundation of which Mr. Holding is a director, (134,682 shares of Class A and 36,525 shares of Class B); and in a nominee name by the Trust Department of First Citizens Bank (30,329 shares of Class A and 7,800 shares of Class B held in a fiduciary capacity for the benefit of various third parties). Included in Frank B. Holding's beneficial ownership are 267,011 shares of Class A and 44,825 shares of Class B also shown as beneficially owned by his brother, Lewis R. Holding, of which 30,329 shares of Class A and 7,800 shares of Class B also are included in the beneficial ownership of James B. Hyler, Jr. (See the table below), and an aggregate of 245,848 shares of Class A and 520,852 shares of Class B also are included in the ownership of Mr. Holding's adult son and daughters, each of whom is listed individually in the table above.

(6) Frank B. Holding, Jr. exercises sole voting and investment power as to 40,095 shares of Class A and 85,318 shares of Class B held on his own behalf and 6,780 shares of Class A and 18,750 shares of Class B held by him as custodian for his minor children. He exercises shared voting and investment power as to an additional 4,900 shares of Class A and 1,225 shares of Class B held in a trust for his benefit in a nominee name by the

     Trust Department of First Citizens Bank, and he disclaims beneficial ownership as to 3,700 shares of Class A and 650 shares of Class B included above and held by his spouse. All of such shares also are included in the beneficial ownership shown above for his father, Frank B. Holding, who disclaims beneficial ownership as to such shares.

(7) Lewis R. Holding exercises sole voting and investment power as to 610,935 shares of Class A and 207,706 shares of Class B held on his own behalf. He disclaims beneficial ownership as to certain shares included above and held by his spouse individually (48,963 shares of Class A and 12,025 shares of Class B); by his spouse and George H. Broadrick as co-trustees of four irrevocable trusts for the benefit of his adult daughters (245,500 shares of Class A and 61,375 shares of Class B) and by his adult daughters (26,728 shares of Class A and 1,163 shares of Class B). He exercises shared voting and investment power as to an aggregate of 267,011 shares of Class A and 44,825 shares of Class B held by the following corporations and other entities which, for beneficial ownership purposes, are deemed controlled by Mr. Holding: Fidelity BancShares (N.C.), Inc. (100,000 shares of Class A); Yadkin Valley Company (1,300 shares of Class A and 325 shares of Class B); Yadkin Valley Life Insurance Company (700 shares of Class A and 175 shares of Class B); The Robert P. Holding Foundation, Inc., a charitable foundation of which Mr. Holding is a director (134,682 shares of Class A and 36,525 shares of Class B); and in a nominee name by the Trust Department of First Citizens Bank (30,329 shares of Class A and 7,800 shares of Class B held in a fiduciary capacity for the benefit of various third parties).
     Included in Lewis R. Holding's beneficial ownership are 267,011 shares of Class A and 44,825 shares of Class B also shown as beneficially owned by his brother, Frank B. Holding, of which 30,329 shares of Class A and 7,800 shares of Class B also are included in the beneficial ownership of James B. Hyler, Jr. (See the table below).

(8) Olivia B. Holding exercises sole voting and investment power as to 43,756 shares of Class A and 102,790 shares of Class B held on her own behalf. She exercises shared voting and investment power as to an additional 4,900 shares of Class A and 1,225 shares of Class B held in a trust for her benefit in a nominee name by the Trust Department of First Citizens Bank. All of such shares also are included in the beneficial ownership shown above for her father, Frank B. Holding, who disclaims beneficial ownership as to such shares.

          As of July 31, 1995, the beneficial ownership of the voting securities of BancShares by the directors, certain named executive officers, and by all directors and executive officers as a group, of BancShares and First Citizens Bank was as follows:


                                        Beneficial Ownership*                  Combined
                                                                               Class A and
                              Class A Common              Class B. Common      Class B Common
  Name and Address            and Percentage              and Percentage       Percentage of
  of Beneficial Owner         of Class                    of Class             Total Votes**

  John M. Alexander, Jr.         1,012(1)                       225(1)            .01%
  Raleigh, NC                   (.01%)                         (.01%)

  Ted L. Bissett                 7,142(2)                     1,375(2)            .08%
  Spring Hope, NC               (.08%)                        (.08%)

  B. Irvin Boyle                   700                          175               .01%
  Charlotte, NC                 (.01%)                         (.01%)

  George H. Broadrick       1,265,048(3)                   325,916(3)           17.40%
  Charlotte, NC               (14.17%)                       (18.42%)

  H. Max Craig, Jr.             12,299(4)                    3,550(4)             .19%
  Stanley, NC                   (.14%)                        (.20%)

                                   53


                                        Beneficial Ownership*                  Combined
                                                                               Class A and
                              Class A Common              Class B. Common      Class B Common
  Name and Address            and Percentage              and Percentage       Percentage of
  of Beneficial Owner         of Class                    of Class             Total Votes**

  Betty M. Farnsworth            1,536(5)                       250               .01%
  Pilot Mountain, NC            (.02%)                        (.01%)

  Lewis M. Fetterman            12,787(6)                    2,750(6)             .15%
  Clinton, NC                   (.14%)                        (.16%)

  Frank B. Holding          2,579,413(7)                   632,577(7)           34.11%
  Smithfield, NC              (28.89%)                      (35.75%)

  Frank B. Holding, Jr.         55,475(8)                   105,943(8)           4.70%
  Raleigh, NC                   (.62%)                       (5.99%)

  Lewis R. Holding          1,199,137(9)                   327,094(9)           17.28%
  Lyford Cay, Bahamas         (13.43%)                       (18.49%)

  Charles B. C. Holt             2,570(10)                      -0-               .01%
  Fayetteville, NC               (.03)

  James B. Hyler, Jr.           35,134(11)                   7,900(11)            .43%
  Raleigh, NC                   (.39%)                        (.45%)

  Gale D. Johnson                  473                          50                .01%
  Dunn, NC                      (.01%)                       (.01%)

  Freeman R. Jones               4,400                         250                .02%
  Midland, NC                   (.05%)                       (.01%)

  Lucius S. Jones                1,000                         -0-                .01%
  Wendell, NC                   (.01%)

  I. B. Julian                  14,000                       3,500                .19%
  Fayetteville, NC              (.16%)                        (.20%)

  Joseph T. Maloney, Jr.        22,452                       5,400                .29%
  Fayetteville, NC              (.25%)                       (.31%)

  J. Claude Mayo, Jr.            1,000                         -0-                .01%
  Rocky Mount, NC               (.01%)

  William McKay                  1,080(12)                     -0-                .01%
  Flat Rock, NC                 (.01%)

  Brent D. Nash                 13,341(13)                     -0-                .04%
  Tarboro, NC                   (.15%)

  Lewis T. Nunnelee, II            600                         450                .02%
  Wilmington, NC                (.01%)                       (.03%)

  James M. Parker                1,595(14)                     -0-                .01%
  Raleigh, NC                   (.02%)

  Talbert O. Shaw                  117                         -0-                .01%
  Raleigh, NC                   (.01%)


                                   54


                                        Beneficial Ownership*                  Combined
                                                                               Class A and
                              Class A Common              Class B. Common      Class B Common
  Name and Address            and Percentage              and Percentage       Percentage of
  of Beneficial Owner         of Class                    of Class             Total Votes**


  R. C. Soles, Jr.              13,738                         -0-                .04%
  Tabor City, NC                (.15%)

  David L. Ward, Jr.            30,600(15)                 8,638(15)              .45%
  New Bern, NC                  (.34%)                        (.49%)

  All directors, nominees for
  director, and executive
  officers as a group       4,690,220(16)              1,206,300(16)            64.42%(16)(17)
  (35 persons)               (52.51%)(17)                (68.18%)

__________________
* Except as otherwise stated in the footnotes following this table, shares shown as beneficially owned, to the best of BancShares' management's knowledge, are owned directly by the persons named and such persons exercise sole voting and investment power with respect to those shares.

** This column reflects the aggregate votes attributable to the combined shares of Class A and Class B beneficially owned by each director, nominee for director, and executive officer, and by the group, as a percentage of the aggregate votes that may be cast by the holders of all shares of BancShares' outstanding voting securities.

(1) John M. Alexander, Jr. exercises sole voting and investment power as to 112 shares of Class A held on his own behalf. He exercises shared voting and investment power as to 900 shares of Class A and 225 shares of Class B held of record by Raleigh Tractor & Truck Company, of which he is President.

(2) Ted L. Bissett exercises sole voting and investment power as to 5,486 shares of Class A and 1,075 shares of Class B held on his own behalf. He exercises shared voting and investment power as to 1,656 shares of Class A and 300 shares of Class B held by his children.

(3)  For an explanation of the nature of the beneficial ownership of George
     H. Broadrick, see footnote (2) in the previous table above.

(4) H. Max Craig, Jr. exercises sole voting and investment power as to 699 shares of Class A and 400 shares of Class B held on his own behalf.
     He exercises shared voting and investment power as to 11,600 shares of Class A and 3,150 shares of Class B held by Gaston County Dyeing Machine Company, of which he is President and Chairman of the Board.

(5) Betty M. Farnsworth exercises sole voting and investment power as to 1,436 shares of Class A and 250 shares of Class B held on her own behalf. She disclaims beneficial ownership as to 100 shares of Class A held by an adult son.

(6) Lewis M. Fetterman exercises sole voting and investment power as to 10,026 shares of Class A and 2,200 shares of Class B held on his own behalf. He disclaims beneficial ownership as to 2,761 shares of Class A and 550 shares of Class B included above and held in trust for his spouse.

(7) For an explanation of the nature of the beneficial ownership of Frank B. Holding, see footnote (5) in the previous table above.

(8) For an explanation of the nature of the beneficial ownership of Frank B. Holding, Jr., see footnote (6) in the previous table above.

(9) For an explanation of the nature of the beneficial ownership of Lewis R. Holding, see footnote (7) in the previous table above.

(10) Charles B. C. Holt exercises sole voting and investment power as to 1,966 shares of Class A held on his own behalf. He exercises shared voting and investment power as to 139 shares of Class A held by him as Trustee of the Holt Oil Company, Inc. Retirement Plan, and disclaims beneficial ownership as to 465 shares of Class A held by his spouse.

(11) James B. Hyler, Jr. exercises sole voting and investment power as to 4,244 shares of Class A and 100 shares of Class B held on his own behalf. In addition, he holds options exercisable within 60 days to buy 561 shares of Class A. He exercises shared voting and investment power as to certain shares held in a nominee name by the Trust Department of First Citizens Bank, which shares, for beneficial ownership purposes, are deemed controlled by Mr. Hyler (30,329 shares of Class A and 7,800 shares of Class B held in a fiduciary capacity for the benefit of various third parties); such shares also are included in the beneficial ownership shown above for Lewis R. Holding and Frank B. Holding.

(12) William McKay exercises sole voting and investment power as to 938 shares of Class A held on his own behalf, and shared voting and investment power as to 142 shares of Class A held jointly with his spouse.

(13) Brent D. Nash exercises sole voting and investment power as to 6,176 shares of Class A held on his own behalf. He disclaims beneficial ownership as to 6,079 shares of Class A owned by his spouse and 1,086 shares of Class A owned by his daughter.

(14) James M. Parker exercises sole voting and investment power as to 1,041 shares of Class A held on his own behalf, and holds options exercisable within 60 days to buy an additional 551 shares of Class A.

(15) David L. Ward, Jr. exercises sole voting and investment power as to 26,100 shares of Class A and 7,513 shares of Class B held on his own behalf. He exercises shared voting and investment power as to 1,000 shares of Class A and 250 shares of Class B held by him and J. Troy Smith, Jr. as Co-Trustees of the Ward and Smith, P.A. Profit-Sharing Trust. He disclaims beneficial ownership as to 3,500 shares of Class A and 875 shares of Class B owned by his spouse.

(16) Certain numbers of shares included in the beneficial ownership of Frank B. Holding, Lewis R. Holding, James B. Hyler, Jr. and Frank B. Holding, Jr. are reflected separately in the beneficial ownership of each of such individuals shown above, but are included only once in the total beneficial ownership shown for the group.

(17) Includes a total of 5,019 shares of Class A as to which the executive officers included in the group hold options that may be exercised within 60 days. The calculation of the percentage of Class A beneficially owned by the group and the percentage of combined Class A and Class B total votes is based on the 8,927,406 shares of Class A outstanding at July 31, 1995, plus the 5,019 shares of Class A capable of being issued within 60 days to the executive officers in the group upon the exercise of their stock options pursuant to the 1994 Employee Stock Purchase Plan. No stock options were issued to non-employee members of the Board of Directors of First Citizens Bank or to Lewis R. Holding, Frank B. Holding, or Frank B. Holding, Jr.

                INFORMATION ABOUT ALLIED BANK CAPITAL, INC.

Allied

     Allied is a North Carolina corporation organized in March 1992 for the purpose of becoming the savings bank holding company of Summit. On July 7, 1992, Allied became the parent holding company of Summit upon the acquisition of all of the common stock of Summit issued in connection with Summit's conversion from a North Carolina-chartered mutual savings bank to a North Carolina-chartered capital stock savings bank. On January 28, 1994, Allied became the parent holding company of Peoples upon the acquisition of all of the common stock of Peoples issued in connection with Peoples' conversion from a North Carolina-chartered mutual savings bank to a North Carolina-chartered capital stock savings bank. Allied's principal business activities consist of the ownership of Summit and Peoples.

     At June 30, 1995, Allied had total assets of approximately
$268.7 million, total deposits of approximately $218.1 million and total shareholders' equity of approximately $31.1 million.

Summit and Peoples

     Summit is a community-oriented financial institution which offers a variety of financial services to meet the needs of the communities it serves. Headquartered in Sanford, North Carolina, Summit currently conducts business through five offices and one loan production office located in Lee, Chatham, and Wake Counties, North Carolina. Summit is principally engaged in the business of attracting deposits from the general public and using such deposits, together with borrowings and other funds, to make residential and, to a lesser extent, consumer and other loans, primarily in Lee, Chatham and Wake Counties, North Carolina. Peoples is a community-oriented financial institution headquartered in Wilmington, North Carolina. Peoples conducts business through four offices located in New Hanover and Pender Counties, North Carolina. Peoples offers a variety of financial services to meet the needs of the communities it serves. Peoples is primarily engaged in the business of attracting deposits from the general public and using such deposits, together with borrowings and other funds, to make residential and, to a lesser extent, consumer and other loans, primarily in New Hanover and Pender Counties, North Carolina. The deposits of Summit and Peoples are insured by the SAIF of the FDIC up to the maximum amount permitted by law.

     The principal office of Summit is located at 130 North Steele Street, Sanford, North Carolina 27330, and its telephone number is (919) 775-7161. The principal office of Peoples is located at 315 Market Street, Wilmington, North Carolina 28401, and its telephone number is
(910) 763-9984.

Address and Additional Information

     The principal office of Allied is located at 130 North Steele Street, Sanford, North Carolina 27330, and its telephone number is (919) 775-7161.

     Additional information with respect to Allied is included in Allied's Annual Report on Form 10-K for the year ended December 31, 1994, and Allied's Quarterly Reports on Form 10-Q for the three months ended March 31, 1995, and June 30, 1995, which are incorporated herein by reference, and in Allied's 1994 Annual Report to Shareholders, selected portions of which are incorporated herein by reference. A copy of each of Allied's 1994 Annual Report to Shareholders and Quarterly Report on Form 10-Q for the three months ended June 30, 1995, accompanies this Prospectus/Proxy Statement.

Voting Securities and Beneficial Ownership Thereof

     Set forth below is certain information regarding persons who were known to management of Allied to own beneficially more than 5% of Allied's voting securities as of June 30, 1995.



Title of                                                   Amount and Nature                Percentage of
 Class              Name and Address                       Beneficial Ownership             Class(1)

 Common         John Hancock Advisors, Inc.                123,864(2)                       5.47%
                101 Huntington Avenue
                Boston, MA  02199

 Common         Jeffrey S. Halis                           200,339(3)                       8.85%
                500 Park Avenue
                New York, NY  10022

 Common         A. Harold Ausley                           218,126(4)                       9.70%
                130 N. Steele Street
                Sanford, NC  27330

____________
(1) The calculation of the percentage of class beneficially owned is based on the 2,262,994 shares of Allied's Stock which currently are issued and outstanding.

(2) The Southeastern Thrift & Bank Fund holds 32,864 shares and the John Hancock Regional Bank Fund holds 91,000 shares. John Hancock Advisors, Inc. ("JHA") possesses sole voting and investment control over all shares owned by each Fund under advisory agreements. JHA is an indirect subsidiary of the John Hancock Mutual Life Insurance Company.

(3) Includes 188,439 shares owned by Tyndall Partners, L.P., a Delaware limited partnership, and 11,900 shares owned by Madison Avenue Partners, L.P., a Delaware limited partnership. Pursuant to the Agreement of Limited Partnership of each of the aforementioned partnerships, Jeffrey S. Halis possesses sole voting and investment control over all shares owned by each limited partnership.

(4) Includes options to purchase 95,500 shares of Allied stock. Also includes 63,232 shares of Allied Stock held by a tax-qualified savings plan (the "Savings Plan") maintained by Allied for participants thereunder which shares, for beneficial ownership purposes, are deemed controlled by Mr. Ausley as a result of his exercise of shared voting power with respect thereto in his capacity as a Trustee under the Savings Plan.

     Set forth below is certain information regarding the beneficial ownership of Allied Stock by directors and certain executive officers individually and by directors and executive officers as a group.

Title of        Name of                                  Amount and Nature                         Percentage
 Class          Beneficial Owner                      of Beneficial Ownership(1)                   of Class(2)
Common          A. Harold Ausley                                   218,126                             9.70%

Common          James L. Brewer                                     74,276                             3.24

Common          William J. Brinn, Jr.                              111,324                             4.87

Common          Edwin A. Hubbard                                    86,266                             3.76

Common          Paul D. Johnson, Jr.                                65,956                             2.87

Common          Del F. Jones                                        64,666                             2.80

Common          William N. Kingoff                                  55,852                             2.45

Common          Donald F. Pelling                                   91,164                             3.94

Common          Howard A. Penton, Jr.                               58,642                             2.57

Common          Hugh P. Perry                                      107,146                             4.67

Common          Franklin E. Williams, Sr.                           46,268                             2.03

Common          All Current Directors and Executive                907,154                            33.98%
                Officers as a Group (11 Persons)

__________________
(1) All share ownership data is stated as of August 31, 1995. Each person, to the best of management's knowledge, exercises sole voting and investment power with respect to such shares, except for the following shares over which the director, and each of the directors and three executive officers of Allied included in the group, indicated that he shares voting and/or investment power: Mr. Ausley - 78,116 shares; Mr. Brewer - 4,602 shares; Mr. Brinn - 7,880 shares; Mr. Hubbard - 23,458 shares; Mr. Johnson - 6,000 shares; Mr. Jones - 43,790; Mr. Kingoff - 13,930 shares; Mr. Pelling - 11,144 shares; Mr. Penton - 1,114 shares; Mr. Perry - 63,520 shares; Mr. Williams - 11,032 shares; and directors and officers as a group - 161,938 shares.

          This column includes the number of shares which each director, and all directors and the three executive officers of Allied included in the group, for which each holds options to purchase that are exercisable within 60 days of August 31, 1995: Mr. Ausley - 95,500 shares; Mr. Brewer - 32,574 shares; Mr. Brinn - 24,574 shares; Mr. Hubbard - 32,574 shares; Mr. Johnson -32,574 shares; Mr. Jones - 46,934 shares; Mr. Kingoff - 20,316 shares; Mr. Pelling - 48,048 shares; Mr. Penton - 20,316 shares; Mr. Perry - 32,574 shares; Mr. Williams - 20,316 shares; and directors and officers as a group - 406,300 shares;

       For information on the beneficial ownership of Allied Stock by Mr. Ausley, see footnote 4 to the preceding table.

(2) The calculation of the percentage of class beneficially owned is based on the 2,262,994 shares of Allied Stock which were issued and outstanding at August 31, 1995 plus the number of shares capable of being issued to that individual (if any) and to directors and officers as a group within 60 days of August 31, 1995, upon the exercise of stock options held by each of them (if any) and by the group, respectively.


                        MARKET PRICES AND DIVIDENDS

     The Class A common stock of BancShares has been traded on the Nasdaq National Market under the symbol "FCNCA" since 1986. As of June 30, 1995, BancShares had 8,921,136 shares of its Class A common stock outstanding. The Allied Stock has been traded on the Nasdaq National Market under the symbol "ABCI" since 1992. As of June 30, 1995, there were 2,255,570 shares of Allied Stock outstanding.

     The following table presents quarterly information on the price range of the Class A common stock of BancShares and the Allied Stock for the periods indicated and indicates the high and low sales prices as reported by the Nasdaq National Market. The prices are shown without retail markups, markdowns or commissions.

                                                      BancShares                            Allied
                                                High               Low               High              Low
          1995:
          Third Quarter                        $                  $                 $                $
          Second Quarter                        50.00              44.00             22.25             16.75
          First Quarter                         46.00              42.00             17.50             13.75

          1994:
          Fourth Quarter                        46.50              41.50             14.75             13.00
          Third Quarter                         45.50              41.00             15.00             12.50
          Second Quarter                        44.50              40.00             13.125            10.125
          First Quarter                         45.00              40.00             11.25             10.25

          1993:
          Fourth Quarter                        49.50              44.50             12.00             10.00
          Third Quarter                         50.00              47.50             10.125             8.75
          Second Quarter                        57.00              45.50              9.813             8.50
          First Quarter                         63.50              49.50             10.063             9.00


     On __________, 1995, the last sale prices of BancShares Common Stock and Allied Stock on the Nasdaq National Market were $_____ and $_____, respectively. On August 7, 1995, the last day before announcement of the Merger, the last sale prices of BancShares Common Stock and Allied Stock on the Nasdaq National Market were $49.00 and $23.375, respectively.

     As of June 30, 1995, there were 4,016 shareholders of record of the BancShares Common Stock and there were 434 shareholders of record of the Allied Stock.

     The following table shows the cash dividends declared per share of BancShares Common Stock for the indicated periods. BancShares has paid cash dividends on its common stock since 1935.


                                                       Cash Dividend
                                                         Declared

 1995:
   Third Quarter . . . . . . . . . . . . . . . . . .     $ .20

   Second Quarter  . . . . . . . . . . . . . . . . .       .20

   First Quarter . . . . . . . . . . . . . . . . . .       .20
 1994:

   Fourth Quarter  . . . . . . . . . . . . . . . . .       .20

   Third Quarter . . . . . . . . . . . . . . . . . .       .175

   Second Quarter  . . . . . . . . . . . . . . . . .       .175

   First Quarter . . . . . . . . . . . . . . . . . .       .175
 1993:

   Fourth Quarter  . . . . . . . . . . . . . . . . .       .175

   Third Quarter . . . . . . . . . . . . . . . . . .       .15

   Second Quarter  . . . . . . . . . . . . . . . . .       .15

   First Quarter . . . . . . . . . . . . . . . . . .       .15

     The timing and amount of future dividends will be within the discretion of the Board of Directors of BancShares and will depend upon the earnings of BancShares and its subsidiaries, their financial condition, liquidity and capital requirements, applicable government regulations and policies and other factors deemed relevant by the Board of Directors. Subject to the foregoing, it is currently BancShares' anticipation that cash dividends comparable to those paid during the past three years will continue to be paid in the future. No assurances can be given, however, that any dividends will be declared in the future or, if declared, what the amount of such dividends would be or whether such dividends would continue for future periods. The ability of BancShares to accumulate earnings for the payment of dividends to its stockholders is substantially dependent upon the ability of First Citizens Bank to pay dividends to BancShares. First Citizens Bank's ability to pay dividends to BancShares is subject to certain statutory and regulatory restrictions and the need to maintain adequate capital. See "SUPERVISION, REGULATION AND GOVERNMENTAL POLICY -- Bank Regulation -- First Citizens Bank."

     Allied paid its first cash dividend in 1994. The following table shows the cash dividends declared per share of Allied Stock for the indicated periods.


                                                    Cash
                                                 Dividend
                                                  Declared

                 1995:
                   Third Quarter . . . . . . .    $   .12

                   Second Quarter  . . . . . .        .12

                   First Quarter . . . . . . .        .10
                 1994:
                   Fourth Quarter. . . . . . .        .10


     There can be no assurance that dividends would continue to be paid by Allied in the future if the Merger were not consummated. The declaration, payment and amount of any such future dividends would depend upon business conditions, operating results, capital, reserve requirements, regulatory authorizations and the consideration of other relevant factors by Allied's Board of Directors. See "SUPERVISION, REGULATION AND GOVERNMENTAL POLICY -- Savings Institution Regulation." In addition, the number of shares of BancShares Common Stock into which each share of Allied Stock will be converted and the amount of cash or Debentures which a shareholder of Allied may elect to receive for each of his or her shares of Allied Stock will be reduced to the extent that cash dividends in an aggregate amount in excess of $0.12 per share per calendar quarter or other distributions are declared or paid by Allied between August 7, 1995, and the Effective Time. See "THE MERGER - Exchange of Allied Stock."

              SUPERVISION, REGULATION AND GOVERNMENTAL POLICY

     Financial institutions and many of their affiliates are extensively regulated under both federal and state law. The following is a brief summary of certain statutes, rules, and regulations affecting BancShares, Allied and their respective subsidiaries. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to BancShares' or Allied's respective businesses. Supervision, regulation, and examination of financial institutions by regulatory agencies is intended primarily for the protection of depositors rather than holders of the stock of such institutions.

Bank Holding Company Regulation

     BancShares and Allied are bank holding companies, registered with the Federal Reserve under the BHC Act. As such, BancShares, Allied and their respective subsidiaries are subject to the supervision, examination, and reporting requirements contained in the BHC Act and the regulations of the Federal Reserve. The BHC Act requires that a bank holding company obtain the prior approval of the Federal Reserve before (i) acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank, (ii) taking any action that causes a bank to become a subsidiary of the bank holding company, (iii) acquiring all or substantially all of the assets of any bank, or (iv) merging or consolidating with any other bank holding company.

     The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any region of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any region of the country, or that in any other manner would be in restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy and consideration of convenience and needs issues includes the parties' performance under the Community Reinvestment Act of 1977 (the "CRA"), both of which are discussed below. See "- Capital Requirements" and "- Bank Regulation."

     The BHC Act prohibits the Federal Reserve from approving a bank holding company's application to acquire a bank or bank holding company located outside the state in which the deposits of the banking subsidiary were greatest on the date the company became a bank holding company, such state being North Carolina in the case of BancShares and Allied, unless such acquisition is specifically authorized by statute of the state in which the bank or bank holding company to be acquired is located. Under current North Carolina law, BancShares and Allied generally may acquire banks or bank holding companies in any of the following states or jurisdictions: Alabama, Arkansas, the District of Columbia, Florida, Georgia, Kentucky, Louisiana, Maryland, Mississippi, North Carolina, South Carolina, Tennessee, Texas, Virginia, and West Virginia. Acquisitions in other states are also possible if expressly authorized by the laws of the state where the acquired bank is located or if acquired pursuant to federal statutes permitting the interstate acquisition of failed or failing banks or thrifts. See "- Recent Banking Legislation."

     The BHC Act generally prohibits a bank holding company, with certain exceptions, from engaging in activities other than banking, or managing or controlling banks or other permissible subsidiaries, and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking, or managing or controlling banks, as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance, and certain other types of insurance underwriting activities have all been determined by regulations of the Federal Reserve to be permissible activities of bank holding companies. Pursuant to delegated authority, the Federal Reserve Bank of Richmond has authority to approve certain activities of holding companies within its district, including

BancShares and Allied, provided the nature of the activity has been approved by the Federal Reserve. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary, when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness or stability of any bank subsidiary of that bank holding company.

     Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve on any extensions of credit to the bank holding company or any of its subsidiaries, investments in the stock or securities thereof and the acceptance of such stock or securities as collateral for loans to any borrower. A bank holding company and its subsidiaries are also prevented from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property, or furnishing of services.

     The Federal Reserve may issue cease and desist orders against bank holding companies and non-bank subsidiaries to stop actions believed to present a serious threat to a subsidiary bank. The Federal Reserve also regulates certain debt obligations, changes in control of bank holding companies, and capital requirements.

     Under the provisions of the North Carolina Bank Holding Company Act of 1984, BancShares is registered with and subject to regulations of the NC Commissioner. On September 1, 1994, BancShares became subject to the jurisdiction of the West Virginia Board of Banking and Financial Institutions (the "West Virginia Board") upon its acquisition of Marlinton Bank. On February 2, 1995, BancShares became subject to jurisdiction of the Virginia Bureau of Financial Institutions (the "Virginia Bureau") upon its acquisition of FCB-VA. As a savings bank holding company, Allied is subject to the jurisdiction and supervision of the Administrator.

Bank Regulation

     First Citizens Bank. First Citizens Bank is a North Carolina-chartered institution and is supervised and regulated by the NC Commissioner, the NC Commission, and the FDIC. Deposits in First Citizens Bank are insured either by the BIF or the SAIF of the FDIC up to the maximum extent permitted by law. Approximately 70% and 30% of the deposits in First Citizens Bank are insured by the BIF and the SAIF, respectively, of the FDIC. First Citizens Bank also is subject to numerous state and federal statutes and regulations which affect its businesses, activities and operations.

     The FDIC and the NC Commissioner regularly examine First Citizens Bank and its operations. Each is given authority to approve or disapprove the establishment of branches, mergers, consolidations, and other similar corporate actions, and is given the right to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

     Banks are subject to the CRA. Under the CRA, the appropriate federal bank regulatory agency is required, in connection with its examination of a bank, to assess such bank's record in meeting the credit needs of the community served by that bank, including low- and moderate-income neighborhoods. The regulatory agencies' assessment of the bank's record is made available to the public. Further, such assessment is required of any bank which has applied to (i) charter a national bank, (ii) obtain deposit insurance coverage for a newly chartered institution, (iii) establish a new branch office that will accept deposits, (iv) relocate an office, or
(v) merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution. In the case of a bank holding company applying for approval to acquire a bank or other bank holding company, the Federal Reserve will assess the record of each subsidiary bank of the applicant bank holding company, and such records may be the basis for denying the application. As of April 11, 1994, First Citizens Bank had received an overall CRA rating of "outstanding."

     North Carolina-chartered banks also are subject to restrictions under state law upon their ability to pay dividends. Generally, a North Carolina bank of a specified size may declare cash dividends out of its undivided profits, so long as the bank's surplus is at least equal to 50% of its paid-in capital stock. Under the foregoing restriction, the amount available for payment of dividends as of June 30, 1995, by First Citizens Bank to BancShares was approximately $304 million.

     Federal bank regulatory agencies also have the general authority to limit the dividends paid by insured banks and bank holding companies if such payment may be deemed to constitute an unsafe and unsound practice. The ability of First Citizens Bank to make funds available to BancShares also is subject to restrictions imposed by federal law on the ability of First Citizens Bank to extend credit to BancShares, to purchase the assets thereof, to issue a guarantee, acceptance, or letter of credit on behalf thereof, or to invest in the stock or securities thereof, or to take such stock or securities as collateral for loans to any borrower.

     Marlinton Bank and White Sulphur Springs Bank. As West Virginia banking corporations, Marlinton Bank and White Sulphur Springs Bank are subject to the supervision and regular examination by the FDIC and the West Virginia Department of Banking. Areas of operation subject to regulation by the FDIC and the West Virginia Department of Banking include reserves on deposits, interest rates and other terms on deposits, investments, loans, fiduciary activities, mergers, issuance of securities, payment of dividends, establishment of branches and other aspects of operations.
While Marlinton Bank is not a member of the Federal Reserve, White Sulphur Springs Bank is a member of the Federal Reserve, and, as such, is subject to the supervision and regular examination by the Federal Reserve.

     The ability of Marlinton Bank and White Sulphur Springs Bank to pay dividends is subject to certain limitations of the State Banking Code of West Virginia. The directors of any West Virginia-chartered banking institution may quarterly, semiannually or annually, declare a dividend of so much of the net profits of such banking institution as they shall judge expedient, except that until the surplus fund of such banking institution shall equal its common stock, no dividends shall be declared unless there has been carried to the surplus fund not less than one-tenth part of such banking institution's net profits of the preceding half year in the case of quarterly or semiannual dividends, or not less than one-tenth part of its net profits of the preceding two consecutive half-year periods in the case of annual dividends. The prior approval of the Commissioner of Banking shall be required if the total of all dividends declared by a West Virginia-chartered banking institution in any calendar year shall exceed the total of its net profits of that year combined with its retained net profits of the preceding two years.

     Federal bank regulatory agencies also have the general authority to limit the dividends paid by insured banks if such payment may be deemed to constitute an unsafe and unsound practice.

FCB-VA

     As a Virginia banking corporation organized under the Virginia Banking Act, as amended, FCB-VA is subject to the supervision and regular examination of the Federal Reserve, the Virginia Bureau, and the FDIC. Areas of operation subject to regulation by the regulatory agencies include corporate practices, such as payment of dividends, incurring debt and acquisition of financial institutions and other companies, and affect business practices, such as payment of interest on deposits, the charging of interest on loans, types of business conducted and location of offices. Deposits in FCB-VA are insured by the FDIC up to the maximum extent permitted by law.

     The amount of dividends payable by FCB-VA depends upon FCB-VA's earnings and capital position, and is limited by federal and state law, regulations and policies.

     As a state member bank subject to the regulations of the Federal Reserve, FCB-VA must obtain the approval of the Federal Reserve for any dividend if the total of all dividends declared in any calendar year would exceed the total of its net profits, as defined by the Federal Reserve, for that year, combined with its retained net profits for the preceding two years. In addition, FCB-VA may not pay a dividend in an amount greater than its undivided profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are generally defined to include the principal amount of loans which are in arrears with respect to interest by six months or more unless such loans are fully secured and in the process of collection. Moreover, for the purposes of this limitation, FCB-VA is not permitted to add the balance in its allowance for loan losses account to its undivided profits then on hand; however, it may net the sum of its bad debts as so defined against the balance in its allowance for loan losses account and deduct from undivided profits only bad debts as so defined in excess of that account.

     In addition, the Federal Reserve is authorized to determine under certain circumstances relating to the financial condition of a national bank, a state member bank or a bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The payment of dividends that depletes a bank's capital base could be deemed to constitute such an unsafe or unsound practice. The Federal Reserve has indicated that banking organizations should generally pay dividends only out of current operating earnings.

Savings Institution Regulation

     General. Summit and Peoples are North Carolina-chartered savings banks, are members of the FHLB System, and their deposits are insured by the SAIF of the FDIC. Summit and Peoples are subject to examination and regulation by the FDIC and the Administrator and to regulations governing such matters as capital standards, mergers, establishments of branch offices, subsidiary investments and activities, and general investment authority. Such examination and regulation is intended primarily for the protection of depositors and the federal deposit insurance funds. As subsidiaries of Allied, Summit and Peoples are indirectly subject to regulation by the

Federal Reserve.  As such, regulations promulgated by the Federal
Reserve and applicable to Allied may affect activities of Summit and Peoples.

     As a creditor and a financial institution, each of Summit and Peoples are subject to the CRA and to various regulations promulgated by the Federal Reserve including, without limitation, regulations relating to Equal Credit Opportunity, Reserves, Electronic Fund Transfers, Truth in Lending, Availability of Funds and Truth in Savings. As creditors of loans secured by real property and as owners of real property, financial institutions, including Summit and Peoples, may be subject to potential liability under various statutes and regulations applicable to property owners generally, including statutes and regulations relating to the environmental condition of real property. Summit and Peoples are also subject to the usury laws of North Carolina and other states in which they make loans. In North Carolina there are generally no maximum interest rates applicable to first mortgage loans secured by the borrower's residence. There are limitations on interest rates for other loans, such as consumer loans, and limitations on the amounts of fees which may be charged in connection with such loans.

     The FDIC has extensive enforcement authority over North Carolina-chartered savings banks, including Summit and Peoples. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated in response to violations of laws and regulations and unsafe or unsound practices.

     The grounds for appointment of a conservator or receiver for a state savings bank on the basis of an institution's financial condition include:
(i) insolvency, in that the assets of the savings bank are less than its liabilities to depositors and others; (ii) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (iii) existence of an unsafe or unsound condition to transact business; (iv) likelihood that the savings bank will be unable to meet the demands of its depositors or to pay its obligations in the normal course of business; and (v) insufficient capital or the incurring or likely incurring of losses that will deplete substantially all of the institution's capital with no reasonable prospect of replenishment of capital without federal assistance.

     Capital Requirements Applicable to Summit and Peoples. Upon their conversions to North Carolina-chartered mutual savings banks in March 1992 and in May 1993, respectively, Summit and Peoples ceased to be subject to the capital requirements of the Office of Thrift Supervision ("OTS") and became subject to the capital requirements of the FDIC and the Administrator. The FDIC imposes the same risk-based capital requirements and leverage capital requirements on state chartered savings banks, such as Summit and Peoples, as it imposes on state chartered commercial banks such as First Citizens Bank. See "-Capital Requirements."


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


     The following table sets forth Summit's and Peoples' regulatory capital position on June 30, 1995.




                                                                June 30, 1995
                                                   Summit                              Peoples
  Total Shareholder's Equity        $   19,310               11.77%       $    9,652             9.42%

  Regulatory Capital
       Leverage:

            Actual                      19,310               11.77%            9,652             9.42%

            Required                     8,206                5.00%            5,121             5.00%

            Excess                  $   11,104                6.77%       $    4,531             4.42%

       Risk-Based:

            Actual                      20,199                20.56%          10,047            18.01%

            Required                     7,858                 8.00%           4,463             8.00%

            Excess                  $   12,341               12.56%       $    5,584            10.01%

  Total Risk-Based Assets           $   98,229                            $   55,786

  Adjusted Assets                   $  164,127                            $  102,425

  Total Assets                      $  164,127                            $  102,425

     The Administrator requires total adjusted capital equal to at least 5% of total adjusted assets. As of June 30, 1995, Summit and Peoples exceeded this requirement with total adjusted capital to total adjusted assets of 11.77% and 9.42%, respectively.

     Loans-to-One-Borrower. Summit and Peoples also are subject to the Administrator's limitations on loans-to-one-borrower. Under these limits, no loans and extensions of credit to any borrower outstanding at one time and not fully secured by readily marketable collateral shall exceed 15% of the unimpaired capital and unimpaired surplus of the savings institution. Loans and extensions of credit fully secured by readily marketable collateral may comprise an additional 10% of unimpaired capital and unimpaired surplus. These limits also authorize savings institutions to make loans-to-one-borrower, for any purpose, in an amount not to exceed $500,000. A savings institution also is authorized to make loans-to-one-borrower to develop domestic residential housing units, not to exceed the lesser of $30 million or 30% of the savings institution's unimpaired capital and unimpaired surplus, provided that (i) the purchase price of each single-family dwelling in the development does not exceed $500,000;
(ii) the savings institution is in compliance with its fully phased-in capital requirements; (iii) the loans comply with applicable loan-to-value requirements; (iv) the aggregate amount of loans made under this authority does not exceed 150% of unimpaired capital and surplus and (v) the institution's

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


regulator issues an order permitting the savings institution to use this higher limit. These limits also authorize a savings institution to make loans-to-one-borrower to finance the sale of real property acquired in satisfaction of debts in an amount up to 50% of unimpaired capital and surplus.

     As of June 30, 1995, the largest aggregate amount of loans which Summit and Peoples had to any one borrower was $1,519,722 and $1,376,036, respectively. Summit and Peoples have no loans outstanding which their respective managements believe violate the applicable loans-to-one-borrower limits.

     Federal Home Loan Bank System. The FHLB System provides a central credit facility for member institutions. As members of the FHLB of Atlanta, Summit and Peoples are required to own capital stock in the FHLB of Atlanta in an amount at least equal to the greater of 1% of the aggregate principal amount of its unpaid residential mortgage loans, home purchase contracts and similar obligations at the end of each calendar year, or 5% of its outstanding advances (borrowings) from the FHLB of Atlanta. On June 30, 1995, Summit and Peoples were in compliance with this requirement with investments in FHLB of Atlanta stock of $1,371,000 and $806,000, respectively.

     Recent federal provisions may have the effect of significantly reducing the dividends that Summit and Peoples receive on their stock in the FHLB of Atlanta. During fiscal 1994, 1993 and 1992, Summit recorded dividend income of $84,000, $74,000 and $82,000, respectively, with respect to its FHLB of Atlanta stock and Peoples recorded dividend income of $47,853, $42,231 and $48,508, respectively, with respect to its FHLB of Atlanta stock. Recently enacted federal law requires each FHLB to transfer a certain amount of its reserves and undivided profits to the Resolution Funding Corporation ("REFCORP"), the government entity established to raise funds to resolve troubled savings association cases, in order to fund the principal and a portion of the interest on REFCORP bonds and certain other obligations. In addition, such recently enacted federal law requires each FHLB to transfer a percentage of its annual net earnings to the Affordable Housing Program. That amount will increase from 5% of the annual net income of the FHLB in 1990 to at least 10% of its annual income in 1995 and subsequent years. As a result of these requirements, the FHLB of Atlanta's earnings may be reduced and Summit and Peoples may receive reduced dividends on its FHLB of Atlanta stock in future periods.

     Liquidity. Requirements of the Administrator provide that Summit and Peoples must maintain a ratio of liquid assets to total assets of at least 10%. The computation of liquidity under North Carolina regulations allows the inclusion of mortgage-backed securities and investments which, in the judgment of the Administrator, have a readily marketable value, including investments with maturities in excess of five years. On June 30, 1995, the liquidity ratio of Summit and Peoples under the requirements of the Administrator were 13.6% and 26.2%, respectively.

     Restrictions on Dividends and Other Capital Distributions. North Carolina-chartered stock savings banks such as Summit and Peoples may not declare or pay a cash dividend on, or purchase any of, its capital stock if the effect of such transaction would be to reduce the net worth of the institution to an amount which is less than the minimum amount required by

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


applicable federal and state regulations. In addition, Summit and Peoples may not declare or pay dividends without the prior written approval of the Administrator.

     North Carolina Regulations. As North Carolina-chartered savings banks, Summit and Peoples derive authority from, and are regulated by, the Administrator. The Administrator has the right to promulgate rules and regulations necessary for the supervision and regulation of state savings banks under his jurisdiction and for the protection of the public investing in such institutions. The regulatory authority of the Administrator includes, but is not limited to, the establishment of reserve requirements; the regulation of the payment of dividends; the regulation of incorporators, shareholders, directors, officers and employees; the establishment of permitted types of withdrawable accounts and types of contracts for savings programs, loans and investments; and the regulation of the conduct and management of savings banks, chartering and branching of institutions, mergers, conversions and conflicts of interest. North Carolina law requires that Summit and Peoples maintain federal deposit insurance as a condition of doing business.

     The Administrator conducts regular annual examinations of Summit and Peoples as well as other state-chartered savings institutions in North Carolina. The purpose of such examinations is to insure that institutions are being operated in compliance with applicable North Carolina law and regulations and in a safe and sound manner. These examinations are usually conducted on a joint basis with the FDIC. In addition, the Administrator is required to conduct an examination of any institution when he has good reason to believe the standing and responsibility of the institution is of doubtful character or when he otherwise deems it prudent. The Administrator is empowered to order the revocation of the license of an institution if he finds that it has violated or is in violation of any North Carolina law or regulation and that revocation is necessary in order to preserve the assets of the institution and protect the interests of its depositors. The Administrator has the power to issue cease and desist orders if any person or institution is engaging in, or has engaged in, any unsafe or unsound practice or unfair and discriminatory practice in the conduct of its business or in violation of any other law, rule or regulation.

     Subject to limitation by the Administrator, North Carolina-chartered savings institutions may make any loan or investment or engage in any activity which is permitted to federally chartered institutions. In addition to such lending authority, North Carolina-chartered savings banks are authorized to invest funds, in excess of loan demand, in certain statutorily permitted investments. Additionally, a North Carolina-chartered savings bank is required to maintain general valuation allowances and specific loss reserves in the same amounts as required by the federal regulators.

     In connection with the conversions of Summit and Peoples from mutual to stock form, each subsidiary established a liquidation account for the benefit of certain eligible account holders who maintained their accounts in Summit or Peoples. In the event of a complete liquidation of either Summit or Peoples, such account holders would be entitled to receive liquidating distributions of any assets remaining after payment of all creditors' claims (including claims of all depositors to the withdrawal values of their deposit accounts, including accrued interest) before any distributions are made on Allied Stock, equal to such holders' proportion interest in the remaining liquidation account balance in accordance with the regulations of the Administrator. The Merger is not considered to be a liquidation of Allied or Summit or Peoples and as such will

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


not affect the liquidation accounts at Summit or Peoples. Upon consummation of the Merger, BancShares will assume the liquidation accounts and the obligations of Summit and Peoples related thereto.

Capital Requirements

     In December 1988, the Federal Reserve approved final risk-based capital guidelines for bank holding companies, such as BancShares and Allied, and state member banks. The new guidelines, which became effective on March 15, 1989, were phased in over four years and are based on the capital framework for international banking organizations developed by the Basle Committee on Banking Regulations and Supervisory Practices. The FDIC also has adopted substantially similar guidelines for state banks that are not members of the Federal Reserve System, such as First Citizens Bank.

     When the rules were fully phased-in at the end of 1992, the minimum standard for the ratio of capital to risk-weighted assets, including certain off-balance sheet obligations, such as standby letters of credit, became 8%. At least half of this capital must consist of common equity, retained earnings, and a limited amount of perpetual preferred stock, less certain goodwill items ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of a limited amount of other preferred stock, subordinated debt and a limited amount of loan loss reserves.

     The Federal Reserve also has adopted, effective after December 31, 1990 a minimum (leverage) ratio of Tier 1 capital to total assets of 3%. The 3% Tier 1 capital to total assets ratio constitutes the leverage standard for bank holding companies and state member banks, and will be used in conjunction with the risk-based ratio in determining the overall capital adequacy of banking organizations. In proposing such standards, the Federal Reserve emphasized that in all cases the suggested standards are supervisory minimums and that an institution would be permitted to maintain such minimum levels of capital only if it were a strong banking organization, rated composite one under the CAMEL rating system for banks or the BOPEC rating system for bank holding companies. The Federal Reserve noted that most expansion-oriented banking organizations have maintained leverage capital ratios of between 4% and 5% of total assets, and it is likely that these ratios will be applied to BancShares. The FDIC also has adopted the 3% leverage ratio requirement effective April 10, 1991.

     As of June 30, 1995, BancShares had Tier 1 risk-adjusted, Tier 2 and leverage capital of approximately 9.3%, 10.6% and 6.1%, respectively, all in excess of the minimum requirements. After giving effect to the Merger, at June 30, 1995, BancShares would have had Tier 1 risk-adjusted, Tier 2 and leverage capital of approximately 9.0%, 10.5% and 5.9%, respectively, on a pro forma basis.

Recent Banking Legislation

     In 1994, Congress passed the Interstate Banking Act. The Interstate Banking Act permits adequately capitalized bank holding companies to acquire control of banks in any state beginning in late 1995. States may require the bank being acquired to have been in existence for a certain length of time, but not in excess of five years. No bank may acquire more than ten percent of nationwide insured deposits or thirty percent of any state's insured deposits. States have the right to waive the thirty percent limit or legislate stricter deposit caps. Beginning June 1, 1997, banks may establish a branch outside their home state either by merger with an in-state bank or on a de novo basis under the Interstate Banking Act. States may opt-in to such interstate branching earlier or may opt-out of interstate branching by June 1, 1997. Under the Interstate Banking Act, establishing new branches in another state will require that state's specific approval. North
Carolina passed legislation effective June 22, 1995, for early opt-in of interstate branching. There can be no assurance as to what impact such legislation or the Interstate Banking Act might have upon BancShares and its subsidiaries.

     The difficulties encountered nationwide by financial institutions during the 1980s and early 1990s have prompted federal legislation designed to reform the banking industry and to promote the viability of the industry and of the deposit insurance system. Many of the provisions of the new legislation did not become effective until December 1993. In addition, many of the provisions will be implemented through the adoption of regulations by the various federal banking agencies. Accordingly, the precise effect of the legislation on BancShares cannot be assessed at this time. Among such legislation was the Federal Deposit Insurance Corporation Improvements Act of 1991 ("FDICIA"), which became effective on December 19, 1991, and which bolsters the deposit insurance fund, tightens bank regulation, and trims the scope of federal deposit insurance as summarized below.

     FDIC Funding. FDICIA bolsters the bank deposit insurance fund with $70 billion in borrowing authority and increases to $30 billion from $5 billion the amount the FDIC can borrow from the United States Treasury to cover the costs of bank failures. The loans, plus interest, would be repaid by premiums that banks pay on domestic deposits over the next 15 years.

     Bank Regulation. Under FDICIA, regulatory supervision is linked to bank capital. Regulators established five capital levels for banks, ranging from "well capitalized" to "critically undercapitalized." See "--Enforcement Powers" for a discussion of the five capital levels. Regulatory action becomes mandatory as capital falls. In addition, regulators have adopted a new set of non-capital measures of bank safety, such as underwriting standards and minimum earnings levels, which became effective on December 1, 1993. The legislation also requires regulators to perform annual on-site bank examinations, place limits on real estate lending by banks, and tighten auditing standards.

     Deposit Insurance. Effective January 1, 1994, FDICIA reduced the scope of federal deposit insurance. The most significant change ends the "too big to fail" doctrine under which the government protects all deposits in most banks, including those exceeding the $100,000 insurance limit. The FDIC's ability to reimburse uninsured deposits -- those over $100,000 -- was sharply limited. Beginning in December 1993, the Federal Reserve's ability to finance banks with extended loans from its discount window also was restricted. In addition, only the best capitalized banks are able to offer insured brokered deposits or to insure accounts established under employee pension plans. The legislation instructed the FDIC to change the way it assesses banks for deposit insurance, moving from flat premiums to fees that require banks engaging in risky practices to pay higher premiums than conservatively managed banks.

     Effective January 1, 1994, the FDIC increased the annual deposit insurance assessment for all covered banks and thrifts thereby implementing the risk-related deposit insurance system

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


required by FDICIA. Under the FDIC risk-related deposit insurance system, each insured depository institution is assigned to one of the three categories, "well capitalized," "adequately capitalized," or "undercapitalized" as defined in regulations promulgated pursuant to FDICIA by the Federal Reserve, the FDIC, and the other federal bank regulatory agencies. These categories are subdivided into three subgroups based upon the FDIC's evaluations of the risk posed by the depository institution, based in part on examinations by the institution's primary federal and/or state regulator. The risk-related system initially provided for assessments ranging from 0.23% for the strongest institution and 0.31% for the weakest institutions. Effective July 1, 1995, the FDIC reduced assessments to 0.04% for the strongest banks. The new regulation leaves unchanged the 0.31% assessment rate for the weakest banks and does not affect the deposit premiums paid on SAIF insured deposits.


     In order to recapitalize the SAIF, the FDIC currently is considering a one-time assessment ranging up to 90 basis points for every $100 of SAIF-assessable deposits. The potential assessment would be based on SAIF-assessable deposits held as of March 31, 1995. As of such date, First Citizens Bank held approximately $1,689,025,000 in SAIF-assessable deposits.

Enforcement Powers

     Congress has provided the federal bank regulatory agencies with an array of powers to enforce laws, rules, regulations, and orders. Among other things, the agencies may require that institutions cease and desist from certain activities, may preclude persons from participating in the affairs of insured depository institutions, may suspend or remove deposit insurance, and may impose civil money penalties against institution-affiliated parties for certain violations.

     Among other things, FDICIA required the federal banking agencies to take "prompt corrective action" in respect of banks that do not meet minimum capital requirements. FDICIA established five capital tiers:
"well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized," as defined by regulations promulgated by the Federal Reserve, the FDIC, and the other federal depository institution regulatory agencies. A depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure, adequately capitalized if it meets each such measure, undercapitalized if it fails to meet any such measure, significantly undercapitalized if it is significantly below such measure and critically undercapitalized if it fails to meet any critical capital level set forth in the regulations. The critical capital level must be a level of tangible equity capital equal to not less than 2% of total assets and not more than 65% of the minimum leverage ratio prescribed by regulation (except to the extent that 2% would be higher than such 65% level). An institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

Possible Legislative Changes

     Legislative and regulatory proposals regarding changes in banking, and the regulation of banks, savings institutions, and other financial institutions, are considered from time to time by the executive branch of the federal government, Congress, and various state governments, including North Carolina, West Virginia and Virginia. Certain of these proposals, if adopted, could significantly change the regulation of banks, savings institutions, and the financial services industry generally. It cannot be predicted whether any of these proposals will be adopted, and, if adopted, how these will affect BancShares and its subsidiaries and Allied and its subsidiaries.

Effect of Governmental Policies

     The earnings and business of BancShares and Allied are and will be affected by the policies of various regulatory authorities of the United States, especially the Federal Reserve. The Federal Reserve, among other functions, regulates the supply of credit in response to general economic conditions within the United States. The instruments of monetary policy employed by the Federal Reserve for these purposes influence in various ways the overall level of investments, loans, other extensions of credit and deposits, and the interest rates paid on liabilities and received on assets.

                        CAPITAL STOCK OF BANCSHARES

     The 13,000,000 shares of capital stock authorized by the Certificate of Incorporation of BancShares are divided into two classes of common stock consisting of 11,000,000 shares of BancShares Common Stock and 2,000,000 shares of Class B common stock, par value $1.00 per share ("Class B
Stock").   Assuming that holders of 55% of the shares of Allied Stock elect to receive BancShares Common Stock rather than cash in the Merger, it is anticipated that 656,409 shares of BancShares Common Stock will be issued in the Merger, resulting in approximately 9,577,545 shares of BancShares Common Stock outstanding immediately after completion of the Merger.

     The following is a brief summary of BancShares Common Stock and Class B Stock, the relevant provisions of Delaware law and BancShares' Certificate of Incorporation and Bylaws. The following discussion is not intended to be a complete description of BancShares Common Stock and Class B Stock and is qualified in its entirety by reference to the Delaware General Corporation Law and BancShares' Certificate of Incorporation and Bylaws. SHARES OF BANCSHARES COMMON STOCK AND CLASS B STOCK ARE NOT, AND CANNOT BE, INSURED BY THE FDIC.

Voting Rights

     The holders of BancShares Common Stock and Class B Stock generally will possess exclusive voting rights in BancShares. Each holder of BancShares Common Stock will be entitled to one vote for each share held of record, and each holder of Class B Stock will be entitled to 16 votes for each share so held. Except as otherwise provided by Delaware law, the vote of a majority of shares voting on any matter is necessary for approval by the stockholders. Holders of BancShares Common Stock and Class B Stock are not entitled to cumulative voting rights and, therefore, holders of a majority of shares voting in the election of directors may elect the entire Board of Directors at a stockholders' meeting at which a quorum is present. In that event, holders of the remaining shares will not be able to elect any director to the Board of Directors.

Dividend Rights

     Holders of BancShares Common Stock and Class B Stock are entitled to receive dividends when, as, and if declared by the Board of Directors out of funds legally available therefor. Dividends may be declared on BancShares Common Stock without dividends being declared on

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


the Class B Stock, and vice versa. Similarly, dividends declared and paid on the BancShares Common Stock need not be equal in an amount to any dividends paid on the Class B Stock, and vice versa.

Preemptive Rights

     Holders of BancShares Common Stock and Class B Stock do not have any preemptive or preferential right to purchase or subscribe for any additional share thereof of BancShares common stock or any other securities that may be issued by BancShares. Therefore, after completion of the Merger, the Board of Directors may sell shares of BancShares capital stock without first offering such shares to the existing shareholders of BancShares.

Assessment and Redemption

     The shares of BancShares Common Stock and Class B Stock presently outstanding are, and the shares of BancShares Common Stock that will be issued in connection with the Merger will be, fully paid and nonassessable. There is no provision for redemption or conversion of BancShares Common Stock or Class B Stock.

Liquidation Rights

     In the event of a liquidation, dissolution, or winding-up of BancShares, whether voluntary or involuntary, the holders of BancShares Common Stock and Class B Stock would be entitled to share ratably in any of the net assets or funds available for distribution to stockholders after the satisfaction of all liabilities, or after adequate provision is made therefor. The form of distribution would depend upon the nature of the liquidation and the assets of BancShares at that time.

                CERTAIN DIFFERENCES IN THE RIGHTS OF HOLDERS
                OF ALLIED STOCK AND BANCSHARES COMMON STOCK

     Upon consummation of the Merger, shareholders of Allied, other than those shareholders who elect or are deemed to have elected under the Agreement to receive cash or Debentures in lieu of BancShares Common Stock for their shares or who exercise dissenters' rights, will become shareholders of BancShares. Certain legal distinctions exist between owning BancShares Common Stock and Allied Stock.

     Allied is a North Carolina business corporation and the rights of the holders of Allied Stock are governed by Chapter 55 of the North Carolina General Statutes which is applicable to North Carolina business corporations ("Chapter 55"). BancShares is a Delaware business corporation and the rights of the holders of BancShares Common Stock are governed solely by Delaware law.

     Because of differences between North Carolina law and Delaware law, the Merger will result in certain changes in the rights of Allied's shareholders who receive BancShares Common Stock in exchange for their Allied Stock. While it is not practical to describe all differences, those basic differences which, in the opinion of Allied's management, will have the most

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


significant effect on the rights of Allied's shareholders if they become shareholders of BancShares are discussed below.

     The following is only a general summary of certain differences in the rights of holders of BancShares Common Stock and those of holders of Allied Stock. Shareholders should consult with their own legal counsel with respect to specific differences and changes in their rights as shareholders which will result from the proposed Merger.

Voting Rights

     Each holder of BancShares Common Stock is entitled to one vote for each share held of record, and each holder of BancShares' Class B Stock is entitled to 16 votes for each share so held. The holders of BancShares Common Stock and Class B Stock generally will possess exclusive voting rights in BancShares. Except as otherwise provided by Delaware law, the vote of a majority of shares voting on any matter is necessary for approval by the stockholders. Holders of BancShares Common Stock will not be entitled to cumulative voting rights and, therefore, holders of a majority of shares voting in the election of directors may elect an entire Board of Directors at a shareholders' meeting at which a quorum is present. In that event, holders of the remaining shares will not be able to elect any director to the Board of Directors.

     Each holder of Allied Stock is entitled to one vote per share. The holders of Allied Stock possess exclusive voting rights in Allied. Except as otherwise provided by North Carolina law, the vote of a majority of shares voting on any matter is necessary for approval by the stockholders. Holders of Allied Stock are not entitled to cumulative voting rights and, therefore, holders of a majority of shares voting in the election of directors may elect an entire Board of Directors at a shareholders' meeting at which a quorum is present. In that event, holders of the remaining shares will not be able to elect any director to the Board of Directors.

Dividends

     The shareholders of BancShares and Allied are entitled to dividends when and if declared by their respective Boards of Directors, subject to the restrictions described below. Pursuant to Chapter 55, Allied is authorized to pay dividends as are declared by its Board of Directors, provided that no such distribution results in its insolvency on a going concern or balance sheet basis. Subject to certain restrictions under Delaware law, dividends may be paid from BancShares' surplus or from its net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. See "MARKET PRICES AND DIVIDENDS."

Indemnification

     BancShares. Delaware's General Corporation Law, Del. Code Ann. Title 8 (Section Mark)(Section Mark)101 et seq. (the "General Corporation Law"), contains provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 145(a) and
(b) of the General Corporation Law permit a corporation, with certain exceptions, to indemnify a current or former officer or director against liability if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may

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


not indemnify him in connection with a proceeding by or in the right of the corporation in which he was adjudged liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 144(c) of the General Corporation Law requires a corporation to indemnify an officer or director in the defense of any proceeding to which he was a party against expenses actually and reasonably incurred to the extent that he is successful on the merits or otherwise in his defense. Indemnification under Subsections (a) and (b) of Section 145 of the General Corporation Law (unless ordered by a court) shall be made by the corporation only upon a determination that indemnification of the director or officer was proper under the circumstances because he met the applicable standard of conduct set forth in Sections (a) and (b). Such determination may be made by (i) the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding, (ii) if such quorum is not obtainable, or, even if obtainable if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders of the corporation.

     In addition, Section 145 of the General Corporation Law permits a corporation to provide for indemnification of directors and officers in its Articles of Incorporation or Bylaws or by contract or otherwise, against liability in various proceedings, and to purchase and maintain insurance policies on behalf of these individuals.

     Allied. North Carolina law provides for the indemnification of corporate directors and officers in accordance with the following provisions:

     Permissible Indemnification. Chapter 55 allows a corporation by charter, bylaw, contract or resolution to indemnify or agree to indemnify its officers, directors, employees and agents and any person who is or was serving at the corporation's request as a director, officer, employee or agent of another entity or enterprise or as a trustee or administrator under an employee benefit plan, against liability and expenses, including reasonable attorneys' fees, in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities as summarized herein. Any provision in a corporation's charter or bylaws or in a contract or resolution may include provisions for recovery from the corporation of reasonable costs, expenses and attorneys' fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing such rights.

    The corporation may indemnify such person against expenses or liability incurred only where such person conducted himself or herself in good faith; reasonably believed (i) in the case of conduct in his or her official corporate capacity, that his or her conduct was in the corporation's best interests, and (ii) in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and, in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; provided, however, that a corporation may not indemnify such person either in connection with a proceeding by or in the right of the corporation in which such person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person (whether or not involving action in an official capacity) in which such person was adjudged liable on the basis that personal benefit was improperly received.

     Mandatory Indemnification. Unless limited by the corporation's charter, Chapter 55 requires a corporation to indemnify a director or officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party because he or she is or was a director or officer of the corporation against reasonable expenses incurred in connection with the proceeding.

     Advance for Expenses. Expenses incurred by a director, officer, employee or agent of the corporation in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors in the specific case, or as authorized by the charter or bylaws or by any applicable resolution or contract, upon receipt of an undertaking by or on behalf of such person to repay amounts advanced unless it ultimately is determined that such person is entitled to be indemnified by the corporation against such expenses.

     Court-Ordered Indemnification. Unless otherwise provided in the corporation's charter, a director or officer of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court deems necessary, may order indemnification if it determines either (i) that the director or officer is entitled to mandatory indemnification as described above, in which case the court also will order the corporation to pay the reasonable expenses incurred to obtain the court-ordered indemnification, or (ii) that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such person met the requisite standard of conduct or was adjudged liable to the corporation in connection with a proceeding by or in the right of the corporation or on the basis that personal benefit was improperly received in connection with any other proceeding so charging (but if adjudged so liable, indemnification is limited to reasonable expenses incurred).

     Parties Entitled to Indemnification. Chapter 55 defines "director" to include ex-directors and the estate or personal representative of a director. Unless its charter provides otherwise, a corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director and also may indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, as may be provided in its charter or bylaws, by general or specific action of its board of directors, or by contract.

     Indemnification by BancShares and Allied. The Bylaws of BancShares and Allied each provide for indemnification of its respective directors and officers to the fullest extent permitted by law.

     Indemnification under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling of BancShares or Allied, BancShares and Allied have been informed that, in the opinion of the

Commission, such indemnification is against public policy expressed in the Securities Act and is, therefore, unenforceable.

                                  OPINIONS

     The validity of the issuance of the BancShares Common Stock will be passed upon by Ward and Smith, P.A., Raleigh, North Carolina. Mr. John
A. J. Ward and Mr. David L. Ward, Jr., shareholders of Ward and
Smith, P.A., have a direct interest in BancShares stemming from ownership of its common stock. David L. Ward, Jr. also serves on the Board of Directors of BancShares. Poyner & Spruill, L.L.P., Rocky Mount, North Carolina has served as counsel to Allied in connection with the Merger and will pass upon certain matters on behalf of Allied.

     The federal and North Carolina income tax consequences of the Merger have been passed upon by KPMG Peat Marwick LLP, Raleigh, North Carolina.

                                  EXPERTS

     The consolidated financial statements of First Citizens BancShares, Inc. and subsidiaries as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated statements of financial condition of Allied
Bank Capital, Inc. as of December 31, 1994 and 1993, and the consolidated statements of income, changes in stockholders equity, and cash flows for each of the two years in the period ended December 31, 1994 and for the three month period ended December 31, 1992 incorporated by reference in this registration statement, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of Allied for the one-year period ended September 30, 1992, incorporated by reference in this Prospectus/Proxy Statement have been audited by Deloitte & Touche, LLP, independent auditors, as stated in their report incorporated by reference herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                         PROPOSALS OF SHAREHOLDERS

     If the Merger is not consummated for any reason, Allied expects to hold its 1996 annual meeting of shareholders in April 1996. In such event, any proposal of a shareholder that is intended to be presented at the 1996 annual meeting of shareholders must be received by Allied at its main office in Sanford, North Carolina no later than November 10, 1995 in order that any such proposal be timely received for inclusion in the proxy statement and appointment of proxy to be issued in connection with such meeting.

                                 APPENDIX I

              Agreement and Plan of Reorganization and Merger

                                  AGREEMENT AND PLAN

                             OF REORGANIZATION AND MERGER



                                    By and Between


                              ALLIED BANK CAPITAL, INC.

                                         and

                           FIRST CITIZENS BANCSHARES, INC.



                                    August 7, 1995

                   AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
                                    By and Between
                              ALLIED BANK CAPITAL, INC.
                                         and
                           FIRST CITIZENS BANCSHARES, INC.


                    THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (hereinafter called "Agreement") is entered into as of the 7th day of August, 1995, by and between ALLIED BANK CAPITAL, INC. ("Allied") and FIRST CITIZENS BANCSHARES, INC. ("BancShares").

                    WHEREAS,   Allied   is   a  North   Carolina   business
          corporation with its principal office and place of business located in Sanford, North Carolina; and,

                    WHEREAS, Allied is the sole shareholder of Peoples Savings Bank, Inc., SSB, a North Carolina savings bank with its principal office and place of business located in Wilmington, North Carolina ("Peoples") and Summit Savings Bank, Inc., SSB, a North Carolina savings bank with its principal office and place of business located in Sanford, North Carolina ("Summit") (such subsidiary corporations being sometimes referred to herein collectively as the "Subsidiaries"); and,

                    WHEREAS, BancShares is a Delaware business corporation with its principal office and place of business located in Raleigh, North Carolina; and,

                    WHEREAS, BancShares is the  sole shareholder of  First-
          Citizens Bank & Trust Company, a North Carolina banking corporation with its principal office and place of business located in Raleigh, North Carolina ("FCB"); and,

                    WHEREAS, BancShares and Allied have agreed that it is in their mutual best interests and in the best interests of their respective shareholders for Allied to be merged with and into BancShares (the "Merger") with the effect that each of the outstanding shares of Allied's $0.50 par value common stock ("Allied Stock") will be converted into newly issued shares of BancShares' $1.00 par value Class A common stock ("BancShares Stock") or the right to receive cash or a debenture as described in Paragraph 1.5.a. below, all in the manner and upon the terms and conditions contained in this Agreement; and,

                    WHEREAS, to effectuate the foregoing, BancShares and Allied desire to adopt this Agreement as a plan of reorganization in accordance with the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended; and,

                    WHEREAS, Allied's Board of Directors has approved this Agreement and will recommend to Allied's shareholders that they approve the transactions described herein; and,

                    WHEREAS, BancShares' Board of Directors has approved this Agreement and the transactions described herein, including the issuance by BancShares of shares of its common stock to Allied's shareholders to effectuate such transactions.

                    NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, covenants and promises herein contained, and subject to the terms and conditions hereof, Allied and BancShares hereby adopt and make this Agreement and mutually agree as follows:


                              ARTICLE I.  PLAN OF MERGER

               1.1. Names of Merging Corporations. The names of the business corporations proposed to be merged are ALLIED BANK
          CAPITAL, INC. ("Allied") and FIRST CITIZENS BANCSHARES, INC. ("BancShares").

               1.2. Nature of Transaction. Subject to the provisions of this Agreement, at the "Effective Time" (as defined in Paragraph 1.8. below), Allied shall be merged into and with BancShares (the "Merger").

               1.3. Effect  of  Merger;   Surviving  Corporation.  At   the
          Effective  Time  and  by  reason  of  the  Merger,  the  separate corporate existence of Allied shall cease while the corporate existence of BancShares as the surviving corporation in the Merger shall continue with all of its purposes, objects, rights, privileges, powers and franchises, all of which shall be unaffected and unimpaired by the Merger. The duration of the corporate existence of BancShares, as the surviving corporation, shall be perpetual and unlimited.

               1.4. Assets and Liabilities of Allied. At the Effective Time and by reason of the Merger, and in accordance with applicable law, all of the property, assets and rights of every kind and character of Allied (including without limitation all real, personal or mixed property, all issued and outstanding shares of capital stock of Peoples and Summit, all debts due on whatever account, all other choses in action and every other interest of or belonging to or due to Allied, whether tangible or intangible) shall be transferred to and vest in BancShares, and BancShares shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of Allied, all without any conveyance, assignment or further act or deed; and, BancShares shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of Allied as of the Effective Time. Immediately following the Merger, Peoples and Summit shall exist as wholly-owned subsidiaries of BancShares.

               1.5. Conversion and Exchange of Stock.

                    a. Conversion of Allied Stock. Except as otherwise provided herein, at the Effective Time all rights of Allied's shareholders with respect to all then outstanding shares of Allied Stock shall cease to exist and the holders of shares of Allied Stock shall cease to be, and shall have no further rights as, shareholders of Allied. As consideration for and to effectuate the Merger (and except as otherwise provided herein), each such outstanding share of Allied Stock (other than shares held by Allied, BancShares or any of their subsidiary corporations or as to which "Dissenters Rights" (as defined in Paragraph 1.5.h. below) are properly exercised as described in Paragraph 1.5.h. below) shall be converted, without any action on the part of the holder of such share, BancShares or Allied, into
          (i) a number of shares of BancShares Stock equal to the "Exchange Ratio" (as defined below), (ii) the right to receive cash in an amount equal to the "Cash Factor" (as defined below), or (iii) the right to receive one or more "Debentures" (as defined below) in an aggregate principal amount equal to the "Cash Factor". Except as otherwise provided herein, the form of consideration into which each individual shareholder's shares of Allied Stock will be converted will be determined in the manner described in Paragraphs 1.5.b. and 1.5.c. below.

                    The "Cash Factor" shall  be $25.25 per share of  Allied
          Stock. The "Exchange Ratio" shall be .531 of a share of BancShares Stock for each share of Allied Stock. However, notwithstanding anything contained herein to the contrary, (i) in the event the "Average Closing Price" (as defined below) is less than $45.13 per share, then the Exchange Ratio shall be adjusted by multiplying the Exchange Ratio by a factor equal to $45.13 divided by the Average Closing Price, and (ii) in the event the "Average Closing Price" is greater than $49.88 per share, then the Exchange Ratio shall be adjusted by multiplying the Exchange Ratio by a factor equal to $49.88 divided by the Average Closing Price. In any such event the adjusted Exchange Ratio shall be a number calculated as described above and rounded to three decimal places. "Average Closing Price" shall mean the average of the reported daily closing prices of BancShares Stock on the Nasdaq National Market during the period of ten consecutive trading days ending on the business day immediately preceding the date of the special meeting of shareholders of Allied called (as provided in Paragraph 6.1.a. below) for the purpose of approving this Agreement and the Merger.

                    Notwithstanding anything contained herein to the contrary, if during the period commencing on the date of this Agreement and ending at the Effective Time Allied declares or pays cash dividends in an aggregate amount in excess of $.12 per share per calendar quarter or makes any other distributions on Allied Stock (collectively, the "Cash Distributions"), then, for purposes of this Agreement, the Cash Factor and the Exchange Ratio shall be reduced by the per share amount of any such Cash Distributions.

                    A "Debenture" shall be an unsecured, subordinated debenture of FCB having a maturity of three, five or ten years from the Effective Time and substantially in the form attached hereto as Schedule A. Each Debenture shall bear interest on its principal amount from the Effective Time to maturity at a rate of 7.00% for three-year Debentures, 7.25% for five-year Debentures, and 7.50% for ten-year Debentures. Interest shall be payable semi-annually on each March 1 and September 1. The principal amount of each Debenture shall be a whole dollar amount, and, whenever the aggregate cash value to be represented by a Debenture would be other than a whole dollar amount, the amount of the Debenture shall be rounded upwards to the next whole dollar.

                    b. Election of Consideration. By written notice to BancShares in the manner described below, Allied's shareholders individually may elect the form of consideration (shares of BancShares Stock, the right to receive cash, or the right to receive a Debenture) into which all their respective shares of Allied Stock will be converted at the Effective Time as provided in Paragraph 1.5.a. above (and, in the case of Debentures, Allied's shareholders may select the maturity or maturities of the Debenture(s) to be received). Within ten days following approval of this Agreement and the Merger by Allied's shareholders, Allied will mail written instructions to each of its shareholders regarding the making of an election, together with a form (a "Notice of Election") which each shareholder shall be required to use for purposes of such election. Allied's instructions shall specify a date by which a shareholder's election must be made (the "Election Date", which shall be set by BancShares but which, in no event, shall be less than 15 or more than 30 days following the date the above instructions and form are first distributed to Allied's shareholders). The above instructions and Notice of Election distributed to Allied's shareholders shall be provided by and in a form satisfactory to BancShares.

                    In order to make an effective election, a shareholder must deliver to BancShares a properly completed Notice of Election on or before the close of its business on the Election Date and in accordance with BancShares' instructions. Each shareholder may elect only one form of consideration as to all shares of Allied Stock held by the shareholder. Any shareholder who does not make an election or whose Notice of Election is not timely received by BancShares or otherwise is not made in accordance with BancShares' instructions will be deemed to have elected that all shares of the shareholder's Allied Stock be converted into the right to receive cash.

                    c. Limit on Election; Proration of Cash, Debentures and BancShares Stock. Notwithstanding anything contained herein to the contrary, in no event shall shares of BancShares Stock be issued (whether pursuant to shareholders' elections or proration) for more than 55% or for less than 40% of the total outstanding shares of Allied Stock.

                         (i) In the event the aggregate number of shares of Allied Stock held by Allied's shareholders who have effectively elected as provided above to receive shares of BancShares Stock is more than 55% of the total outstanding shares of Allied Stock, then, in the case of those shareholders who effectively have elected (and who are deemed to have elected) to receive BancShares Stock, BancShares will reduce on a pro rata basis the numbers of shares of Allied Stock held by such shareholders for which BancShares Stock will be issued such that the aggregate number of shares of Allied Stock for which BancShares Stock will be issued is not more than 55% of the total outstanding shares of Allied Stock; and, the number of remaining shares held by each such shareholder for which BancShares Stock will be not be issued will be converted into either cash or a Debenture (having a term of five years) as provided in Paragraph 1.5.a. above, at the option of the affected shareholder; and/or,

                         (ii) In the event the aggregate number of shares of Allied Stock held by Allied's shareholders who have effectively elected (and who are deemed to have elected) as provided above to receive BancShares Stock and/or who have properly exercised their Dissenters Rights is less than 40% of the total outstanding shares of Allied Stock, then, in the case of those shareholders who effectively have elected to receive Debentures, BancShares will reduce on a pro rata basis the numbers of shares of Allied Stock held by such shareholders to be converted into Debentures such that the aggregate number of shares of Allied Stock to be converted into BancShares Stock is not less than 40% of the total outstanding shares of Allied Stock; provided, further, that if after such proration of Allied Stock the aggregate number of shares of Allied Stock held by Allied's shareholders who have effectively elected as provided above (or who have been deemed to have elected) to receive BancShares Stock is less than 40% of the total outstanding shares of Allied Stock, then, in the case of those shareholders who effectively have elected (and who are deemed to have elected) to receive cash, BancShares will reduce on a pro rata basis the number of shares of Allied Stock held by such shareholders to be converted into cash such that the aggregate number of shares of Allied Stock to be converted into BancShares Stock is not less than 40% of the outstanding shares of Allied Stock; and, the number of remaining shares held by each such shareholder which will not be converted into cash or Debentures, respectively, will be converted into the right to receive BancShares Stock as provided in Paragraphs 1.5.a. and 1.5.b. above.

                    d.   Exchange  and Payment  Procedures.   Following the
          Effective Time, certificates representing shares of Allied Stock outstanding at the Effective Time (herein sometimes referred to as "Allied Certificates") shall evidence only the right of the registered holder thereof to receive, and may be exchanged for,
          (i) the form of consideration into which each individual shareholder's shares of Allied Stock have been converted as determined based on that shareholder's election and in the manner described in Paragraphs 1.5.b. and 1.5.c. above, or (ii) in the case of shareholders who properly have exercised Dissenters
          Rights, cash in an amount determined as provided in Paragraph 1.5.h. below.

                    At the Effective Time, BancShares shall issue and deliver, or cause to be issued and delivered, to FCB, in its capacity as the transfer agent of BancShares Stock (the "Transfer Agent"), cash, certificates representing whole shares of BancShares Stock, and Debentures, into which outstanding shares of Allied Stock have been converted as provided above. As promptly as practicable following the Effective Time, BancShares shall send or cause to be sent to each former shareholder of Allied of record immediately prior to the Effective Time written instructions and transmittal materials (a "Transmittal Letter") for use in surrendering Allied Certificates to the Transfer Agent. Upon the proper surrender and delivery to the Transfer Agent (in accordance with BancShares' above instructions, and accompanied by a properly completed Transmittal Letter) by a former shareholder of Allied of his or her Allied Certificate(s), and in exchange therefor, the Transfer Agent shall as soon as practicable, (i) in the case of a shareholder whose Allied Stock has been converted into BancShares Stock or a Debenture, issue, register and deliver to the shareholder a certificate evidencing the number of shares of BancShares Stock, or a Debenture in the aggregate principal amount, to which the shareholder is entitled pursuant to Paragraph 1.5.a. above, and/or (ii) in the case of a shareholder whose Allied Stock has been converted into the right to receive cash, issue and deliver to the shareholder a check in the amount of cash to which the shareholder is entitled pursuant to Paragraph 1.5.a. above.

                    Following the Effective Time there shall be no further transfers of Allied Stock on the stock transfer books of Allied or the registration of any transfer of an Allied Certificate by any holder thereof, and the surrender of each Allied Certificate as provided herein must be made by or on behalf of its holder of record at the Effective Time.

                    e.   Antidilutive Adjustments.   If, following the date
          of this Agreement, BancShares shall change the number of outstanding shares of BancShares Stock as a result of a dividend payable in shares of BancShares Stock, a stock split, a reclassification or other subdivision or combination of outstanding shares, and if the record date of such event occurs prior to the Effective Time, then an appropriate and proportionate adjustment will be made to increase the number of shares of BancShares Stock to be issued in exchange for each of the shares of Allied Stock.


                    f.   Treatment  of  Fractional  Shares.  No   scrip  or
          certificates representing fractional shares of BancShares Stock will be issued to any former shareholder of Allied, and, except as provided below, no such shareholder will have any right to vote or receive any dividend or other distribution on, or any other right with respect to, any fraction of a share of BancShares Stock resulting from the above exchange. In the event the exchange of shares results  in the  creation of  fractional shares,  in
          lieu  of  the  issuance  of   fractional  shares  of
          BancShares Stock, BancShares will deliver cash to the Transfer Agent in an amount equal to the aggregate of all fractional shares multiplied by the Average Closing Price, and in such event the Transfer Agent shall divide such cash among and remit it (without interest) to the former shareholders of Allied in accordance with their respective interests.

                    g. Surrender of Certificates. Subject to Paragraph 1.5.i. below, no BancShares Stock certificate or cash shall be delivered to any former shareholder of Allied unless and until such shareholder shall have properly surrendered to the Transfer Agent the Allied Certificate(s) formerly representing his or her shares of Allied Stock, together with a properly completed Transmittal Letter in such form as shall be provided to the shareholder by BancShares for that purpose. Further, until such Allied Certificate(s) are so surrendered, no dividend or other distribution payable to holders of record of BancShares Stock as of any date subsequent to the Effective Time shall be delivered to the holder of such Allied Certificate(s). However, subject to prior escheatment under applicable law, upon the proper surrender of such Allied Certificate(s) the Transfer Agent shall pay to the registered holder of the shares of BancShares Stock represented by such Allied Certificate(s) the amount of any such cash, dividends or distributions which have accrued but remain unpaid with respect to such shares. Neither Allied, BancShares nor the Transfer Agent shall have any obligation to pay any interest on any such cash, dividends or distributions for any period prior to such payment.

                    h. Dissenters. Any shareholder of Allied who properly exercises the right of dissent and appraisal with respect to the Merger as provided in Section 55-13-02 of the North Carolina General Statutes ("Dissenters Rights") shall be entitled to receive payment of the fair value of his or her shares of Allied Stock in the manner and pursuant to the procedures provided therein. Shares of Allied Stock held by persons who exercise Dissenters Rights shall not be converted into BancShares Stock or the right to receive cash or Debentures in the manner provided in Paragraph 1.5.a. above. However, if any shareholder of Allied who exercises Dissenters Rights shall fail to perfect his or her right to receive cash as provided above, or effectively shall waive or lose such right, then each of his or her shares of Allied Stock, at BancShares' sole option, shall be deemed to have been converted into BancShares Stock or the right to receive cash or Debentures as of the Effective Time as provided in Paragraph 1.5.a. above.


                    i. Lost Certificates. Any shareholder of Allied whose certificate evidencing shares of Allied Stock has been lost, destroyed, stolen or otherwise is missing shall be entitled to receive a certificate representing the shares of BancShares Stock to which he or she is entitled in accordance with and upon compliance with conditions imposed by the Transfer Agent or BancShares (including without limitation a requirement that the shareholder provide a lost instruments indemnity or surety bond in form, substance and amount satisfactory to the Transfer Agent and BancShares).

                    j. Outstanding BancShares Stock. The status of the shares of BancShares Stock which are outstanding immediately prior to the Effective Time shall not be affected by the Merger.


               1.6. Treatment of Allied Stock Options. Allied shall trigger or cause to be triggered at the Effective Time and for the benefit of participating employees or directors, as the case may be, the limited stock appreciation rights provided under the terms of the 1992 Incentive Stock Option Plan, as amended, the 1993 Nonstatutory Stock Option Plan for Independent Directors, and the 1992 Nonstatutory Stock Option Plan for Independent Directors, with respect to any options under such plans which are outstanding and unexercised at the Effective Time (and which options shall be limited to not more than 563,164 shares of Allied Stock). The fair market value of each share of Allied Stock for purposes of determining the value of such rights shall be equal to the Cash Factor pursuant to Section 1.5 of this Agreement. Allied shall deliver payment to option holders on account of the exercise of limited stock appreciation rights immediately prior to the Effective Time. Notwithstanding the foregoing, Allied shall not be permitted to trigger or cause to be triggered any limited stock appreciation rights with respect to options that are not outstanding and unexercised as of the date of this Agreement or which have been granted to employees or directors not in employment of or service with Allied or the Subsidiaries at the Effective Time. It is agreed that such cash payments shall not be considered Cash Distributions.

               1.7. Certificate of Incorporation, Bylaws and Management. The Certificate of Incorporation and Bylaws of BancShares in effect at the Effective Time shall be the Certificate of Incorporation and Bylaws of BancShares as the surviving corporation. The officers and directors of BancShares in office at the Effective Time shall continue to hold such offices until removed as provided by law or until the election or appointment of their respective successors.

               1.8. Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of BancShares in Raleigh, North Carolina, or at such other place as BancShares shall designate, on a date mutually agreeable to Allied and BancShares (the "Closing Date") after the expiration of any and all required waiting periods following the effective date of required approvals of the Merger by governmental or regulatory authorities (but in no event more than 60 days following the expiration of all such required waiting periods). At the Closing, BancShares and Allied shall take such actions (including without limitation the delivery of certain closing documents and the execution of a Certificate of Merger under Delaware law) as are required herein and as otherwise shall be required by law to consummate the Merger and cause it to become effective.

               Subject to the terms and conditions set forth herein (including without limitation the receipt of all required approvals of governmental and regulatory authorities), the Merger shall become effective on the date and at the time (the "Effective Time") specified in the Certificate of Merger filed with the appropriate governmental body in accordance with law; provided, however, that the Effective Time shall in no event be more than ten days following the Closing Date.

               1.9. No Approval of Merger by Shareholders of BancShares. As BancShares is a Delaware corporation no approval of the shareholders of BancShares is required, pursuant to Sections 251(f) and 252(e) of the Delaware General Corporation Law, in as much as (i) this Agreement does not amend in any respect the Certificate of Incorporation of BancShares, (ii) each share of BancShares Stock and each share of BancShares Class B common stock outstanding immediately prior to the Effective Time is to be an identical outstanding share of BancShares after the Effective Time, and (iii) the authorized unissued shares of BancShares Stock to be issued under the Plan of Merger contained in this Agreement do not exceed 20% of the shares of BancShares Stock outstanding immediately prior to the Effective Time.

                ARTICLE II.  REPRESENTATIONS AND WARRANTIES OF ALLIED

               Except  as  otherwise  specifically provided  herein  or  as
          "Previously Disclosed" to BancShares, Allied hereby makes the following representations and warranties to BancShares. ("Previously Disclosed" shall mean, as to Allied, the disclosure of information in a letter delivered by Allied to BancShares specifically referring to this Agreement and arranged in paragraphs corresponding to the Sections, subsections and items of this Agreement applicable thereto, and which letter has been delivered prior to the execution of this Agreement. Information shall be deemed Previously Disclosed for the purpose of a given Paragraph, subparagraph or item of this Agreement only to the extent a specific reference thereto is made in connection with disclosure of such information at the time of such delivery.)

               2.1. Organization; Standing; Power. Allied, Peoples and Summit each (i) is duly organized and incorporated, validly existing and in good standing (as a business corporation or a savings bank, respectively) under the laws of the State of North Carolina; (ii) has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as now is being conducted; (iii) is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification necessary, except where failure so to qualify would not have a material adverse effect on Allied; and, (iv) is not transacting business or operating any properties owned or leased by it in violation of any provision of federal, state or local law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect on Allied.

               2.2. Capital Stock. Allied's authorized capital stock consists of 5,000,000 shares of preferred stock, $1.00 par value per share, none of which are issued and outstanding, and 20,000,000 shares of common stock, $0.50 par value per share of which 2,258,194 shares are issued and outstanding and constitute Allied's only outstanding securities.

                    Peoples' authorized capital stock consists of 10,000 shares of common stock, $1.00 par value ("Peoples Stock"), of which 100 shares are issued and outstanding and constitute Peoples' only outstanding securities. All outstanding shares of Peoples Stock are owned beneficially and of record by Allied.

                    Summit's authorized capital stock consists of 5,000,000 shares of preferred stock, none of which is issued and outstanding, and 20,000,000 shares of common stock, no par value per share ("Summit Stock"), of which 100 shares are issued and outstanding and constitute Summit's only outstanding securities. All outstanding shares of Summit Stock are owned beneficially and of record by Allied.

                    Each outstanding share of Allied Stock, Peoples Stock and Summit Stock (i) has been duly authorized and is validly issued and outstanding, and is fully paid and nonassessable, and
          (ii) has been issued in compliance with applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), and
          (iii) has not been issued in violation of the preemptive rights of any shareholder. The Allied Stock has been registered with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "1934 Act"). The Peoples Stock and the Summit Stock is not subject to the registration and reporting requirements of the 1934 Act.

               2.3. Principal Shareholders. No person or entity is known to Allied to beneficially own, directly or indirectly, more than 5% of the outstanding shares of Allied Stock.

               2.4. Subsidiaries. Peoples and Summit are Allied's only direct subsidiaries (the "Subsidiaries"). The Subsidiaries have no direct subsidiaries. Except for equity issues reflected in Allied's or a Subsidiary's investment portfolio, Allied and the Subsidiaries do not own any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity.

               2.5. Convertible Securities, Options, Etc. Allied and the Subsidiaries do not have any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of Allied Stock, Peoples Stock or Summit Stock or any other securities of Allied, Peoples or Summit, (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of Allied Stock, Peoples Stock or Summit Stock or any other securities of Allied, Peoples or Summit, or (iii) plan, agreement or other arrangement pursuant to which shares of Allied Stock, Peoples Stock or Summit Stock or any other securities of Allied, Peoples or Summit or options, warrants, rights, calls or other commitments of any nature pertaining thereto, have been or may be issued.

               2.6. Authorization   and    Validity   of   Agreement.  This
          Agreement has been duly and validly approved by Allied's Board of Directors. Subject only to approval of this Agreement by the shareholders  of  Allied  in  the  manner  required  by  law  (as contemplated by Paragraph 6.1.a. below), (i) Allied has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings and approvals required to authorize Allied to enter into this Agreement and to perform its obligations and agreements and carry out the transactions described herein have been duly and properly completed or obtained, and (iii) this Agreement constitutes the valid and binding agreement of Allied enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors' rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and
          (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

               2.7. Validity of Transactions; Absence of Required Consents or Waivers. Neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by Allied with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the Articles or Certificate of Incorporation or Bylaws, of Allied or either of the Subsidiaries, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which Allied or either of the Subsidiaries is bound or by which any of them or its business, capital stock or any of its properties or assets may be affected;
          (ii) result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of the properties or assets of Allied or either of the Subsidiaries;
          (iii) violate any applicable federal or state statute, law, rule or regulation, or any judgment, order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; (iv) result in the acceleration of any obligation or indebtedness of Allied or either of the Subsidiaries; or,
          (v) interfere with or otherwise adversely affect the ability of Allied or either of the Subsidiaries to carry on its business as presently conducted, or interfere with or otherwise adversely affect the ability of either BancShares or FCB to carry on such business after the Effective Time.

                    No consents, approvals or waivers are required to be obtained from any person or entity in connection with Allied's execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of Allied's shareholders as described in Paragraph 7.1.c. below and of
          governmental   or  regulatory  authorities  as  described  in
          Paragraph 7.1.a. below.

               2.8. Allied Books and Records. Allied's and the Subsidiaries' books of account and business records have been maintained in substantial compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books and records are complete and reflect accurately in all material respects Allied's and the Subsidiaries' respective items of income and expense and all of their respective assets, liabilities and stockholders' equity. The respective minute books of Allied and the Subsidiaries accurately reflect in all material respects the corporate actions which their respective shareholders and board of directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to BancShares and its representatives.

               2.9. Allied Reports. Since January 1, 1990, Allied and the Subsidiaries each has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the
          Board of  Governors of  the Federal Reserve  System (the  "FRB"),
          (ii) the  Federal Deposit  Insurance  Corporation  (the  "FDIC"),
          (iii) the Office of Thrift Supervision ("OTS"), (iv) the Administrator of the North Carolina Savings Institutions Division (the "Administrator"), (v) the SEC (including all reports required to be filed under the 1934 Act), or (vi) any other governmental or regulatory authorities having jurisdiction over Allied or the Subsidiaries, but not including Internal Revenue Service, Department of Labor, or Pension Benefit Guarantee Corporation filings that relate to tax or Employee Retirement Income Security Act of 1974 matters covered by Paragraph 2.11. and 2.25. below. All such reports, registrations and statements filed by Allied or the Subsidiaries with the FRB, the FDIC, the OTS, the Administrator, the SEC or other such regulatory authority are collectively referred to herein as the "Allied Reports." As of their respective dates, the Allied Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and, none of Allied or the Subsidiaries has been notified that any such Allied Reports were deficient in any material respect as to form or content. Following the date of this Agreement, Allied shall deliver to BancShares, simultaneous with the filing thereof, a copy of each report, registration, statement or other regulatory filing made by Allied, or the Subsidiaries with the FRB, the FDIC, the OTS, the Administrator, the SEC or any other regulatory authority.

               2.10. Allied Financial Statements. Allied has delivered to BancShares a copy of (i) its audited consolidated balance sheets as of December 31, 1993 and December 31, 1994, and its consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1992, December 31, 1993 and December 31, 1994, together with notes thereto (collectively, the "Allied Financial Statements"), and
          (ii) its unaudited consolidated balance sheet as of June 30, 1995 and its statement of operations for the six months ended June 30, 1995 (the "Allied Interim Financial Statements"); and, following the date of this Agreement, Allied promptly will deliver to BancShares all other annual or interim financial statements prepared by or for Allied or the Subsidiaries. The Allied Financial Statements and the Allied Interim Financial Statements (including any related notes and schedules thereto) (i) are in accordance with Allied's books and records, and (ii) were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated and present fairly Allied's consolidated financial condition, assets and liabilities, results of operations, changes in stockholders' equity and changes in cash flows as of the dates indicated and for the periods specified therein. The Allied Financial Statements have been audited by Coopers & Lybrand L.L.P., Allied's independent certified public accountants.

               2.11. Tax Returns and Other Tax Matters. (i) Allied and each of the Subsidiaries have timely filed or caused to be filed all federal, state and local income tax returns and reports which are required by law to have been filed, and, to the best knowledge and belief of management of Allied, all such returns and reports were true, correct and complete and contained all material information required to be contained therein; (ii) all federal, state and local income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against
          Allied or either of the Subsidiaries or their respective properties have been fully paid or, if not yet due, a reserve or accrual which is adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes is reflected on the Allied Financial Statements;
          (iii) the income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other tax returns and reports of Allied and the Subsidiaries have not been subject to audit by the Internal Revenue Service (the "IRS") or the Department of Tax and Revenue of the State of North Carolina in the last ten years and neither Allied nor either of the Subsidiaries has received any indication of the pendency of any audit or examination in connection with any such tax return or report and have no knowledge that any such return or report is subject to adjustment; and (iv) neither Allied nor the Subsidiaries has executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitation) with respect to any tax year, the audit of any such tax return or report or the assessment or collection of any tax.

               2.12.     Absence of  Material  Adverse Changes  or  Certain
          Other Events.

                           (i) Since December 31, 1994, Allied and the Subsidiaries have conducted their respective businesses only in the ordinary course, and there has been no material adverse change, and there has occurred no event or development and there currently exists no condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in a material adverse change, in or affecting the financial condition of Allied or either of the Subsidiaries or in their results of operations, prospects, business, assets, loan portfolio, investments, properties or operations.

                          (ii) Since December 31, 1994, and other than in the ordinary course of its business, neither Allied nor either of the Subsidiaries has incurred any material liability or engaged in any material transaction or entered into any material agreement, increased the salaries, compensation or general benefits payable to its employees, suffered any loss, destruction or damage to any of its properties or assets, or made a material acquisition or disposition of any assets or entered into any material contract or lease.

               2.13. Absence of Undisclosed Liabilities. Allied and the Subsidiaries do not have any liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including without limitation tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the Allied Financial Statements or the Allied Interim Financial Statements, or (ii) obligations or liabilities incurred in the ordinary course of their business since June 30, 1995 and which are not, individually or in the aggregate, material to Allied or the Subsidiaries.

               2.14. Compliance with Existing Obligations. Allied and the Subsidiaries each has performed in all material respects all obligations required to be performed by it under, and it is not in default in any respect under, or in violation in any respect of, the terms and conditions of its respective Articles or Certificate of Incorporation or Bylaws, and/or any contract, agreement, lease, mortgage, note, bond, indenture, license, obligation, understanding or other undertaking (whether oral or written) to which it is bound or by which its business, capital stock or any property or asset may be affected.

               2.15.     Litigation and Compliance with Law.

                    (a) There are no actions, suits, arbitrations, controversies or other proceedings or investigations (or, to the best knowledge and belief of management of Allied and the Subsidiaries, any facts or circumstances which reasonably could result in such), including without limitation any such action by any governmental or regulatory authority, which currently exist or are ongoing, pending or, to the best knowledge and belief of management of Allied and the Subsidiaries, threatened, contemplated or probable of assertion, against, relating to or otherwise affecting Allied or the Subsidiaries or any of their properties, assets or employees which, if determined adversely, could result in liability on the part of Allied or either of the Subsidiaries for, or subject Allied or either of the Subsidiaries to, monetary damages, fines or penalties or an injunction, or which could have a material adverse effect on the financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations of Allied or either of the Subsidiaries or on the ability of Allied to consummate the Merger.

                    (b) Allied and the Subsidiaries have all licenses, permits, orders, authorizations or approvals ("Permits") of any federal, state, local or foreign governmental or regulatory body that are material to or necessary for the conduct of their business or to own, lease and operate their properties; all such Permits are in full force and effect; no violations are or have been recorded in respect of any such Permits; and no proceeding is pending or, to the best knowledge of management of Allied and the Subsidiaries, threatened or probable of assertion to suspend, cancel, revoke or limit any Permit.

                    (c) Neither Allied nor either of the Subsidiaries is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any regulatory or other governmental authority (including without limitation the FRB, the FDIC or the Administrator) relating to its financial condition, directors or officers, employees, operations, capital, regulatory compliance or otherwise; there are no judgments, orders, stipulations, injunctions, decrees or awards against Allied or either of the Subsidiaries which in any manner limit, restrict, regulate, enjoin or prohibit any present or past business or practice of Allied or the Subsidiaries; and, neither Allied nor either of the Subsidiaries has been advised and has no reason to believe that any regulatory or other governmental authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree or award.

                    (d) Neither Allied nor either of the Subsidiaries is in violation or default in any material respect under, and has complied in all material respects with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any court or federal, state, municipal or other governmental or regulatory authority having jurisdiction or authority over it or its business operations, properties or assets (including without limitation all provisions of North Carolina law relating to usury, the Consumer Credit Protection Act, and all other laws and regulations applicable to extensions of credit by the Subsidiaries) and, to the knowledge of Allied and the Subsidiaries, there is no basis for any claim by any person or authority for compensation, reimbursement or damages or otherwise for any violation of any of the foregoing.

               2.16. Real Properties. Allied has Previously Disclosed to BancShares a listing of all real property owned or leased by Allied or either of the Subsidiaries (including the Subsidiaries' banking facilities and all other real estate or foreclosed properties, including improvements, thereon owned by the Subsidiaries) (the "Real Property") and all leases pertaining to any such Real Property to which Allied or either of the Subsidiaries is a party (the "Real Property Leases"). With respect to all Real Property owned by Allied or either of the Subsidiaries, Allied or the Subsidiary has good and marketable fee simple title to such Real Property and owns the same free and clear of all mortgages, liens, leases, encumbrances, title defects and exceptions to title other than (i) the lien of current taxes not yet due and payable, and (ii) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not materially affect the value of the Real Property and which do not and will not materially detract from, interfere with or restrict the present or future use of the properties subject thereto or affected thereby. With respect to each Real Property Lease (i) such lease is valid and enforceable in accordance with its terms, (ii) there currently exists no circumstance or condition which constitutes an event of default by Allied or either of the Subsidiaries (as lessor or lessee) or its respective lessor or which, with the passage of time or the giving of required notices will or could constitute such an event of default, and (iii) subject to any required consent of Allied or the Subsidiary's lessor, each such Real Property Lease may be assigned to BancShares and the execution and delivery of this Agreement does not constitute an event of default thereunder.

                    To the best of the knowledge and belief of management of Allied and the Subsidiaries, the Real Property (excluding other real estate owned) complies in all material respects with all applicable federal, state and local laws, regulations, ordinances or orders of any governmental authority, including those relating to zoning, building and use permits, and the Real Property (excluding other real estate owned) may be used under applicable zoning ordinances for commercial banking facilities as a matter of right rather than as a conditional or nonconforming use.

                    All improvements and fixtures included in or on the Real Property are in good condition and repair, ordinary wear and tear excepted, and there does not exist any condition which interferes (or will interfere after the Merger) with BancShares use or affects the economic value thereof.

               2.17.     Loans, Accounts, Notes and Other Receivables.
                    (a) All loans, accounts, notes and other receivables reflected as assets on Allied's and the Subsidiaries' books and records (A) have resulted from bona fide business transactions in the ordinary course of the Subsidiaries' operations, (B) in all material respects were made in accordance with the Subsidiaries' standard loan policies and procedures, and (C) are owned by the

          Subsidiaries free and clear of all liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to title or to the ownership or collection rights of any other person or entity.

                    (b) All records of the Subsidiaries regarding all outstanding loans, accounts, notes and other receivables, and all other real estate owned, are accurate in all material respects, and, with respect to each loan which the Subsidiaries' loan documentation indicates is secured by any real or personal property or property rights ("Loan Collateral"), such loan is secured by valid, perfected and enforceable liens on all such Loan Collateral having the priority described in the Subsidiaries' records of such loan.

                    (c) To the best knowledge of management of Allied and the Subsidiaries, each loan reflected as an asset on Allied's and the Subsidiaries' books, and each guaranty therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon, and no defense, offset or counterclaim has been asserted with respect to any such loan or guaranty.

                    (d) Allied has Previously Disclosed to BancShares (i) a written listing of each loan, extension of credit or other asset of the Subsidiaries which, as of June 30, 1995, is classified by the FRB, the FDIC, the Administrator or by either of the Subsidiaries as "Loss," "Doubtful," "Substandard" or "Special Mention" (or otherwise by words of similar import), or which either of the Subsidiaries has designated as a special asset or for special handling or placed on any "watch list" because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor, and (ii) a written listing of each loan or extension of credit of either of the Subsidiaries which, as of June 30, 1995, was past due more than 60 days as to the payment of principal and/or interest, or as to which any obligor thereon (including the borrower or any guarantor) otherwise was in default, is the subject of a proceeding in bankruptcy or otherwise has indicated any inability or intention not to repay such loan or extension of credit. Each such listing is accurate and complete as of the date indicated.

                    (e) The Subsidiaries' reserve for possible loan losses (the "Loan Loss Reserve") has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of the FRB, the FDIC and the Administrator and, in the best judgment of management of Allied and the Subsidiaries, is reasonable in view of the size and character of the Subsidiaries' loan portfolios, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in the Subsidiaries' loan portfolios and other real estate owned.

               2.18. Securities Portfolio and Investments. All securities owned by Allied and the Subsidiaries (whether owned of record or beneficially) are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory, which would materially impair the ability of Allied or either of the Subsidiaries to dispose freely of any such security and/or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which Allied or either of the Subsidiaries is a party with respect to the voting of any such securities. With respect to all "repurchase agreements" to which either of the Subsidiaries has "purchased" securities under agreement to resell, such Subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed to the Subsidiary which is secured by such collateral.

                    Except for fluctuations in the market values of United States Treasury and agency or municipal securities, since June 30, 1995, there has been no significant deterioration or material adverse change in the quality, or any material decrease in the value, of Allied's or the Subsidiaries' securities portfolios as a whole.

               2.19. Personal Property and Other Assets. All assets of Allied and the Subsidiaries (including without limitation all banking equipment, data processing equipment, vehicles, and all other personal property located in any office of or used by Allied or either of the Subsidiaries in the operation of its business) are owned by Allied or either of the Subsidiaries free and clear of all liens, encumbrances, leases, title defects or exceptions to title. All of Allied's or either of the Subsidiaries' personal property material to its business is in good operating condition and repair, ordinary wear and tear excepted.

               2.20. Patents and Trademarks. Allied and each of the Subsidiaries own, possess or have the right to use any and all patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary and other confidential information necessary to conduct their business as now conducted; and, neither Allied nor either of the Subsidiaries has violated, and currently is not in conflict with, any patent, license, trademark, trade name, copyright or proprietary right of any other person or entity.

               2.21.     Environmental Matters.

                    (a) Allied has Previously Disclosed to BancShares copies of all written reports, correspondence, notices or other materials, if any, in its possession pertaining to environmental surveys or assessments of the Real Property or any of the Subsidiaries' Loan Collateral and any improvements thereon, or to any violation of "Environmental Laws" (as defined below) on, affecting or otherwise involving the Real Property, any Loan Collateral or otherwise involving Allied or either of the Subsidiaries.

                    (b) There has been no presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any "Hazardous Substances" (as defined below) by any person prior to the date hereof on, from or relating to the Real Property or, to the best of the knowledge and belief of management of Allied and the Subsidiaries, the Loan Collateral, which constitutes a violation of any Environmental Laws.

                    (c) Neither Allied nor either of the Subsidiaries has violated any federal, state or local law, rule, regulation, order, permit or other requirement relating to health, safety or the environment or imposing liability, responsibility or standards of conduct applicable to environmental conditions (all such laws, rules, regulations, orders and other requirements being herein collectively referred to as "Environmental Laws"), and there has been no violation of any Environmental Laws (including, to the best of the knowledge and belief of management of Allied and the Subsidiaries, any violation with respect to or relating to any Loan Collateral) by any other person or entity for whose liability or obligation with respect to any particular matter or violation Allied or either of the Subsidiaries is or may be responsible or liable.

                    (d)  Neither Allied  nor either of the  Subsidiaries is
          subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to the Real Property or, to the best of the knowledge and belief of management of Allied and the Subsidiaries, any Loan Collateral by any person or entity.

                    (e)  No facts,  events or  conditions  relating to  the
          Real Property or, to the best knowledge of management of Allied and the Subsidiaries, any Loan Collateral, or the operations of Allied or the Subsidiaries at any of their office locations, will prevent, hinder or limit continued compliance with Environmental Laws, or give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws.

                         For purposes of this Agreement, "Environmental Laws" shall include:

                                (i)     all   federal,   state  and   local
          statutes, regulations, ordinances, orders, decrees, and similar provisions having the force or effect of law,

                               (ii)     all contractual agreements, and

                              (iii)     all common law,

          concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, discharge, release, threatened release, control, emergency removal, clean-up or remediation of any Hazardous Substances (including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, any "Superfund" or "Superlien" law, the Americans with Disabilities Act, and the Occupational Safety and Health Act), as such may now or at any time hereafter be defined or in effect.

                         For purposes of this Agreement, "Hazardous Substances" shall include hazardous, toxic or otherwise regulated materials, substances or wastes; chemical substances or mixtures; pesticides; pollutants; contaminants; toxic chemicals; oil or other petroleum products, byproducts, or constituents (including but not limited to crude oil, diesel oil, fuel oil, gasoline, lubrication oil, oil refuse, oil mixed with other waste, oil sludge, and all other liquid hydrocarbons regardless of specific gravity); asbestos or asbestos containing material; flammable explosives; polychlorinated biphenyls ("PCBs") or any material containing PCBs; radioactive materials; biological micro organisms, viruses, fungi, spores; environmental tobacco smoke; radon or radon gas; formaldehyde or any material containing formaldehyde; fumigants; any material or substance comprising or contributing to conditions known as "sick building syndrome," "building-related illness" or similar conditions or exposures; and/or any hazardous, toxic, regulated or dangerous waste, substance or material defined as such by the United States Environmental Protection Agency or any other federal, state or local governmental agency or political subdivision thereof, or for the purpose of or by any Environmental Laws, as now or at any time hereafter may be in effect.

               2.22.     Absence  of  Brokerage  or   Finders  Commissions.
          (i) All negotiations relative to this Agreement and the transactions described herein have been carried on by Allied directly with BancShares; (ii) no person or firm has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, Allied or its Board of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein; and, (iii) Allied has not agreed to pay any brokerage fee or other commission to any person or entity in connection with or as a result of the transactions described herein.

               2.23. Material Contracts. Other than a benefit plan or employment agreement Previously Disclosed to BancShares pursuant to Paragraph 2.25. below, neither Allied nor either of the Subsidiaries is a party to or bound by any agreement (i) involving money or other property in an amount or with a value in excess of $50,000, (ii) which is not to be performed in full prior to December 31, 1995, (iii) which calls for the provision of goods or services to Allied or either of the Subsidiaries and cannot be terminated without material penalty upon written notice to the other party thereto, (iv) which is material to Allied or either of the Subsidiaries and was not entered into in the ordinary course of business, (v) which involves hedging, options or any similar trading activity, or interest rate exchanges or swaps, (vi) which commits Allied or either of the Subsidiaries to extend any loan or credit (with the exception of letters of credit, lines of credit and loan commitments extended in the ordinary course of the Subsidiaries' business), (vii) which involves the purchase or sale of any assets of Allied or either of the Subsidiaries, or the purchase, sale, issuance, redemption or transfer of any capital stock or other securities of Allied or either of the Subsidiaries, or (viii) with any director, officer or principal shareholder of Allied or the Subsidiaries (including without limitation any consulting agreement, but not including any agreement relating to loans or other banking services which were made in the ordinary course of the Subsidiaries' business and on substantially the same terms and conditions as were prevailing at that time for similar agreements with unrelated persons).

                    Neither Allied nor either of the Subsidiaries is in default in any material respect, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute such a default, under any contract, lease, insurance policy, commitment or arrangement to which it is a party or by which it or its property is or may be bound or affected or under which it or its property receives benefits, where the consequences of such default would have a material adverse effect on the financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations of Allied or either of the Subsidiaries.

               2.24. Employment Matters; Employee Relations. Allied and each of the Subsidiaries (i) has paid in full to or accrued on behalf of all its respective directors, officers and employees all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services rendered, including all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services performed by them to the date of this Agreement and all vacation pay, sick pay, severance pay and other amounts promised to the extent required by law or Allied's or the Subsidiaries' existing policies or practices, and
          (ii) is in material compliance with all applicable federal, state and local laws, statutes, rules and regulations with regard to employment and employment practices, terms and conditions, and wages and hours and other compensation matters; and, no person has, to the knowledge of management of Allied or the Subsidiaries, asserted that Allied or the Subsidiaries is liable in any amount for any arrearages in wages or employment taxes or for any penalties for failure to comply with any of the foregoing.

                         There is no action, suit or proceeding by any person pending or, to the best knowledge of management of Allied or the Subsidiaries, threatened, against Allied or the Subsidiaries (or any of their respective employees), involving employment discrimination, sexual harassment, wrongful discharge or similar claims.

                         Neither Allied nor the Subsidiaries is a party to or bound by any collective bargaining agreement with any of its employees, any labor union or any other collective bargaining unit or organization. There is no pending or threatened labor dispute, work stoppage or strike involving Allied or the Subsidiaries and any of its employees, or any pending or threatened proceeding in which it is asserted that Allied or the Subsidiaries has committed an unfair labor practice; and, neither Allied nor the Subsidiaries is aware of any activity involving it or any of its employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

               2.25.     Employment Agreements; Employee Benefit Plans.

                    (a)  Allied  has Previously  Disclosed to  BancShares a
          true and complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans; all employment and severance contracts; all medical, dental, health, and life insurance plans; all vacation, sickness and other leave plans, disability and death benefit plans; and all other employee benefit plans, contracts, or arrangements maintained or contributed to by Allied or either of the Subsidiaries for the benefit of any employees, former employees, directors, former directors or any of their beneficiaries (collectively, the "Plans"). True and complete copies of all Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto, previously have been supplied to BancShares. Neither Allied nor either of the Subsidiaries maintains, sponsors, contributes to or otherwise participates in any "Employee Benefit Plan" within the meaning of (Section Mark) 3(3) of the Employee Retirement Income
          Security Act of 1974, as amended ("ERISA"), any "Multiemployer Plan" within the meaning of (Section Mark) 3(37) of ERISA, or any "Multiple Employer Welfare Arrangement" within the
          meaning of (Section Mark) 3(40) of  ERISA.  Each Plan  which is an "employee pension benefit plan" within the meaning of (Section Mark) 3(2) of ERISA and which is intended to be qualified under (Section Mark) 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") has received or applied for a favorable determination letter from the IRS and neither Allied nor either of the Subsidiaries is aware of any circumstances reasonably likely to result  in the revocation or denial  of  any  such favorable
          determination  letter.    All reports  and returns  with
          respect to the Plans (and any Plans previously maintained by Allied or either of the Subsidiaries) required to be filed with any governmental department, agency, service or other authority, including without limitation Internal Revenue Service Form 5500 (Annual Report), have been properly and timely filed.

                    (b) All "Employee Benefit Plans" maintained by or otherwise covering employees or former employees of Allied or the Subsidiaries, to the extent subject to ERISA, currently are, and
          at  all  times  have  been,  in  compliance   with  all  material
          provisions and requirements  of ERISA.   There is  no pending  or
          threatened litigation relating to any Plan or any such Plan previously maintained by Allied or either of the Subsidiaries. Neither Allied nor either of the Subsidiaries has engaged in a transaction with respect to any Plan that could subject Allied or either of the Subsidiaries to a tax or penalty imposed by either (Section Mark) 4975 of the Code or (Section Mark) 502(i) of ERISA.

                    (c) Allied has delivered to BancShares a true, correct and complete copy (including copies of all amendments thereto) of each retirement plan of the Subsidiaries which is intended to be a plan qualified under Section 401(a) of the Code (collectively, the "Retirement Plans"), together with true, correct and complete copies of the summary plan descriptions relating to the Retirement Plans, the most recent determination letters received from the IRS regarding the Retirement Plans, and the most recent Annual Reports (Form 5500 series) and related schedules, if any, for the Retirement Plans.

                         The Retirement Plans are qualified under the provisions of (Section Mark) 401(a) of the Code, the trusts under the Retirement Plans are exempt trusts under (Section Mark) 501(a) of the Code, and determination letters have been issued or applied for with respect to the Retirement Plans to said effect, including determination letters covering the current terms and provisions of the
          Retirement Plans.   There are no  issues relating to said
          qualification or exemption of the Retirement Plans currently pending before the IRS, the United States Department of Labor, the Pension Benefit Guaranty
          Corporation  or any  court.   The Retirement Plans  and the
          administration thereof meet (and have met since the establishment of the Retirement Plans) all of the applicable requirements of ERISA, the Code and all other laws, rules and regulations applicable to the Retirement Plans and do not violate (and since the establishment of the Retirement Plans have not violated) any of the applicable provisions of ERISA, the Code and such other laws, rules and regulations. Without limiting the generality of the foregoing, all reports and returns with respect to the Retirement Plans required to be filed with any governmental department, agency, service or other authority have been properly and timely filed.
          There are no  issues or disputes   with  respect   to   the
          Retirement   Plans  or   the administration  thereof currently
          existing between Allied, the Subsidiaries, or any trustee or other fiduciary thereunder, and any governmental agency, any current or former employee of Allied or either of the Subsidiaries or beneficiary of any such employee or any other person or entity. No "reportable event" within the meaning of
          (Section Mark) 4043(b) of ERISA has occurred at any time with respect to the Retirement Plans. Notwithstanding the foregoing, Peoples maintains a defined benefit pension plan
          and  a 401(k) profit  sharing  plan  which   are  multiple
          employer plans as described in Section 413(c) of the Code, and neither Allied nor its Subsidiaries is making any
          warranty   or representation concerning whether the plans of
          the other adopting employers (not affiliated with Allied) of said multiple employer plans are qualified, and any breach of any warranty or representation made in this subparagraph which is solely a result of an issue, action, deficiency or violation with respect to such other plan or plans of such other (non-affiliated) employers shall not be considered a breach of this subparagraph (c).

                    (d)  No liability under subtitle C or D of Title IV  of
          ERISA has been or is expected to be incurred by Allied or either of the Subsidiaries with respect to the Retirement Plans or with respect to any other ongoing, frozen or terminated defined benefit pension plan currently or formerly maintained by Allied or either of the Subsidiaries. Neither Allied nor either of the Subsidiaries presently contributes to a "Multiemployer Plan" or has contributed to such a plan within the five
          calendar  years since December 31, 1989.   All contributions
          required to  be made pursuant to the  terms of  each of the
          Plans (including without limitation the Retirement Plans and any other "pension plan" (as defined in (Section Mark) 3(2)
          of ERISA,  provided such plan  is intended  to qualify  under the  provisions  of Section  401(a)  of the  Code) maintained by Allied or either of the Subsidiaries) have been timely made. Neither the Retirement Plans nor any other "pension plan"  maintained by Allied or either of the Subsidiaries have an "accumulated funding deficiency" (whether or not waived) within the meaning of (Section Mark) 412 of the Code or (Section Mark) 302 of ERISA. Neither Allied nor either of the  Subsidiaries has provided,  and is not required to
          provide, security to any "pension plan" or to any "Single Employer Plan" pursuant to (Section Mark) 401(a)(29) of the
          Code. Under  the   Retirement  Plans  and  any   other
          "pension plan" maintained by Allied or either of the Subsidiaries as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined
          present   value  of  all   "benefit liabilities," within  the
          meaning of (Section Mark) 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of any such plan since the last day of the most recent plan year.

                    (e) There are no restrictions on the rights of Allied or either of the Subsidiaries to amend or terminate any Plan without incurring any liability thereunder. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (except as otherwise specifically provided herein) (i) result in any payment to any person (including without limitation any severance compensation or payment, unemployment compensation, "golden parachute" or "change in control" payment, or
          otherwise) becoming due under any plan  or   agreement  to
          any  director,   officer,  employee  or consultant,  (ii)
          increase any benefits otherwise payable under any plan or agreement, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

               2.26. Insurance. Allied and the Subsidiaries have in effect a "banker's blanket bond" and such other policies of general liability, casualty, directors and officers liability, employee fidelity, errors and omissions and other property and liability insurance as has been Previously Disclosed to BancShares (the "Policies"). The Policies provide coverage in such amounts and against such liabilities, casualties, losses or risks as is customary or reasonable for entities engaged in the businesses of Allied or either of the Subsidiaries or as is required by applicable law or regulation; and, in the reasonable opinion of management of Allied and the Subsidiaries, the insurance coverage provided under the Policies is considered reasonable and adequate in all respects for Allied and the Subsidiaries. Each of the Policies is in full force and effect and is valid and enforceable in accordance with its terms, and is underwritten by an insurer of recognized financial responsibility and which is qualified to transact business in North Carolina; and, Allied and the Subsidiaries have taken all requisite actions (including the giving of required notices) under each such Policy in order to preserve all rights thereunder with respect to all matters. Neither Allied nor the Subsidiaries is in default under the provisions of, has received notice of cancellation or nonrenewal of or any premium increase on, or has any knowledge of any failure to pay any premium on or any inaccuracy in any application for any Policy. There are no pending claims with respect to any Policy, and neither Allied nor the Subsidiaries has knowledge of any facts or of the occurrence of any event that is reasonably likely to form the basis for any such claim.

               2.27.     Insurance  of Deposits.  All  deposits of  each of
          the Subsidiaries are insured by the Savings Association Insurance Fund of the FDIC to the maximum extent permitted by law, all deposit insurance premiums due from the Subsidiaries to the FDIC have been paid in full in a timely fashion, and, to the best of the knowledge and belief of Allied and the Subsidiaries' executive officers, no proceedings have been commenced or are contemplated by the FDIC or otherwise to terminate such insurance.

               2.28. Affiliates. Allied has Previously Disclosed to BancShares a listing of those persons deemed by Allied and its counsel as of the date of this Agreement to be "Affiliates" of Allied as that term is defined in Rule 405 promulgated under the 1933 Act, including persons, trust, estates or other entities related to persons deemed to be Affiliates of Allied.

               2.29.     Obstacles to Regulatory Approval or Tax Treatment.
          To the best of the knowledge and belief of management of Allied and the Subsidiaries, there exists no fact or condition (including the Subsidiaries' record of compliance with the Community Reinvestment

          Act) relating to Allied or either of the Subsidiaries that may reasonably be expected to (i) prevent or materially impede or delay BancShares or Allied from obtaining the
          regulatory  approvals   required  in  order  to   consummate
          transactions described  herein, or  (ii) prevent the Merger
          from qualifying    to    be    a    tax-free    reorganization
          under Section 368(a)(1)(A) of the Code; and, if any such fact or condition becomes known to Allied or the Subsidiaries, Allied shall promptly (and in any event within three days after obtaining such knowledge) communicate such fact or condition to the Vice Chairman of BancShares.

               2.30. Disclosure. To the best of the knowledge and belief of management of Allied and the Subsidiaries, no written statement, certificate, schedule, list or other written information furnished by or on behalf of Allied or either of the Subsidiaries at any time to BancShares in connection with this Agreement (including without limitation the statements contained herein), when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by Allied or either of the Subsidiaries to BancShares is or will be a true and complete copy of such document, unmodified except by another document delivered thereby.


              ARTICLE III. REPRESENTATIONS AND WARRANTIES OF BANCSHARES

                Except as otherwise specifically described herein or as "Previously Disclosed" to Allied, BancShares hereby makes the following representations and warranties to Allied. ("Previously Disclosed" shall mean, as to BancShares, the disclosure of information in a letter delivered by BancShares to Allied specifically referring to this Agreement and arranged in paragraphs corresponding to the Sections, subsections and items of this Agreement applicable thereto, and which letter has been delivered prior to the execution of this Agreement. Information shall be deemed Previously Disclosed for the purpose of a given Paragraph, subparagraph or item of this Agreement only to the extent a specific reference thereto is made in connection with disclosure of such information at the time of such delivery.)

               3.1. Organization; Standing;  Power.  BancShares (i) is duly organized and incorporated, validly existing and in good standing (as a business corporation) under the laws of Delaware, (ii) has all requisite power and authority (corporate and other) to own its respective properties and conduct its business as now being conducted, (iii) is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where failure so to qualify would not have a material adverse effect on BancShares and its subsidiaries considered as one enterprise, and (iv) is not transacting business, or operating any properties owned or leased by it, in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect on BancShares and its subsidiaries considered as one enterprise.

               3.2. Capital Stock. BancShares' authorized capital stock consists of 11,000,000 shares of BancShares Stock and 2,000,000 shares of $1.00 par value per share Class B common stock. As of July 31, 1995, an aggregate of 8,927,406 shares of BancShares Stock had been issued and were outstanding, and 1,769,251 shares of Class B common stock had been issued and were outstanding. BancShares' outstanding capital stock has been duly authorized and validly issued, and is fully paid and nonassessable, and the shares of BancShares Stock issued to Allied's shareholders pursuant to this Agreement, when issued as described herein, will be duly authorized, validly issued, fully paid and nonassessable.


               3.3. Convertible Securities, Options, Etc. Except as Previously Disclosed to Allied, BancShares has no outstanding
          (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of BancShares Stock or any other securities of BancShares,
          (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of BancShares Stock or any other securities of Bancshares, or
          (iii) plan, agreement or other arrangement pursuant to which shares of BancShares Stock or any other securities of BancShares, or options, warrants, rights, calls or other commitments of any nature pertaining thereto, have been or may be issued.

               3.4. Authorization and Validity of Agreement. This Agreement has been duly and validly approved by BancShares' Board of Directors. (i) BancShares has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings required to be taken to authorize BancShares to enter into this Agreement and to perform its respective obligations and agreements and carry out the transactions described herein have been duly and properly taken, and (iii) this Agreement constitutes the valid and binding agreement of BancShares enforceable in accordance with its terms (except to the extent enforceability may be limited by
          (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors' rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

               3.5. Validity of Transactions; Absence of Required Consents or Waivers. Except where the same would not have a material adverse effect on BancShares and its subsidiaries considered as one enterprise, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by BancShares with any of its obligations or agreements contained herein, will: (i) conflict with or result in a  breach of  the terms  and conditions  of,  or constitute
          a default   or  violation  under   any  provision  of,
          BancShares' Certificate  of   Incorporation  or  Bylaws,  or
          any contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which BancShares is bound or by which it, its business, capital stock or any of its respective properties or assets may be affected; (ii) result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of BancShares' properties or assets; (iii) violate any applicable federal or state statute, law, rule or regulation, or any order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; (iv) result in the acceleration of any obligation or indebtedness of BancShares; or, (v) interfere with or otherwise adversely affect BancShares' ability to carry on its business as presently conducted.

                    No consents, approvals or waivers are required to be obtained from any person or entity in connection with BancShares' execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of governmental or regulatory authorities described in Paragraph 7.1.a. below.

               3.6. BancShares Reports.  Since January 1,  1990, and  where the failure to file has had or could have a material and adverse effect on BancShares and its subsidiaries considered as one enterprise, BancShares and its consolidated subsidiaries have filed all reports, registrations and statements, together with any amendments that were required to be made with respect thereto, that were required to be filed with (i) the SEC,
          (ii) the FRB, (iii) the FDIC, (iv) the North Carolina Commissioner of Banks (the "North Carolina Commissioner"), and
          (v) any other governmental or regulatory authorities having jurisdiction over BancShares or its subsidiaries. All such reports and statements filed with the SEC, the FRB, the FDIC, the North Carolina Commissioner or other such regulatory authority are collectively referred to herein as the "BancShares Reports." As of their respective dates, the BancShares Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and, BancShares has not been notified that any such BancShares Reports were deficient in any material respect as to form or content. Following the date of this Agreement, BancShares shall deliver to Allied upon its request a copy of any report, registration, statement or other regulatory filing made by BancShares or any of BancShares' subsidiaries with the SEC, the FRB, the FDIC, the North Carolina Commissioner or any other such regulatory authority.

               3.7. BancShares Financial Statements. BancShares has delivered to Allied a copy of (i) BancShares' audited consolidated balance sheets as of December 31, 1993 and December 31, 1994, and its consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 1992, December 31, 1993 and December 31, 1994 (the "BancShares Financial Statements"), and (ii) BancShares' unaudited consolidated balance sheet as of June 30, 1995 and its consolidated statement of operations for the six months ended June 30, 1995 (the "BancShares Interim Financial Statements"). The BancShares Financial Statements and the BancShares Interim Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, the BancShares Financial Statements have been audited and certified by BancShares' independent accountants, KPMG Peat Marwick, and the BancShares Financial Statements and the BancShares Interim Financial Statements present fairly BancShares' consolidated financial condition, assets and liabilities, results of operations, changes in shareholders' equity and changes in cash flows as of the dates and for the periods specified therein.

               3.8. Absence of Material Adverse Changes. Since December 31, 1994, there has been no material adverse change, and there has occurred no event or development and there currently exists no condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in a material adverse change, in or affecting BancShares' consolidated financial condition or results of operations, or in its prospects, business, assets, loan portfolio, investments, properties or operations.

               3.9. Absence of Brokerage or Finders Commissions. (i) All negotiations relative to this Agreement and the transactions described herein have been carried on by BancShares directly with Allied; (ii) no person or firm has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, BancShares or its Board of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein; and,
          (iii) BancShares has not agreed to pay any brokerage fee or other commission to any person or entity in connection with or as a result of the transactions described herein.

               3.10.     Obstacles to Regulatory Approval or Tax Treatment.
          To the best of the knowledge and belief of the executive officers of BancShares, no fact or condition (including FCB's record of compliance with the Community Reinvestment Act) relating to BancShares exists that may reasonably be expected to (i) prevent or materially impede or delay BancShares or Allied from obtaining the regulatory approvals required in order to consummate transactions described herein, or (ii) prevent the Merger from qualifying to be a tax-free reorganization under
          Section 368(a)(1)(A) of the Code; and, if any such fact or condition becomes known to the executive officers of BancShares, BancShares promptly (and in any event within three  days after obtaining  such  knowledge)  shall
          communicate  such  fact   or condition to the President of
          Allied.

               3.11. Disclosure. To the best of the knowledge and belief of BancShares, no written statement, certificate, schedule, list or written information furnished by or on behalf of BancShares at any time to Allied in connection with this Agreement (including without limitation the statements contained herein), when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by BancShares to Allied is or will be a true and complete copy of such document, unmodified except by another document delivered by BancShares.

               3.12. Tax Returns and Other Tax Matters. (i) BancShares and each of its subsidiaries have timely filed or caused to be filed all federal, state and local income tax returns and reports which are required by law to have been filed, and, to the best knowledge and belief of management of BancShares, all such returns and reports were true, correct and complete and contained all material information required to be contained therein;
          (ii) all federal, state and local income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against BancShares or any of its subsidiaries or their respective properties have been fully paid or, if not yet due, a reserve or accrual which is adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes is reflected on the BancShares Financial Statements;
          (iii) the tax returns and reports of BancShares and its subsidiaries have not been subject to audit by the IRS or the Department of Tax and Revenue of the State of North Carolina in the last ten years and neither BancShares nor any of its subsidiaries has received any indication of the pendency of any audit or examination in connection with any tax return or report and have no knowledge that any such return or report is subject to adjustment; and (iv) neither BancShares nor any of its subsidiaries has executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitation) with respect to any tax year, the audit of any tax return or report or the assessment or collection of any tax.

               3.13.     Litigation and Compliance with Law.

                    (a) There are no actions, suits, arbitrations, controversies or other proceedings or investigations (or, to the best knowledge and belief of management of BancShares, any facts or circumstances which reasonably could result in such), including without limitation any such action by any governmental or regulatory authority, which currently exist or are ongoing, pending or, to the best knowledge and belief of management of BancShares, threatened, contemplated or probable of assertion, against, relating to or otherwise affecting BancShares or its subsidiaries or any of their properties, assets or employees which, if determined adversely, could result in liability on the part of BancShares or any of its subsidiaries for, or subject BancShares or any of its subsidiaries to, monetary damages, fines or penalties or an injunction, or which could have a material adverse effect on the financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations of BancShares on a consolidate basis or on the ability of BancShares to consummate the Merger.

                    (b)  BancShares and its  subsidiaries have all  Permits
          of any federal, state, local or foreign governmental or regulatory body that are material to or necessary for the conduct of their business or to own, lease and operate their properties; all such Permits are in full force and effect; no violations are or have been recorded in respect of any such Permits; and no proceeding is pending or, to the best knowledge of management of BancShares, threatened or probable of assertion to suspend, cancel, revoke or limit any Permit.

                    (c) Neither BancShares nor any of its subsidiaries is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any regulatory or other governmental authority (including without limitation the FRB, the FDIC or the North Carolina Commissioner) relating to its financial condition, directors or officers, employees, operations, capital, regulatory compliance or otherwise; there are no judgments, orders, stipulations, injunctions, decrees or awards against BancShares or any of its subsidiaries which in any manner limit, restrict, regulate, enjoin or prohibit any present or past business or practice of BancShares or its subsidiaries; and, neither BancShares nor any of its subsidiaries has been advised and has no reason to believe that any regulatory or other governmental authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree or award.

                    (d) Neither BancShares nor any of its subsidiaries is in violation or default in any material respect under, and has complied in all material respects with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any court or federal, state, municipal or other governmental or regulatory authority having jurisdiction or authority over it or its business operations, properties or assets (including without limitation all provisions of North Carolina law relating to usury, the Consumer Credit Protection Act, and all other laws and regulations applicable to extensions of credit by its subsidiaries) and, to the knowledge of BancShares, there is no basis for any claim by any person or authority for compensation, reimbursement or damages or otherwise for any violation of any of the foregoing.

               3.14.     Employee Benefit Plans.

                    (a)  Each plan maintained for the benefit of
          employees of Bancshares or FCB which is an "employee pension benefit plan" within the meaning of (Section Mark) 3(2) of ERISA and which is intended to be qualified under (Section
          Mark) 401(a) of the Code has received a favorable determination letter from the IRS and neither BancShares nor FCB is aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. All reports and returns with respect to any "employee benefit plans", within the meaning of
          Section 3(3) of ERISA, of BancShares or FCB (and any such plans previously maintained by BancShares or its subsidiaries) required to be filed with any governmental department, agency, service or other authority, including without limitation Internal Revenue Service Form 5500 (Annual Report), have been properly and timely filed.

                    (b) All "Employee Benefit Plans" maintained by or otherwise covering employees or former employees of BancShares or its subsidiaries, to the extent subject to ERISA, currently are, and at all times have been, in compliance with all material provisions and requirements of ERISA. There is no pending or
          threatened  litigation   relating  to  any   Plan  maintained  by
          BancShares or any of its subsidiaries and any such plan previously maintained by BancShares or any of its subsidiaries. Neither BancShares nor any of its subsidiaries have engaged in a transaction with respect to any such plan that could subject BancShares or any of its subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

                    (c)  The FCB  retirement plan  and any  other
          "employee pension benefit plans" intended to be qualified under Section 401(a) of the Code which are maintained by Bancshares or its subsidiaries ("FCB Retirement Plans") are qualified under the provisions of (Section Mark) 401(a) of the Code, the trusts under the FCB Retirement Plans are exempt trusts under (Section Mark) 501(a) of the Code, and determination letters have been issued with respect to the FCB Retirement Plans to said effect, including determination letters covering the current terms and
          provisions of  the FCB Retirement   Plans.    There  are  no
          issues relating to said qualification or exemption of the FCB Retirement Plans currently pending before the IRS, the United States Department of Labor, the Pension Benefit
          Guaranty  Corporation or any court.   The FCB Retirement Plans
          and the administration thereof meet (and has met since the establishment of the FCB Retirement Plans) all of the applicable requirements of ERISA, the Code and all other laws, rules and regulations applicable to the FCB Retirement Plans and does not violate (and since the establishment
          of  the  FCB Retirement  Plans  has  not   violated)  any  of
          the  applicable provisions  of ERISA,  the Code  and such
          other laws,  rules and regulations.   Without limiting the
          generality of the foregoing, all reports and returns with respect to the FCB Retirement Plans required to be filed with any governmental department, agency, service or other authority have been properly and timely filed. There are no issues or disputes with respect to the FCB Retirement Plans or the administration thereof currently existing between BancShares, its subsidiaries, or any trustee or other fiduciary thereunder, and any governmental agency, any current or former employee of BancShares or any of its subsidiaries or beneficiary of any such employee or any other person or entity. No "reportable event" within the meaning of (Section Mark) 4043(b) of ERISA has occurred at any time with respect to the FCB Retirement Plans.

                    (d) All contributions required to be made pursuant to the terms of each of the plans (including without limitation the FCB Retirement Plans and any other "pension
          plan" (as defined in (Section Mark) 3(2)   of  ERISA)
          maintained  by   BancShares  or  any  of  it subsidiaries)
          have been timely made.   Neither the FCB Retirement Plans  nor
          any other "pension plan" maintained by BancShares or any of its subsidiaries have an "accumulated funding deficiency" (whether or not waived) within the meaning of (Section Mark)
          412 of the Code or  (Section Mark) 302  of  ERISA.     Neither
          BancShares  nor  any   of  its subsidiaries  has  provided,
          and is not required to provide, security to any "pension plan" or to any "Single Employer Plan" pursuant to (Section
          Mark) 401(a)(29) of the Code. Under the FCB Retirement Plans and any other "pension plan" maintained by BancShares or any of its subsidiaries as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of (Section Mark) 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of any such plan since the last day of the most recent plan year. No liability under subtitle C or D of Title IV of ERISA has been or is expected to be incurred by BancShares or any of its subsidiaries with respect to any such plan or with respect to any other ongoing, frozen or terminated defined benefit pension plan. Neither BancShares nor any of its subsidiaries presently contributes to a "Multiemployer Plan" or has contributed to such a plan since December 31, 1989.

                    3.15. Insurance. BancShares and its subsidiaries have in effect a "banker's blanket bond" and such other policies of general liability, casualty, directors and officers liability, employee fidelity, errors and omissions and other property and liability insurance (the "FCB Policies"). The FCB Policies provide coverage in such amounts and against such liabilities, casualties, losses or risks as is customary or reasonable for entities engaged in the businesses of BancShares or any of its subsidiaries or as is required by applicable law or regulation; and, in the reasonable opinion of management of BancShares, the insurance coverage provided under the FCB Policies is considered reasonable and adequate in all respects for BancShares and its subsidiaries. Each of the FCB Policies is in full force and effect and is valid and enforceable in accordance with its terms, and is underwritten by an insurer of recognized financial responsibility and which is qualified to transact business in the applicable jurisdiction; and, BancShares and its subsidiaries have taken all requisite actions (including the giving of required notices) under each such FCB Policy in order to preserve all rights thereunder with respect to
          all  matters.   Neither BancShares  nor   its  subsidiaries
          is  in   default  under  the provisions of, has received
          notice of cancellation or nonrenewal of  or any  premium
          increase on,  or  has any  knowledge of  any failure   to  pay
          any premium on or any inaccuracy in any application for any FCB Policy. There are no pending claims with respect to any FCB Policy, and neither BancShares nor any of its subsidiaries has knowledge of any facts or of the occurrence of any event that is reasonably likely to form the basis for any such claim.


                    3.16. BancShares Books and Records. BancShares' and its subsidiaries' books of account and business records have been maintained in substantial compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books and records are complete and reflect accurately in all material respects BancShares' and its subsidiaries' respective items of income and expense and all of their respective assets, liabilities and stockholders' equity. The respective minute books of BancShares and its subsidiaries accurately reflect in all material respects the corporate actions which their respective shareholders and board of directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to Allied and its representatives.

                    3.17. No Shareholder Approval. As BancShares is a Delaware corporation no approval of the shareholders of BancShares is required, pursuant to Sections 251(f) and 252(e) of the Delaware General Corporation Law, in as much as (i) this Agreement does not amend in any respect the Certificate of Incorporation of BancShares, (ii) each share of BancShares Stock and each share of BancShares Class B common stock outstanding immediately prior to the Effective Time is to be an identical outstanding share of BancShares after the Effective Time, and
          (iii) the authorized unissued shares of BancShares Stock to be issued under the Plan of Merger contained in this Agreement do not exceed 20% of the shares of BancShares Stock outstanding immediately prior to the Effective Time.


                           ARTICLE IV.  COVENANTS OF ALLIED

               4.1. Affirmative   Covenants   of   Allied.  Allied   hereby
          covenants and agrees as follows with BancShares:

                    a. "Affiliates" of Allied. Allied will cause each Affiliate Previously Disclosed to BancShares to execute and deliver to BancShares prior to the Closing a written agreement (the "Affiliates' Agreement") relating to restrictions on shares of BancShares Stock to be received by such Affiliates pursuant to this Agreement and which Affiliates' Agreement shall be in form and content reasonably satisfactory to BancShares and substantially in the form attached as Schedule B to this Agreement. Certificates for the shares of BancShares Stock issued to Affiliates of Allied shall bear a  restrictive legend (substantially  in  the  form
          as  shall  be  set  forth  in  the Affiliates'   Agreement)
          with  respect   to   the  restrictions applicable to such
          shares.

                    b. Conduct of Business Prior to Effective Time. While the parties recognize that the operation of Allied until the Effective Time is the responsibility of Allied and its Board of Directors and officers, Allied agrees that, between the date of this Agreement and the Effective Time, Allied will carry on its business, in and only in the regular and usual course in substantially the same manner as such business heretofore was conducted, and, to the extent consistent with such business and within its ability to do so, Allied agrees that it and, where applicable, each of the Subsidiaries, will:

                           (i) preserve intact their present business organization, keep available their present officers and employees, and preserve their relationships with customers, depositors, creditors, correspondents, suppliers, and others having business relationships with them;

                          (ii) maintain all of their properties and equipment in customary repair, order and condition, ordinary wear and tear excepted;

                         (iii) maintain their books of account and records in the usual, regular and ordinary manner in accordance with sound business practices applied on a consistent basis;

                          (iv)     comply   with   all   laws,  rules   and
          regulations applicable to them, their properties, assets or employees and to the conduct of their business;

                           (v)     not    change   their    existing   loan
          underwriting guidelines, policies or procedures except as may be required by law;

                          (vi) continue to maintain in force insurance such as is described in Paragraph 2.26. above; not modify any bonds or policies of insurance in effect as of the date hereof unless the same, as modified, provides substantially equivalent coverage; and, not cancel, allow to be terminated or, to the extent available, fail to renew, any such bond or policy of insurance unless the same is replaced with a bond or policy providing substantially equivalent coverage; and,

                         (vii) promptly provide to BancShares such information about Allied and each of the Subsidiaries and their financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations, as BancShares reasonably shall request.

                    c. Periodic Information Regarding Loans. Each new extension of credit by either of the Subsidiaries in excess of $100,000 (excluding single-family residential mortgage loans originated to secondary market specifications) will be submitted to BancShares within 10 business days after the Subsidiary's issuance of a commitment on such loan.

                    Additionally, Allied agrees to make available and provide to BancShares the following information with respect to each of the Subsidiaries' loans and other extensions of credit (such assets herein referred to as "Loans") as of July 31, 1995 and as of the end of each month thereafter until the Effective Time, such information for each month to be in form and substance as is usual and customary in the conduct of the Subsidiary's business and to be furnished within 25 days of the end of each month ending after the date hereof, except as otherwise provided:

                      (i) a list of Loans past due for 60 days or more as to principal or interest;

                     (ii) within 25 days after each fiscal quarter end, an analysis of the Loan Loss Reserve and management's assessment of the adequacy of the Loan Loss Reserve, which analysis and assessment shall include a list of all classified or "watch list" Loans, along with the outstanding balance and amount specifically allocated to the Loan Loss Reserve for each such classified or "watch list" Loan;

                    (iii)     a list of Loans in nonaccrual status;

                     (iv) a list of all Loans over $50,000 without principal reduction for a period of longer than one year;

                      (v) a list of all foreclosed real property or other real estate owned and all repossessed personal property;

                     (vi) a list of reworked or restructured Loans over $50,000 and still outstanding, including original terms, restructured terms and status; and

                    (vii) a list of any actual or threatened litigation by or against each of the Subsidiaries pertaining to any Loans or credits, which list shall contain a description of circumstances surrounding such litigation, its present status and management's evaluation of such litigation.

                    d. Notice of Certain Changes or Events. Following the execution of this Agreement and up to the Effective Time, Allied promptly will notify BancShares in writing of and provide to it such information as it shall request regarding (i) any material adverse change in its consolidated financial condition, consolidated results of operations, prospects, business, assets, loan portfolio, investments, properties  or
          operations, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change, or of (ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could  cause any statement, representation  or warranty
          of Allied  herein   to  be  or  become   inaccurate,
          misleading or incomplete, or which has resulted or may or could cause, create or result in the breach or violation of any of Allied's covenants or agreements contained herein or in the failure of any of the conditions described in Paragraphs 7.1. or 7.3. below.

                    e.   Accruals    for    Loan    Loss     Reserve    and
          Expenses. Allied will cooperate with BancShares and, not later than the Effective Time, Allied will make such appropriate accounting entries in its books and records and take such other actions as BancShares shall, in its sole discretion, deem to be necessary or desirable in anticipation of the Merger, including without limitation additional provisions to each of the Subsidiaries' Loan Loss Reserve or accruals or the creation of reserves for employee benefit and Merger-related expenses. Any such accounting entries which are requested by BancShares and not in the usual course of business for Allied or the Subsidiaries, shall not be counted towards calculation of net earnings for purposes of the Peoples Savings Bank MBO program.

                    f.   Consents to Assignment of Leases.  Allied will use
          its best efforts to obtain all required consents of its lessors to the assignment to BancShares of Allied's rights and obligations under any personal property leases, each of which consents shall be in such form as shall be specified by BancShares.

                    g. Ratification of Agreement by Board of Directors. Management of Allied will submit this Agreement to its Board of Directors for ratification and approval at its next regularly scheduled meeting following the date hereof.

                    h. Further Action; Instruments of Transfer. Allied covenants and agrees with BancShares that it (i) will use its best efforts in good faith to take or cause to be taken all action required of it or the Subsidiaries hereunder as promptly as practicable so as to permit the consummation of the transactions described herein at the earliest possible date,
          (ii) shall perform all acts and execute and deliver to BancShares all documents or instruments required herein or as otherwise shall be reasonably necessary or useful to or requested of Allied in consummating such transactions, and, (iii) will cooperate with BancShares in every way in carrying out, and will pursue diligently the expeditious completion of, such transactions.

                    i. Periodic Reports. Until the Effective Time, Allied will provide BancShares with an income statement and a statement of condition for each Subsidiary within 25 days after month end.

               4.2. Negative Covenants of Allied. Allied hereby covenants and agrees that, between the date hereof and the Effective Time, neither Allied nor either of the Subsidiaries will do any of the following things or take any of the following actions without the prior written consent and authorization of the Vice Chairman of BancShares.

                    a. Amendments to Articles of Incorporation or Bylaws. Neither Allied nor either of the Subsidiaries will amend its Articles or Certificate of Incorporation or Bylaws.

                    b. Change in Capital Stock. Neither Allied nor either of the Subsidiaries will (i) make any change in its authorized capital stock, or create any other or additional authorized capital stock or other securities, or (ii) issue, sell, purchase, redeem, retire, reclassify, combine or split any shares of its capital stock or other securities (including securities convertible into capital stock), or enter into any agreement or understanding with respect to any such action.

                    c. Options, Warrants and Rights. Neither Allied nor either of the Subsidiaries will grant or issue any options, warrants, calls, puts or other rights of any kind relating to the purchase, redemption or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action.

                    d. Dividends. Neither Allied nor either of the Subsidiaries will declare or pay any dividends on the outstanding shares of capital stock or make any other distributions on or in respect of any shares of its capital stock or otherwise to its shareholders except as may be allowed pursuant to Paragraph 1.5.a. above.

                    e. Employment, Benefit or Retirement Agreements or Plans. Except as required by law, neither Allied nor either of the Subsidiaries will (i) enter into or become bound by any oral or written contract, agreement or commitment for the employment or compensation of any director, officer, employee or consultant which is not immediately terminable by Allied or either of the Subsidiaries without cost or other liability on no more than 30 days' notice; (ii) adopt, enter into or become bound by any new or additional profit-sharing, bonus, incentive, change in control or "golden parachute," stock option, stock purchase, pension, retirement, insurance (hospitalization, life or other), paid leave (sick leave, vacation leave or other) or similar contract, agreement, commitment, understanding, plan or arrangement (whether formal or informal) with respect to or which provides for benefits for any of its current or former directors, officers, employees or consultants; or (iii) enter into or become bound by any contract with or commitment to any labor or trade union or association or any collective bargaining group.

                    f. Increase in Compensation. With the exception of reasonable and customary increases in annual salary and annual officer and employee bonuses based on fiscal year 1995 based on merit and effected at such times and in such manner and amounts as shall be consistent with their past compensation policies and practices, neither Allied nor either of the Subsidiaries will increase the compensation or benefits of, or pay any bonus or other special or additional compensation to, any of its directors, officers, employees or consultants; provided, however, that all bonuses for fiscal year 1995 paid under the Summit Savings Bank, Inc., SSB bonus program shall not exceed $100,000.

                         Notwithstanding the foregoing, BancShares agrees that the Peoples Savings Bank MBO program shall continue for calendar year 1995 as currently written, but under no circumstances shall the amount paid under the 1995 MBO program exceed $100,000.
                         Notwithstanding the foregoing, BancShares agrees that for purposes of Summit's Independent Directors Retirement Plan and Peoples' Independent Director Retirement Plan (collectively the "Directors Retirement Plans"), at the Effective Time, all "Participants" in the Director Retirement Plans will be entitled to 100% of their respective "Retirement Fees" at their respective "Termination Dates". BancShares also agrees to allow the Summit Directors Retirement Plan to be amended at or prior to the Effective Time, to increase the "Retirement Fee" from $12,000 to $14,400, with a further cost of living increase in such amount every two years thereafter based upon the percentage increase in the Consumer Price Index.

                    g. Accounting Practices. Neither Allied nor either of the Subsidiaries will make any changes in its accounting methods, practices or procedures or in depreciation or amortization policies, schedules or rates heretofore applied (except as required by GAAP or governmental regulations).

                    h. Acquisitions; Additional Branch Offices. Neither Allied nor either of the Subsidiaries will directly or indirectly
          (i) acquire or merge with, or acquire any branch or all or any significant part of the assets of, any other person or entity,
          (ii) open any new branch office, or (iii) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction or the opening of a new branch office.

                    i. Changes in Business Practices. Except as may be required by the FRB, the FDIC, the Administrator or any other governmental or other regulatory agency or as shall be required by applicable law, regulation or this Agreement, neither Allied nor either of the Subsidiaries will (i) change in any material respect the nature of its business or the manner in which it conducts its business, (ii) discontinue any material portion or line of its business, or (iii) change in any material respect its lending, investment, asset-liability management or other material banking or business policies (except to the extent required by Paragraphs 4.1.b. and 4.1.e. above).

                    j. Exclusive Merger Agreement. Neither Allied nor either of the Subsidiaries will, directly or indirectly, through any person (i) encourage, solicit or attempt to initiate or procure discussions, negotiations or offers with or from any person or entity (other than BancShares) relating to a merger or other acquisition of Allied or the purchase or acquisition of any Allied Stock, any Peoples Stock or any Summit Stock, any branch office of either of the Subsidiaries or all or any significant part of Allied's or either of the Subsidiaries' assets; or provide assistance to any person in connection with any such offer; (ii) except to the extent required by law, disclose to any person or entity any information not customarily disclosed to the public concerning Allied or either of the Subsidiaries or their respective business, or afford to any other person or entity access to its properties, facilities, books or records;
          (iii) sell or transfer any branch office of either of the Subsidiaries or all or any significant part of Allied's or either of the Subsidiaries' assets to any other person or entity; or
          (iv) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction.

                    k. Acquisition or Disposition of Assets. Neither Allied nor either of the Subsidiaries will:

                           (i) Sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any real estate; or sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any equipment or any other fixed or capital asset (other than real estate) having a book value or a fair market value, whichever is greater, of more than $50,000 for any individual item or asset, or more than $100,000 in the aggregate for all such items or assets;

                          (ii) Purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any real property; or purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any equipment or any other fixed assets (other than real estate) having a purchase price, or involving aggregate lease payments, in excess of $50,000 for any individual item or asset, or more than $100,000 in the aggregate for all such items or assets;


                         (iii) Enter into any purchase commitment for supplies or services which calls for prices of goods or fees for services materially higher than current market prices or fees or which obligates Allied or either of the Subsidiaries for a period longer than 12 months;

                          (iv) Except in the ordinary course of its business consistent with its past practices, sell, purchase or repurchase, or enter into or become bound by any contract, agreement, option or commitment to sell, purchase or repurchase, any loan or other receivable or any participation in any loan or other receivable; or
                           (v) Sell or dispose of, or enter into or become bound by any contract, agreement, option or commitment relating to the sale or other disposition of, any other asset (whether tangible or intangible, and including without limitation any trade name, trademark, copyright, service mark or intellectual property right or license); or assign its right to or otherwise give any other person its permission or consent to use or do business under corporate name of Allied or either of the Subsidiaries or any name similar thereto; or release, transfer or waive any license or right granted to it by any other person to use any trademark, trade name, copyright, service mark or intellectual property right.

                    l. Debt; Liabilities. Except in the ordinary course of its business consistent with its past practices, neither Allied nor either of the Subsidiaries will (i) enter into or become bound by any promissory note, loan agreement or other agreement or arrangement pertaining to its borrowing of money,
          (ii) assume, guarantee, endorse or otherwise become responsible or liable for any obligation of any other person or entity, or
          (iii) incur any other liability or obligation (absolute or contingent).

                    m. Liens; Encumbrances. Neither Allied nor either of the Subsidiaries will mortgage, pledge or subject any of its assets to, or permit any of its assets to become or (with the exception of those liens and encumbrances specifically described in the Allied Disclosure Statement) remain subject to, any lien or any other encumbrance (other than in the ordinary course of business consistent with its past practices in connection with securing of public funds deposits, repurchase agreements or other similar operating matters).

                    n. Waiver of Rights. Waive, release or compromise any material rights in its favor (except in the ordinary course of business) except in good faith for fair value in money or money's worth, nor waive, release or compromise any rights against or with respect to any of its officers, directors or shareholders or members of families of officers, directors or shareholders.

                    o. Other Contracts. Enter into or become bound by any contracts, agreements, commitments or understandings (other than those described elsewhere in this Paragraph 4.2.) (i) for or with respect to any charitable contributions; (ii) with any governmental or regulatory agency or authority; (iii) pursuant to which Allied, or either of the Subsidiaries would assume, guarantee, endorse or otherwise  become  liable  for the  debt, liability or
          obligation of any other person or entity; (iv) which is
          entered into  other  than  in  the  ordinary  course  of  its business;  or  (v) which,  in  the  case  of  any  one
          contract, agreement, commitment or understanding and whether or  not in the ordinary course of its business, would obligate or commit  Allied or either of the  Subsidiaries to make
          expenditures of  more than $10,000   (other  than  contracts,
          agreements, commitments or understandings entered into in the ordinary course of either of the Subsidiaries' lending operations).

                    p. Deposit Liabilities. Allied and the Subsidiaries shall not make any change in their current deposit policies, including pricing and acceptance, and shall not take any actions designed to materially decrease the aggregate level of deposits as of the date of this Agreement.

                         ARTICLE V.  COVENANTS OF BANCSHARES

               BancShares  hereby  covenants  and agrees  as  follows  with
          Allied:

               5.1. Ratification of Agreement by Board of Directors. Management of BancShares will submit this Agreement to its Board of Directors for ratification and approval at its next regularly scheduled meeting following the date hereof.

               5.2. Nasdaq Notification of Listing of Additional Shares of BancShares Stock. As soon as possible after the Effective Time, BancShares shall file with Nasdaq such notifications and other materials (and shall pay such fees) as shall be required for the listing on the Nasdaq National Market of the shares of BancShares Stock to be issued to Allied's shareholders.

               5.3. Employees; Severance Payments; Employee Benefits.

                    a. Employment of Allied Employees. Provided they remain employed by Allied or one of its Subsidiaries at the Effective Time, BancShares will attempt in good faith, but shall have no obligation, to locate suitable positions with FCB for and to offer employment with FCB to, all employees of Allied and its Subsidiaries. Any employment so offered by BancShares to an employee of Allied or one of its Subsidiaries shall be in such a position, at such location within FCB's state-wide branch system, and for such rate of compensation as BancShares or FCB shall determine in its sole discretion. Each such person's employment shall be on an "at-will" basis, and nothing in this Agreement shall be deemed to constitute an employment agreement with any such person or to obligate BancShares or FCB to employ any such person for any specific period of time or in any specific position or to restrict BancShares' or FCB's right to terminate the employment of any such person at any time and for any reason satisfactory to it.

                         b.   Severance Compensation.  Allied    will    be
          permitted to pay severance compensation to any employee of Allied or one of the Subsidiaries at the Effective Time who is not
          offered  employment by  BancShares or  FCB.   The amount  of such
          compensation
          shall be  equal to  the amount  of such  employee's accrued but unused vacation leave,  plus an amount  equal to (i) three month's salary or normal wages (at the person's then current salary or wage rate) in the case of employees who have total  continuous,  full years  of  service  with Allied or  the Subsidiaries of less than 5 years, or (ii) four
          month's salary or wages  (at the person's then current salary or wage rate) in the case of employees who have total continuous, full years of service with Allied or the Subsidiaries of 5 years or more. Notwithstanding anything contained herein to the contrary, no payment of severance compensation pursuant to this Paragraph 5.3.b. shall be made to any person who does not remain an employee of Allied or one of the Subsidiaries at the Effective Time.
          Any  payment of  severance compensation shall  be made  by
          Allied or the Subsidiaries  at the Effective Time.   No
          severance compensation shall be paid pursuant to this Paragraph 5.3.b. to any employee of Allied or either
          Subsidiary who is party to a written employment or change-in-control agreement with Allied or either Subsidiary.

                         c. Employee Benefits. Except as otherwise provided herein, any employee of Allied or the Subsidiaries who becomes an employee of FCB at the Effective Time (a "New Employee") shall become entitled to receive all employee benefits and to participate in all benefit plans provided by BancShares or FCB on the same basis and subject to the same eligibility and vesting requirements, and to the same conditions, restrictions and limitations, as generally are in effect and applicable to other newly hired employees of BancShares or FCB. However, each New Employee shall be given credit for his or her full years of service with Allied and the Subsidiaries for purposes of (i) entitlement to vacation and sick leave and for participation in all FCB welfare, insurance and other fringe benefit plans, and
          (ii)  eligibility for  participation and  vesting  in BancShares'
          Section 401(k) savings plan and in its defined benefit pension plan (the "Pension Plan"); provided, however, that in no event shall any New Employee be entitled to or be given credit for past service with Allied or the Subsidiaries for purposes of the calculation or determination of benefits under the Pension Plan. For purposes of FCB's health insurance coverage, New Employees will be able to participate without regard to pre-existing condition requirements under FCB's health insurance plan, to the extent any such condition at the Effective Time would have been covered under the health insurance plans of Allied or the Subsidiaries.

                         BancShares will grant to each New Employee a pro rata amount of sick leave and vacation leave, in accordance with BancShares standard leave policies, for the period between the Effective Time and the end of the calendar year during which the Effective Time occurs. Each New Employee will be permitted to carry over accrued and unused sick leave and vacation leave to the extent such carryover would be consistent with and would not exceed limitations imposed by BancShares' leave policies.

                         d. Treatment of Allied Compensation and Benefit Plans and Agreements. BancShares agrees to assume the existing obligations of Allied related to any deferred directors' fee plans, with pro rata adjustment to be made for the cessation or adjustment of amounts deferred by each individual director, if applicable, as allowed under the plan.

                         BancShares agrees to assume the existing obligations of the Directors Retirement Plans. BancShares agrees that all directors currently participating in the Directors Retirement Plans will be fully vested at the Effective Time regardless of years of service.

                         BancShares will not assume the 1994 Allied Bank Capital, Inc. Management Recognition Plan and, therefore, at the Effective Time, such plan will cease to exist.

                         BancShares agrees to assume at the Effective Time,
          as successor plan sponsor, the existing qualified defined contribution plans of the Subsidiaries and to merge such plans (or cause such plans to be merged) with the qualified defined contribution plan maintained for employees of BancShares and/or FCB, and to fully vest affected participants thereunder, in accordance with applicable provisions of the Code and ERISA. In vesting affected participants, BancShares shall at a minimum treat as fully vested any participant who was employed by Allied or either of the Subsidiaries at the Effective Time. In the alternative, BancShares agrees to permit Allied or the Subsidiaries to terminate such plans prior to the Effective Time, and in such event BancShares agrees to complete the process of terminating such plans in accordance with applicable provisions of ERISA and the Code. In either event, BancShares further agrees to assume or to cause FCB and/or its employees to assume as of the Effective Time any and all administrative and fiduciary duties with respect to the day-to-day operation of such plans, including the duties of trustee.

                    BancShares agrees to assume at the Effective Time, as successor plan sponsor, the existing qualified defined benefit plans of the Subsidiaries, and to provide for the prompt termination of such plans in "Standard Terminations" in accordance with the provisions of Section 4041 of ERISA and the applicable provisions of the Code. Allied and the Subsidiaries agree that the will take such actions in advance of the Effective Time as may be necessary to cease benefit accruals as of the Effective Time and BancShares agrees that if Allied and the Subsidiaries establish a proposed date of termination for the plans, whether such date is before or after the Effective Time, BancShares will use its best efforts to make certain that all applicable filings with the IRS and the Pension Benefit Guaranty Corporation ("PBGC") are made on a timely basis so as to preserve the effectiveness of such termination date. BancShares agrees that following its assumption of the plans and in the course of administering the plan terminations, it will not amend either plan to permit a reversion of assets to BancShares or FCB or any other "employer", and that it will retain for purposes of distributing assets upon plan termination the interest rate and mortality assumptions provided by Section 417(e)(3)(B) of the Code and applicable regulations of the PBGC. BancShares further agrees to assume or to cause FCB and/or its employees to assume as of the Effective Time any and all administrative and fiduciary duties with respect to the day-to-day operation of such plans, including the duties of trustee.

                         At the Effective Time, all New Employees will have the option of participating in FCB's health and dental programs. The cost of such health insurance shall be equal to the cost for any FCB employee. In addition, all New Employees shall have access to all benefits applicable to a new FCB employee at the identical cost. Any non-retained employee shall be allowed to participate in the FCB Health and Dental Plan through the exercise of his or her respective COBRA rights, and for COBRA purposes the FCB Health and Dental Plan shall be considered a successor plan to the health care plans for Allied and the Subsidiaries so that any "qualified beneficiaries" within the meaning of Section 4980 of the Code with respect to the plans of Allied and the Subsidiaries shall be treated as a "qualified beneficiary" under the FCB Health and Dental Plan.

                         FCB shall provide appropriate training and educational opportunities to all New Employees in order to provide such employees a reasonable opportunity to assimilate with the operations of FCB.

                         BancShares agrees to honor and assume Allied's obligation pursuant to the Supplemental Income Agreement by and between Allied and A. Harold Ausley dated November 1, 1989. Termination of employment pursuant to Mr. Ausley's existing employment  agreement  with  Summit  shall be  considered  to  be equivalent to termination for reason other than death or attainment of age 65 under Paragraph 4 of the Supplemental Income Agreement.

                         BancShares agrees to honor and assume Allied's obligation pursuant to the Supplemental Income Agreement by and between Allied and Del F. Jones dated August 1, 1990. Termination of employment pursuant to Mr. Jones' existing employment agreement with Summit shall be considered to be equivalent to termination for reason other than death or attainment of age 65 under Paragraph 4 of the Supplemental Income Agreement.

                         BancShares acknowledges the existence of the Executive Bonus Plan of Allied for the benefit of A. Harold Ausley and Del F. Jones which consists of whole life insurance policies with base amounts of $100,000 and $50,000, respectively. The cash value and death benefits pursuant to such policies are owned by Mr. Ausley and Mr. Jones, but the annual premiums are paid by Allied on behalf of Mr. Ausley and Mr. Jones. BancShares agrees that any further premium payments on such policies will cease as of the Effective Time, thereby giving Mr. Ausley and Mr. Jones the option of either cashing out the policies or continuing payment as they individually deem appropriate.

                         e. Modification or Reduction in Payments. BancShares agrees to allow Allied and the Subsidiaries to amend paragraph 10(g) of each of the existing employment agreements with A. Harold Ausley, Donald F. Pelling and Del F. Jones to eliminate the provisions requiring modification or reduction in payments under certain circumstances in the event such modification or reduction would exceed in value the excise taxes the officer otherwise would be required to pay under Section 4999 of the Code absent such modification or reduction.

                    5.4. Board of Directors.

                         a. Appointment of Director. Following the Effective Time, BancShares' Board of Directors will appoint one member of Allied's Board of Directors (who will be selected solely by BancShares) to serve as a director of BancShares until the next meeting of shareholders at which members of BancShares' Board of Directors are elected. Thereafter, such person shall be nominated and recommended for election as a director of BancShares for a one-year term at such meeting of BancShares' shareholders and at each of the next three consecutive meetings at which directors are elected. During the period he serves as a BancShares director, BancShares' Board of Directors also shall appoint such person to serve as a director of FCB. Such person's continued service as a director of BancShares and FCB shall be subject to customary regulatory approvals, his qualification to serve as a director under applicable banking regulations and BancShares' and FCB's bylaws, and, in the case of BancShares, to election by BancShares' shareholders.

                              For his services as a director of BancShares and FCB, the person appointed as described above, provided he remains a director of BancShares and FCB and further provided he not be serving as a director or advisory director of another financial institution or financial institution holding company, shall be compensated until the end of such person's fourth elected one-year term as a director of BancShares at the rates in effect on March 31, 1995 for directors of Allied and the Subsidiaries. Thereafter, if such person continues to serve as a director of BancShares and/or FCB, he shall be compensated in accordance with BancShares' and FCB's then current fee schedule.

                         b. Local Advisory Board. Each of the members of Allied's Board of Directors at the Effective Time (other than the director who is elected to BancShares' Board as provided above and directors who do not desire to serve as such, and excluding
          A. Harold Ausley and Donald F. Pelling), and each of Royce N. Angel and R. Allen Rippy, shall be appointed to serve for a term of four years following the Effective Time as a member of a local advisory board for one of FCB's banking offices in the former geographic market of one of the Subsidiaries. Each person so appointed, shall diligently discharge his duties as an advisory board member and promote in good faith BancShares' and FCB's best interests. For their services as advisory board members, each person so appointed, provided he remains a director of the advisory board and provided further he not be serving as a director or advisory director of another financial institution or financial institution holding company, shall be compensated at the rate in effect on March 31, 1995 for directors of Allied and the Subsidiaries. Following his fourth year of service, each such person's continued service as an advisory director will be at FCB's pleasure and will be subject to FCB's normal policies and procedures regarding the appointment and service of advisory directors, and each such person who continues to serve as an advisory direct will receive fees for such service in accordance with FCB's then current schedule of advisory board fees.

                    5.5. Indemnification of Directors and Officers. After the Effective Time, without releasing any insurance carrier and after exhaustion of all applicable director and liability insurance coverage for Allied or the Subsidiaries and their respective directors and officers, BancShares shall indemnify, hold harmless and defend the directors and officers of Allied and the Subsidiaries in office at the Effective Time, to the same extent as it indemnifies its own directors and officers, from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, cost and expenses of every kind and nature including without limitation reasonable attorneys fees and legal costs and expenses therewith whether known or unknown and whether now existing or hereafter arising which may be threatened against, incurred, undertaken, received or paid by such persons in connection with or which arise out of or result from or are based upon any action or failure to act by such person in the ordinary scope of his duties as a director or officer of Allied or the Subsidiaries through the Effective Time; provided, however, that BancShares shall not be obligated to indemnify such person for (i) any act not available for statutory or permissible indemnification under Delaware or North Carolina law, (ii) any act of self-dealing in violation of federal or state law, (iii) any act or omission which is ultimately determined to have constituted a breach of any implied or actual duty of fair dealing in connection with a lending obligation (such claims being commonly referred to as lender liability claims), (iv) any penalty, decree, order, finding or other action imposed or taken by any regulatory authority, (v) any violation or alleged violation of any federal or state law, rule, regulation, order, decree or policy applicable to banks and bank holding companies, (vi) any violation or alleged violation of federal or state securities laws, or (vii) any claim of sexual or other unlawful harassment, or any form of employment discrimination prohibited by federal or state law.

                    The indemnification provided by this Paragraph 5.5.e. is the sole indemnification provided by BancShares to the directors and officers of Allied and the Subsidiaries for service in such positions up to and through the Effective Time.

                    This Paragraph 5.5.e.  is intended  to create  personal
          rights in the directors and officers of Allied and the Subsidiaries, who shall be deemed to be third-party beneficiaries hereof. Notwithstanding any other provision of this Agreement, at the Effective Time, the indemnification rights provided herein shall not be extinguished but shall instead survive.


                            ARTICLE VI.  MUTUAL AGREEMENTS

               6.1. Shareholders Meeting; Registration Statement; Proxy Statement/Prospectus.

                    a. Meeting of Shareholders. Allied shall cause a special meeting of its shareholders (the "Shareholders Meeting") to be duly called and held as soon as practicable (but in no event less than 20 business days following the mailing to Allied's shareholders of the "Proxy Statement/Prospectus" described below) for the purpose of Allied's shareholders voting on the approval of the Merger and the ratification and adoption of this Agreement. In connection with the call and conduct of and all other matters relating to the Shareholders Meeting (including the solicitation of proxies), Allied fully comply with all provisions of applicable law and regulations and with its Articles or Certificate of Incorporation and Bylaws.

                    b. Preparation and Distribution of Proxy Statement/ Prospectus. BancShares and Allied jointly shall prepare a "Proxy Statement/Prospectus" for distribution to Allied's shareholders as the proxy statement relating to Allied's solicitation of proxies for use at the Shareholders Meeting and as BancShares' prospectus relating to the offer and distribution of BancShares Stock as described herein. The Proxy Statement/Prospectus shall be in such form and shall contain or be accompanied by such information regarding the Shareholders Meeting, this Agreement, the parties hereto, the Merger and other transactions described herein as is required by applicable law and regulations and otherwise as shall be agreed upon by BancShares and Allied. BancShares shall include the Proxy Statement/Prospectus as the prospectus in its "Registration Statement" described below; and, BancShares and Allied shall cooperate with each other in good faith and shall use their best efforts to cause the Proxy Statement/Prospectus to comply with any comments of the SEC thereon.

                    Allied will mail the Proxy Statement/Prospectus to its shareholders not less than 20 business days prior to the scheduled date of the Shareholders Meeting; provided, however, that no such materials shall be mailed to Allied's shareholders unless and until BancShares shall have determined to its own satisfaction that the conditions specified in Paragraph 7.3.d. below have been satisfied and shall have approved such mailing.

                    c. Registration Statement and "Blue Sky" Approvals. As soon as practicable following the execution of this Agreement, BancShares shall prepare and file with the SEC a registration statement on Form S-4 (or on such other form as BancShares shall determine to be appropriate) (the "Registration Statement") covering the BancShares Stock to be issued to shareholders of

          Allied pursuant to this Agreement. Additionally, BancShares shall take all such other actions, if any, as shall be required by applicable state securities or "blue sky" laws (i) to cause the BancShares Stock to be issued upon consummation of the Merger, and at the time of the issuance thereof, to be duly qualified or registered (unless exempt) under such laws, (ii) to cause all conditions to any exemptions from qualification or registration under such laws to have been satisfied, and (iii) to obtain any and all required approvals or consents to the issuance of such stock.
                    BancShares shall deliver to Allied and its counsel a preliminary draft of the Registration Statement and the Proxy Statement/Prospectus not later than 30 days after the date of this Agreement.

                    d.   Recommendation  of  Allied's  Board of  Directors.
          Unless due to a material change in circumstances or for any other reason Allied's Board of Directors reasonably believes that such a recommendation would violate the directors' duties or obligations as such to Allied or to its shareholders, Allied's Board of Directors shall recommend to and actively encourage Allied's shareholders that they vote their shares of Allied Stock at the Shareholders Meeting to ratify and approve this Agreement and the Merger, and the Proxy Statement/Prospectus mailed to Allied's shareholders will so indicate and state that Allied's Board of Directors considers the Merger to be advisable and in the best interests of Allied and its shareholders.

                    e. Information for Proxy Statement/Prospectus and Registration Statement. BancShares and Allied each agrees to promptly respond, and to use its best efforts to cause its directors, officers, accountants and affiliates to promptly respond, to requests by any other such party and its counsel for information for inclusion in the various applications for regulatory approvals and in the Proxy Statement/Prospectus. BancShares and Allied each hereby covenants with the other that none of the information provided by it for inclusion in the Proxy Statement/Prospectus will, at the time of its mailing to Allied's shareholders, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading; and, at all times following such mailing up to and including the Effective Time, none of such information contained in the Proxy Statement/Prospectus, as it may be amended or supplemented, will contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

               6.2. Regulatory Approvals. Within 60 days after the date of this Agreement, BancShares and Allied each shall prepare and file, or cause to be prepared and filed, all applications for regulatory approvals and actions as may be required of them, respectively, by applicable law and regulations with respect to the transactions described herein  (including applications to the FRB,  the
          FDIC and the North Carolina Commissioner and to any other applicable federal or state banking, securities or other
          regulatory  authority).     Each  such  party   shall  use
          their respective  best efforts  in good faith  to obtain  all
          necessary regulatory   approvals   required   for
          consummation   of   the transactions described  herein.  Each
          such party shall cooperate with each other party in the preparation of all applications to regulatory authorities
          and, upon request, promptly shall  furnish all   documents,
          information,  financial   statements  or  other material that
          may be required by any other party to complete any such application; and, before the filing therefor, each party to this Agreement shall have the right to review  and comment on the form and content of any such application to be filed by
          any other party.   Should the appearance of any of the
          officers, directors, employees or counsel of any of the parties hereto be requested by any other party or by any governmental agency at any hearing in connection with any such application, such party shall promptly use its best efforts to arrange for such appearance.

               6.3. Access. Following the date of this Agreement and to and including the Effective Time, Allied shall provide BancShares and its employees, accountants, counsel or other representatives, access to all its books, records, files and other information (whether maintained electronically or otherwise), to all its properties and facilities, and to all its employees, accountants, counsel and consultants as BancShares shall, in its sole discretion, consider to be necessary or appropriate; provided, however, that any investigation or reviews conducted by
          BancShares shall be performed in such a manner as will not interfere unreasonably with Allied's or the Subsidiaries' normal operations or with their relationship with their customers or employees, and shall be conducted in accordance with procedures established by the parties having due regard for the foregoing.

               6.4. Costs. Subject to the provisions of Paragraph 8.3. below, and whether or not this Agreement shall be terminated or the Merger shall be consummated, BancShares and Allied each shall pay its own legal, accounting and financial advisory fees and all its other costs and expenses incurred or to be incurred in connection with the execution and performance of its obligations under this Agreement or otherwise in connection with this Agreement and the transactions described herein (including without limitation all accounting fees, legal fees, filing fees, printing costs, travel expenses, and, in the case of Allied, all fees owed to Legg Mason Wood Walker, Incorporated ("Legg Mason") and to Friedman, Billings, Ramsey & Co., Inc. ("FBR") and the cost of Allied's "Fairness Opinions" described in Paragraph 7.1.d. below. However, subject to the provisions of Paragraph 8.3. below, all costs incurred in connection with the preparation, printing and mailing of the Proxy Statement/Prospectus, including but not limited to printing and postage expenses, shall be deemed to be incurred and shall be paid fifty percent (50%) by Allied and fifty percent (50%) by BancShares but shall not exceed $20,000 for Allied.

               6.5. Announcements. Allied and BancShares each agrees that no person other than the parties to this Agreement is authorized to make any public announcements or statements about this Agreement or any of the transactions described herein, and that, without the prior review and consent of the others (which consent shall not unreasonably be denied or delayed), no party hereto may make any public announcement, statement or disclosure as to the terms and conditions of this Agreement or the transactions described herein, except for such disclosures as may be required incidental to obtaining the prior approval of any regulatory agency or official to the consummation of the transactions described herein. However, notwithstanding anything contained herein to the contrary, prior review and consent shall not be required if in the good faith opinion of counsel to BancShares any such disclosure by BancShares is required by law or otherwise is prudent.

               6.6. Confidentiality.  BancShares  and  Allied  each  agrees that it shall treat as confidential and not disclose to any unauthorized person any documents or other information obtained from or learned about the other during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (including any information obtained during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other party; and, that it will not use any such documents or other information for any purpose except for the purposes for which such documents and information were provided to it and in furtherance of the transactions described herein. However, the above obligations of confidentiality shall not prohibit the disclosure of any such document or information by any party to this Agreement to the extent (i) such document or information is then available generally to the public or is already known to the person or entity to whom disclosure is proposed to be made (other than through the previous actions of such party in violation of this Paragraph 6.6), (ii) such document or information was available to the disclosing party on a nonconfidential basis prior to the same being obtained pursuant to this Agreement, (iii) disclosure is required by subpoena or order of a court or regulatory authority of competent jurisdiction, or by the SEC or other regulatory authorities in connection with the transactions described herein, or (iv) to the extent that, in the reasonable opinion of legal counsel to such party, disclosure otherwise is required by law.

                    In the event this Agreement is terminated for any reason, then each of the parties hereto immediately shall return to the other party all copies of any and all documents or other written materials or information (including computer generated and stored data) of or relating to such other party which were obtained from them during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (whether during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other party.

                    The parties' obligations of confidentiality under this Paragraph 6.6 shall survive and remain in effect following any termination of this Agreement.

               6.7. Environmental Studies. At its option, BancShares may cause to be conducted Phase I environmental assessments of the Real Property, the real estate subject to any Real Property Lease, or the Loan Collateral, or any portion thereof, together with such other studies, testing and intrusive sampling and analyses as BancShares shall deem necessary or desirable (collectively, the "Environmental Survey"); provided, however, that the Environmental Survey, as much as possible, shall be performed in such a manner as will not interfere unreasonably with Allied's or the Subsidiaries' normal operations. BancShares shall attempt in good faith to complete all such Phase I environmental assessments within sixty (60) days following the date of this Agreement and thereafter to conduct and complete any such additional studies, testing, sampling and analyses as promptly as practicable. Subject to the provisions of Paragraph
          8.3. below, the costs of the Environmental Survey shall be paid by BancShares. If (i) the final results of any Environmental Survey (or any related analytical data) reflect that there likely has been any discharge, disposal, release or emission by any person of any Hazardous Substance on, from or relating to any of the Real Property, real estate subject to a Real Property Lease or Loan Collateral at any time prior to the Effective Time, or that any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to any of the Real Property, real estate subject to a Real Property Lease or Loan Collateral which constitutes or would constitute a violation of any Environmental Laws, and if, (ii) based on the advice of its legal counsel or other consultants, BancShares believes that Allied or either of the Subsidiaries, or, following the Merger, BancShares or FCB, could become responsible for the remediation of such discharge, disposal, release or emission or for other corrective action with respect to any such violation, or that Allied or either of the Subsidiaries, or, following the Merger, BancShares or FCB, could become liable for monetary damages (including without limitation any civil or criminal penalties or assessments) resulting therefrom (or that, in the case of any of the Loan Collateral, Allied or either of the Subsidiaries, or, following the Merger, BancShares or FCB, could incur any such liability if it acquired title to such Loan Collateral), and if,
          (iii) based on the advice of their legal counsel or other consultants, BancShares believes the amount of expenses or liability which either of them could incur or for which either of them could become responsible or liable on account of any and all such remediation, corrective action or monetary damages at any time or over any period of time could equal or exceed an aggregate of $250,000 over any period of time, then BancShares shall give Allied prompt written notice thereof (together with all information in its possession relating thereto) and, at BancShares' sole option and discretion, at any time thereafter and up to the Effective Time, it may terminate this

          Agreement without  further  obligation  or   liability  to
          Allied  or  its shareholders.

               6.8. Tax-Free Reorganization. BancShares and Allied each undertakes and agrees to use its best efforts to cause the Merger to qualify as a tax-free "reorganization" within the meaning of
          Section 368(a)(1)(A) of the Code and that it shall not intentionally take any action that would cause the Merger to fail to so qualify.

               6.9. Transition Team. BancShares and Allied shall create a transition team comprised of staff and representatives of Allied and the Subsidiaries and staff and representatives of BancShares and FCB (the "Transition Team"). The purpose of the Transition Team shall be to provide detailed guidance to BancShares in fulfilling and consummating the Merger, to maintain open lines of communication between the Subsidiaries and FCB, and to handle customer inquiries regarding the Merger. A member of the Transition Team who is a representative of FCB shall be on site on a daily basis at the Subsidiaries' main offices in Sanford and Wilmington to serve as a liaison between FCB and the Subsidiaries until the Effective Time, provided, however, that the representative shall not interfere unreasonably with the Subsidiaries' normal operations. The Transition Team shall meet at and operate out of the Subsidiaries' offices as necessary until the Effective Time. Members of the Transition Team shall receive no compensation for such service.


                     ARTICLE VII.  CONDITIONS PRECEDENT TO MERGER

               7.1. Conditions to all Parties' Obligations.
          Notwithstanding   any   other  provision   of  this Agreement
          to the contrary, the obligations of each of the parties to this Agreement to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing
          Date:

                    a.   Approval    by    Governmental    or    Regulatory
          Authorities; No Disadvantageous Conditions. (i) The Merger and other transactions described herein shall have been approved, to the extent required by law, by the FRB, the FDIC and the North Carolina Commissioner, and by all other governmental or regulatory agencies or authorities having jurisdiction over such transactions, (ii) no governmental or regulatory agency or authority shall have withdrawn its approval of such transactions or imposed any condition on such transactions or conditioned its approval thereof, which condition is reasonably deemed by BancShares to be materially disadvantageous or burdensome or to so adversely impact the economic or business benefits of this Agreement to BancShares as to render it inadvisable for it to consummate the Merger; (iii) the 15-day or 30-day waiting period, as applicable, required following necessary approvals by the FRB and the FDIC for review of the transactions described herein by the United States Department of Justice shall have expired, and, in connection with such review, no objection to the Merger shall have been raised; and (iv) all other consents, approvals and permissions, and the satisfaction of all of the requirements prescribed by law or regulation, necessary to the carrying out of the transactions contemplated herein shall have been procured.

                    b.    Adverse   Proceedings,  Injunction,   Etc.  There
          shall not be (i) any order, decree or injunction of any court or agency of competent jurisdiction which enjoins or prohibits the Merger or any of the other transactions described herein or any of the parties hereto from consummating any such transaction,
          (ii) any pending or threatened investigation of the Merger or any of such other transactions by the United States Department of Justice, or any actual or threatened litigation under federal antitrust laws relating to the Merger or any other such transaction, (iii) any suit, action or proceeding by any person (including any governmental, administrative or regulatory agency), pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit Allied or BancShares from consummating the Merger or carrying out any of the terms or provisions of this Agreement, or (iv) any other suit, claim, action or proceeding pending or threatened against Allied or BancShares or any of their respective officers or directors which shall reasonably be considered by Allied or BancShares to be materially burdensome in relation to the proposed Merger or materially adverse in relation to the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of either such corporation, and which has not been dismissed, terminated or resolved to the satisfaction of all parties hereto within 90 days of the institution or threat thereof.

                    c. Approval by Boards of Directors and Shareholders. The Boards of Directors of Allied and BancShares shall have duly approved, adopted and ratified this Agreement by appropriate resolutions, and the shareholders of Allied shall have duly approved, ratified and adopted this Agreement at the Shareholders Meeting, all to the extent required by and in accordance with the provisions of this Agreement, applicable law, and applicable provisions of their respective Articles or Certificate of Incorporation and ByLaws.

                    d. Fairness Opinions. Allied shall have received from each of its financial advisors, Legg Mason and FBR, a written opinion (collectively, the "Fairness Opinions"), dated as of a date prior to the mailing of the Proxy Statement/Prospectus to Allied's shareholders in connection with the Shareholders Meeting, to the effect that the consideration to be received by Allied's shareholders in the Merger is fair, from a financial point of view, to Allied and its shareholders; and, Legg Mason and FBR each shall have delivered a letter to Allied, dated as of a date within ten business days preceding the Closing Date, to the effect that it remains its opinion that the terms of the Merger are fair, from a financial point of view, to Allied and its shareholders.

                    e. Tax Opinion. BancShares and Allied shall have received an opinion of KPMG Peat Marwick LLP, in form and substance satisfactory to them, substantially to the effect that: (i) for federal income tax purposes, consummation of the Merger will constitute a "reorganization" as defined in (Section Mark) 368(a)(1)(A) of the Code;
          (ii) no taxable gain will be recognized by a shareholder of Allied upon such shareholder's receipt of solely BancShares Stock in exchange for his or her Allied Stock;
          (iii) dividend  income or  gain,  if  any,  will  be
          recognized by a shareholder of Allied who receives BancShares Stock and either cash or Debentures in exchange for his or her Allied Stock pursuant to Paragraph 1.5.b. above, limited to an amount not in excess of the amount of cash  or  the  fair  market value  of Debentures  received;
          (iv) the basis of the BancShares Stock received by the shareholder in the Merger will have the same basis as his or her Allied Stock surrendered in exchange therefor decreased by the amount of cash or the fair market value of Debentures received, if any, and increased by the amount of dividend income or gain recognized, if any, in the exchange; (v) if Allied Stock is a capital asset in the hands of the shareholder at the Effective Time, then the holding period of the BancShares Stock received by the shareholder in the Merger will include the holding period of Allied Stock surrendered in exchange therefor; (vi)
          cash   or  Debentures  received   by  a shareholder who
          receives solely cash or Debentures pursuant to Paragraph 1.5.a. above will be treated as a distribution in redemption of his or her Allied Stock subject to the limitations of Section 302 of the Code; and (vii) a shareholder who receives cash in lieu of a fractional share of BancShares Stock will recognize gain or loss equal to any difference between the amount of cash received and the shareholder's basis in the fractional share interest. In rendering its opinion, KPMG Peat Marwick LLP may rely on representations contained in certificates of officers of BancShares and Allied.

                    f. Nasdaq Listing. Bancshares shall have satisfied all requirements for the shares of Bancshares Stock to be issued to the shareholders of Allied in connection with the Merger to be listed on the Nasdaq National Market as of the Effective Time.

                    g. No Termination or Abandonment. This Agreement shall not have been terminated or abandoned by any party hereto.

               7.2. Additional Conditions to Allied's Obligations. Notwithstanding any other provision of this Agreement to the contrary, Allied's separate obligation to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

                    a. Material Adverse Change. There shall not have been any material adverse change in the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of BancShares and its consolidated subsidiaries considered as one enterprise and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change.

                    b. Compliance with Laws. BancShares shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein and where the violation of or failure to comply with any such law or regulation could or may have a material adverse effect on the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of BancShares and its consolidated subsidiaries considered as one enterprise.

                    c. BancShares' Representations and Warranties and Performance of Agreements; Officers' Certificate. Unless waived in writing by Allied as provided in Paragraph 10.2. below, each of the representations and warranties of BancShares contained in this Agreement shall have been true and correct as of the date hereof and shall remain true and correct on and as of the Effective Time with the same force and effect as though made on and as of such date, except (i) for changes which are not, in the aggregate, material and adverse to the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of BancShares and its consolidated subsidiaries considered as one enterprise, and (ii) as otherwise contemplated by this Agreement; and BancShares shall have performed in all material respects all of its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date.

                    Allied shall have received a certificate dated as of the Closing Date and executed by BancShares and its Vice Chairman and Chief Financial Officer to the foregoing effect and as to such other matters as may be reasonably requested by Allied.

                    d. Legal Opinion of BancShares' Counsel. Allied shall have received from Ward and Smith, P.A., counsel for BancShares, a written opinion dated as of the Closing Date and substantially in the form of Schedule C attached hereto or otherwise in form and substance reasonably satisfactory to Allied.

                    e. Other Documents and Information from BancShares. BancShares shall have provided to Allied correct and complete copies of its Bylaws, Certificate of Incorporation and board resolutions (all certified by its Secretary), together with certificates of the incumbency of its officers and such other closing documents and information as may be reasonably requested by Allied or its counsel.

                    f. Certificate of Merger; Other Actions. A Certificate of Merger in the form described in Paragraph 1.8. above shall have been duly executed and delivered by BancShares as provided in that Paragraph.

                    g. Acceptance by Allied's Counsel. The form and substance of all legal matters described herein or related to the transactions contemplated herein shall be reasonably acceptable to Allied's legal counsel.

               7.3. Additional Conditions to BancShares' Obligations. Notwithstanding any other provision of this Agreement to the contrary, BancShares' obligations to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

                    a.   Material  Adverse  Change.  There  shall not  have
          occurred any material adverse change in the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of Allied and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change.

                    b. Compliance with Laws. Allied shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein and where the violation of or failure to comply with any such law or regulation could or may have a material adverse effect on the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of BancShares or Allied.

                    c. Allied's Representations and Warranties and Performance of Agreements; Officers' Certificate. Unless waived in writing by BancShares as provided in Paragraph 10.2. below, each of the representations and warranties of Allied contained in this Agreement shall have been true and correct as of the date hereof and shall remain true and correct at and as of the Effective Time with the same force and effect as though made on and as of such date, except (i) for changes which are not, in the aggregate, material and adverse to the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of Allied and the Subsidiaries considered as one enterprise, and (ii) as otherwise contemplated by this Agreement; and Allied shall have performed in all material respects all its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date.

                    BancShares shall have received a certificate dated as of the Closing Date and executed by Allied and its President and Chief Financial Officer to the foregoing effect and as to such other matters as may be reasonably requested by BancShares.

                    d. Effectiveness of Registration Statement; Compliance with Securities and Other "Blue Sky" Requirements. The Registration Statement shall be effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. BancShares shall have taken all such other actions, if any, as it shall consider to be required by applicable state securities laws (i) to cause the BancShares Stock to be issued upon consummation of the Merger and at the time of the issuance thereof, to be duly qualified or registered (unless exempt) under such laws, (ii) to cause all conditions to any exemptions from qualification or registration under such laws to have been satisfied, and (iii) to obtain any and all required approvals or consents with respect to the issuance of such stock, and any such required approvals or consents shall have been obtained and shall remain in effect.

                    e. Agreements from Allied Affiliates. BancShares shall have received the written Affiliates' Agreements in form and content satisfactory to BancShares and signed by all persons Previously Disclosed to BancShares or who otherwise are deemed by BancShares or its counsel to be Affiliates of Allied as provided in Paragraph 4.1.a. above.

                    f. Legal Opinion of Allied's Counsel. BancShares shall have received from Poyner & Spruill L.L.P., counsel to Allied, a written opinion, dated as of the Closing Date and substantially in the form of Schedule D attached hereto or otherwise in form and substance reasonably satisfactory to BancShares.

                    g. Other Documents and Information from Allied. Allied shall have provided to BancShares correct and complete copies of Allied's Articles of Incorporation, Bylaws and board and shareholder resolutions (all certified by Allied's Secretary), together with certificates of the incumbency of Allied's officers and such other closing documents and information as may be reasonably requested by BancShares or its counsel.

                    h. Consents to Assignment of Property Leases. Allied shall have obtained all required consents to the assignment to BancShares of its rights and obligations under any personal property lease material to the business of Allied or either of the Subsidiaries and any Real Property Lease, and such consents shall be in such form and substance as shall be satisfactory to BancShares; and, each of the lessors of Allied and the Subsidiaries shall have confirmed in writing that neither Allied nor either of the Subsidiaries is in default under the terms and conditions of any personal property lease or any Real Property Lease.

                    i. Certificate of Merger; Other Actions. A Certificate of Merger in the form described in Paragraph 1.8. above shall have been duly executed and delivered by Allied as provided in that Paragraph.

                    j. Acceptance by BancShares' Counsel. The form and substance of all legal matters described herein or related to the transactions contemplated herein shall be reasonably acceptable to BancShares' legal counsel.


                     ARTICLE VIII.  TERMINATION; BREACH; REMEDIES

               8.1. Mutual Termination. At any time prior to the Effective Time (and whether before or after approval hereof by the shareholders of Allied), this Agreement may be terminated by the mutual agreement of BancShares and Allied. Upon any such mutual termination, all obligations of Allied and BancShares hereunder shall terminate and each party shall pay costs and expenses as provided in Paragraph 6.4. above.

               8.2. Unilateral Termination. This Agreement may be terminated by either BancShares or Allied (whether before or after approval hereof by Allied's shareholders) upon written notice to the other parties and under the circumstances described below.

                    a. Termination by BancShares. This Agreement may be terminated by BancShares by action of its Board of Directors or Executive Committee:

                           (i) if any of the conditions to the obligations of BancShares (as set forth in Paragraph 7.1. or 7.3. above) shall not have been satisfied or effectively waived in writing by BancShares by March 31, 1996 (except to the extent that the failure of such condition to be satisfied has been caused by the failure of BancShares to satisfy any of its obligations, covenants or agreements contained herein);

                          (ii) if Allied shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Article IV or Article VI herein in any material respect;

                         (iii) if BancShares determines at any time that any of Allied's representations or warranties contained in
          Article II above or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect;

                          (iv) if, notwithstanding BancShares' satisfaction of its obligations under Paragraphs 6.1.b., 6.1.c. and 6.1.e. above, Allied's shareholders do not ratify and approve this Agreement and approve the Merger at the Shareholders Meeting;

                           (v) if the Merger shall not have become effective on or before March 31, 1996, unless such date is extended as evidenced by the written mutual agreement of the parties hereto; provided, however, that in the event there is a delay of not more than 30 days caused by circumstances beyond the control of the parties hereto, the parties hereto agree that the dates set forth in this Paragraph 8.2.a. shall be extended by mutual agreement for up to an additional 60 days;

                          (vi) if the average of the reported closing prices of BancShares Stock on the Nasdaq National Market for the 10 consecutive trading days ending 30 days prior to the date of the Special Meeting is less than $42.00; or,

                         (vii) under the circumstances described in Paragraph 6.7. above.

                    However, before BancShares may terminate this Agreement for any of the reasons specified above in (i), (ii) or (iii) of this Paragraph 8.2.a., it shall give written notice to Allied as provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by BancShares shall not become effective if, within 30 days following the giving of such notice, Allied shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of BancShares. In the event Allied cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of BancShares within such 30-day period, BancShares shall have 30 days to notify Allied of its intention to terminate this Agreement. A failure to so notify Allied will be deemed to be a waiver by BancShares of the breach, default or violation pursuant to Paragraph 10.2. below.

                    b. Termination by Allied. This Agreement may be terminated by Allied:

                           (i) if any of the conditions of the obligations of Allied (as set forth in Paragraph 7.1. or 7.2. above) shall not have been satisfied or effectively waived in writing by Allied by March 31, 1996 (except to the extent that the failure of such condition to be satisfied has been caused by the failure of Allied to satisfy any of its obligations, covenants or agreements contained herein);

                          (ii) if BancShares shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Article V or Article VI herein in any material respect;

                         (iii) if Allied determines that any of BancShares' representations and warranties contained in Article III herein or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect;

                          (iv) if, subject to Allied's satisfaction of its obligations contained in Paragraphs 6.1.a., 6.1.b., 6.1.d. and 6.1.e above, its shareholders do not ratify and approve this Agreement and approve the Merger at the Shareholders Meeting; or,


                           (v) if the Merger shall not have become effective on or before March 31, 1996, unless such date is extended as evidenced by the written mutual agreement of the parties hereto; provided, however, that in the event there is a delay of not more than 30 days caused by circumstances beyond the control of the parties hereto, the parties hereto agree that the dates set forth in this Paragraph 8.2.a. shall be extended by mutual agreement for up to an additional 60 days.

                    However, before Allied may terminate this Agreement for any of the reasons specified above in clause (i), (ii) or (iii) of this Paragraph 8.2.b., it shall give written notice to BancShares as provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by Allied shall not become effective if, within 30 days following the giving of such notice, BancShares shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of Allied. In the event BancShares cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of Allied within such 30-day period, Allied shall have 30 days to notify BancShares of its intention to terminate this Agreement. A failure to so notify BancShares will be deemed to be a waiver by Allied of the breach, default or violation pursuant to Paragraph 10.2. below.

               8.3. Breach; Remedies. Except as otherwise provided below, in the event of a breach by Allied of any of its representations or warranties contained in Article II of this Agreement or in any other certificate or writing delivered pursuant to this Agreement, or in the event of its failure to perform or violation of any of its obligations, agreements or covenants contained in Articles IV or VI of this Agreement, then BancShares' sole right and remedy shall be to terminate this Agreement prior to the Effective Time as provided in Paragraph 8.2. above, or, in the case of a failure to perform or violation of any obligations, agreements or covenants, to seek specific performance thereof.

                    Likewise, and except as otherwise provided below, in the event of a breach by BancShares of any of its representations or warranties contained in Article III of this Agreement, or in the event of its failure to perform or violation of any of its obligations, agreements or covenants contained in Articles V or VI of this Agreement, then Allied's sole right and remedy shall be to terminate this Agreement prior to the Effective Time as provided in Paragraph 8.2. above, or, in the case of a failure to perform or violation of any obligations, agreements or covenants, to seek specific performance thereof.

                    Notwithstanding   anything  contained  herein   to  the
          contrary,  if  either  party  to  this  Agreement  breaches  this
          Agreement
          by  wilfully or  intentionally  failing to  perform  or
          violating  any  of  its   obligations,  agreements  or
          covenants contained in Articles IV,  V or VI of this
          Agreement,  such party shall  be  obligated  to  pay all
          expenses  of  the  other party described  in   Paragraph  6.4,
          together  with   other  damages recoverable at law or in
          equity.


                             ARTICLE IX.  INDEMNIFICATION

               9.1. Agreement to Indemnify. Allied and BancShares hereby agree that in the event this Agreement is terminated for any reason and the Merger is not consummated, then they will indemnify each other as provided below.

                    a. By Allied. Allied shall indemnify, hold harmless and defend BancShares from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature, including without limitation reasonable attorneys' fees and legal costs and expenses in connection therewith, whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by BancShares:

                           (i) in connection with or which arise out of or result from or are based upon (A) Allied's operations or business transactions or its relationship with any of its employees, or (B) Allied's failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;
                          (ii) in connection with or which arise out of or result from or are based upon any fact, condition or circumstance that constitutes a breach by Allied of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of Allied to perform any of its covenants, agreements or obligations under or in connection with this Agreement;

                         (iii) in connection with or which arise out of or result from or are based upon any information provided by Allied which is included in the Proxy Statement/Prospectus and which information causes the Proxy Statement/Prospectus at the time of its mailing to Allied's shareholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading; and,

                          (iv) in connection with or which arise out of or result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation on, from or relating to the Real Property  by
          Allied  or  any  other  person  of  any   Hazardous
          Substances, or any action taken or any event or condition occurring or existing with respect to the Real Property which constitutes a violation of any Environmental
          Laws by Allied  or any other person.

                    b. By BancShares. BancShares shall indemnify, hold harmless and defend Allied from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature, including without limitation reasonable attorneys' fees and legal costs and expenses in connection therewith, whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by Allied:

                           (i) in connection with or which arise out of or result from or are based upon (A) BancShares' operations or business transactions or its relationship with any of its employees, or (B) BancShares' failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

                          (ii) in connection with or which arise out of or result from or are based upon of any fact, condition or circumstance that constitutes a breach by BancShares of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of BancShares to perform any of its covenants, agreements or obligations under or in connection with this Agreement; and,

                         (iii) in connection with or which arise out of or result from or are based upon any information provided by it which is included in the Proxy Statement/Prospectus and which information causes the Proxy Statement/Prospectus at the time of its mailing to Allied's shareholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

               9.2. Procedure for Claiming Indemnification.

                    a.   By   BancShares.  If   any   matter   subject   to
          indemnification hereunder arises in  the form of a claim  against
          BancShares,   its    successors   and   assigns    (collectively,
          "Indemnitee") (herein referred to as a "Third Party Claim"), the applicable Indemnitee promptly shall give notice and details
          thereof,  including   copies  of  all  pleadings   and  pertinent
          documents,  to Allied.   Within  15 days  of such  notice, Allied
          either (i) shall pay the Third Party Claim either in full or upon agreed compromise or (ii) shall notify the applicable Indemnitee and BancShares that Allied disputes the Third Party Claim and intends to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by Allied and the cost of such defense shall be borne by Allied except that the applicable Indemnitee shall have the right to participate in such defense at its own expense and provided that Allied shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind upon any of the parties comprising Indemnitee hereunder. BancShares agrees that it shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party
          Claim available to Allied without charge therefor except  for
          out-of-pocket expenses.    If Allied  fails  to take action
          within 15 days as hereinabove provided or, having taken such action, thereafter fails diligently to defend and resolve the Third Party  Claim, the parties  comprising Indemnitee shall have the right to pay, compromise or defend the Third
          Party Claim and to assert the indemnification provisions
          hereof.  Each of the parties  comprising   Indemnitee  also
          shall  have   the  right, exercisable  in good  faith,  to
          take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by Allied.

                    b.   By    Allied.  If    any   matter    subject    to
          indemnification hereunder arises in the form of a claim against Allied or its successors and assigns (herein referred to as a "Third Party Claim"), Allied promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents, to BancShares. Within 15 days of such notice, BancShares either (i) shall pay the Third Party Claim either in full or upon agreed compromise or (ii) shall notify Allied that BancShares disputes the Third Party Claim and intends to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by BancShares and the cost of such defense shall be borne by BancShares except that Allied shall have the right to participate in such defense at its own expense and provided that BancShares shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind upon Allied. Allied agrees that it shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to BancShares without charge therefor except for out-of-pocket expenses. If BancShares fails to take action within 15 days as hereinabove provided or, having taken such action, thereafter fails diligently to defend and resolve the Third Party Claim, Allied shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. Allied also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by BancShares.

                         ARTICLE X.  MISCELLANEOUS PROVISIONS

               10.1.     Survival    of     Representations,    Warranties,
          Indemnification and Other Agreements.

                    a. Representations, Warranties and Other Agreements. None of the representations, warranties or agreements herein shall survive the effectiveness of the Merger, and no party shall have any right after the Effective Time to recover damages or any other relief from any other party to this Agreement by reason of any breach of representation or warranty, any nonfulfillment or nonperformance of any agreement contained herein, or otherwise; provided, however, that the parties' agreements contained in Paragraph 6.6. above, BancShares' covenants contained in Article V, and BancShares' representation and warranty contained in Paragraph 3.2 above, shall survive the effectiveness of the Merger.

                    b. Indemnification. The parties' indemnification agreements and obligations pursuant to Paragraph 9.1. above shall become effective only in the event this Agreement is terminated, and neither of the parties shall have any obligations under Paragraph 9.1. in the event of or following consummation of the Merger.

               10.2. Waiver. Any term or condition of this Agreement may be waived (except as to matters of regulatory approvals and approvals required by law), either in whole or in part, at any time by the party which is, and whose shareholders are, entitled to the benefits thereof; provided, however, that any such waiver shall be effective only upon a determination by the waiving party (through action of its Board of Directors) that such waiver would not adversely affect the interests of the waiving party or its shareholders; and, provided further, that no waiver of any term or condition of this Agreement by any party shall be effective unless such waiver is in writing and signed by the waiving party or as provided in Paragraphs 8.2.a. and 8.2.b. above, or be construed to be a waiver of any succeeding breach of the same term or condition. No failure or delay of any party to exercise any power, or to insist upon a strict compliance by any other party of any obligation, and no custom or practice at variance with any terms hereof, shall constitute a waiver of the right of any party to demand full and complete compliance with such terms.

               10.3. Amendment. This Agreement may be amended, modified or supplemented at any time or from time to time prior to the Effective Time, and either before or after its approval by the shareholders of Allied, by an agreement in writing approved by a majority of the Boards of Directors of BancShares and Allied executed in the same manner as this Agreement; provided however, that, except with the further approval of Allied's shareholders of that change or as otherwise provided herein, following approval of this Agreement by Allied's shareholders no change may be made in the Cash Factor or the Exchange Ratio.

               10.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by courier, or mailed by certified mail, return receipt requested, postage prepaid, and addressed as follows:

                    a.   If to Allied, to:

                         Allied Bank Capital, Inc.
                         130 North Steele Street
                         Sanford, North Carolina  27336

                         Attention:          Mr. A. Harold Ausley
                                             President
                         With copy to:  Michael S. Colo, Esq.
                                        Poyner & Spruill L.L.P.
                                        130 South Franklin Street
                                        Rocky Mount, North Carolina  27802


                    b.   If to BancShares, to:

                         First Citizens BancShares, Inc.
                         3128 Smoketree Court
                         Raleigh, North Carolina 27604

                         Attention:          Mr. Kenneth A. Black
                                             Vice President

                         With copy to:  Alexander M. Donaldson, Esq.
                                        Ward and Smith, P.A.
                                        Suite 2400, Two Hannover Square
                                        Fayetteville Street Mall
                                        Raleigh, North Carolina 27601

               10.5. Further Assurance. Allied and BancShares each agree to furnish to the other such further assurances with respect to the matters contemplated herein and their respective agreements, covenants, representations and warranties contained herein, including the opinion of legal counsel, as such other party may reasonably request.

               10.6. Headings and Captions. Headings and captions of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part hereof.

               10.7. Entire Agreement. This Agreement (including all schedules and exhibits attached hereto and all documents incorporated herein by reference) contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or any agreements between, any of the parties hereto other than those contained herein in writing.

               10.8.     Severability  of  Provisions.  The  invalidity  or
          unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.

               10.9. Assignment. This Agreement may not be assigned by any party hereto except with the prior written consent of the other parties hereto.

               10.10. Counterparts. Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and which together shall constitute one agreement.

               10.11. Governing Law. This Agreement is made in and shall be construed and enforced in accordance with the laws of North Carolina.


               10.12. Inspection. Any right of BancShares hereunder to investigate or inspect the assets, books, records, files and other information of Allied in no way shall establish any presumption that BancShares should have conducted any investigation or that such right has been exercised by BancShares, its agents, representatives or others. Any investigations or inspections that have been made by BancShares or its agents, representatives or others prior to the Closing Date shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of Allied in this Agreement.

                    IN WITNESS WHEREOF, Allied and BancShares each has caused this Agreement to be executed in its name by its duly authorized officers and its corporate seal to be affixed hereto as of the date first above written.


                                   ALLIED BANK CAPITAL, INC.



                                   By:  ________________________________
                                        A. Harold Ausley
                                        President

          ATTEST:



                      Secretary

          [CORPORATE SEAL]


                                   FIRST CITIZENS BANCSHARES, INC.



                                   By:
                                        Kenneth A. Black
                                        Vice President
          ATTEST:



                      Secretary

          [CORPORATE SEAL]

                          SCHEDULES TO AGREEMENT AND PLAN OF
                              REORGANIZATION AND MERGER




                    SCHEDULE                       DESCRIPTION

                        A              Form of FCB Subordinated Debenture

                        B              Form of Affiliate's Letter

                        C              Form of Legal Opinion of Counsel
                                       for BancShares
                        D              Form of Legal Opinion of Counsel
                                       for Allied

          Allied Bank Capital, Inc., agrees to furnish supplementally a copy of any omitted schedule upon request

                                APPENDIX II

            Opinions of Legg Mason Wood Walker, Incorporated and
                   Friedman, Billings, Ramsey & Co., Inc.

                          [ FORM OF OPINION ]


                          __________  __, 1995



Board of Directors
Allied Bank Capital, Inc.
130 North Steele Street
Sanford, North Carolina  27330

Gentlemen:

         Allied  Bank Capital, Inc. ("Allied") and First Citizens
BancShares, Inc. ("BancShares") have  entered into  an  Agreement   and
Plan of Reorganization and Merger dated August 7, 1995 (the "Agreement") pursuant to which Allied will be merged with and into BancShares (the "Merger"). Under the Agreement, each shareholder of Allied shall have the option, subject to the limitation set forth below, to receive (a) 100% cash at $25.25 per share for each share of Allied common stock ("Allied Stock"), (b) 100% Class A common stock ("Common Stock")
of BancShares at an exchange ratio of .531 shares of BancShares Common Stock for each share of Allied Stock, subject to adjustment if the market value of BancShares Common Stock is less than $45.13 per share or greater than $49.88 per share, or (c) 100% unsecured subordinated debentures of First Citizens Bank & Trust Company, with a principal amount equal to $25.25 multiplied by the number of Allied shares to be exchanged, the maturity choices and other terms of which are set forth in the Agreement. In the event, and only in the event, that the number of Allied shares elected to be exchanged for BancShares
Common Stock is less than 40% or more than 55% of the total number of outstanding shares of Allied Stock, a pro-ration will be effected so that at least 40% but not more than 55% of the total consideration is in the form of BancShares Common Stock. If the number of Allied shares electing to receive BancShares Common Stock exceeds 55%, then Allied shareholders shall have the option of receiving either cash or unsecured subordinated debentures to arrive at such 55% ratio. If the number of Allied shares electing to receive BancShares Common Stock is less than 40%, then common stock will be substituted first for debentures and then, if necessary, for cash to arrive at such 40% ratio. BancShares also will offer $25.25 per share for each outstanding granted and unexercised Allied stock option, with holders of Allied stock options receiving, immediately prior to the closing of the Merger, a net payment from Allied equal to the difference between the individual option prices applicable to each
option holder and $25.25 per share.    You have requested our opinion as
to the

Board of Directors
__________  __, 1995
Page 2



fairness, from a financial point of view, to the shareholders of Allied of the consideration to be paid to such shareholders in the Merger.

         Legg Mason Wood Walker, Incorporated ("Legg Mason"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, and private placements. Legg Mason is familiar with Allied, having served as financial advisor and stand-by underwriter to Allied in connection with its conversion from mutual-to-stock form in 1992 and in connection with its acquisition of a mutual savings bank in a
merger conversion in 1994.    Legg Mason is familiar  with  BancShares,
having served as financial advisor to BancShares in connection with its proposed acquisition of another financial institution in 1995. Legg Mason has served as financial advisor to Allied in connection with the  Merger  and  will  receive  a  fee  for  its  services which is
contingent upon the consummation  of the Merger.   In the ordinary
course of its securities business, Legg Mason makes a market in the equity securities of Allied, and trades such securities for the accounts of its customers, and therefore may from time to time hold a long or short position in such securities. Legg Mason follows both Allied and BancShares from a research perspective.

         In arriving at its opinion, Legg Mason (i) reviewed the Agreement, certain publicly available business and financial information for Allied and BancShares and certain other financial statements, data, reports and analyses for Allied and BancShares prepared by their respective managements, including the 1995 budget of
Allied  and BancShares;   (ii) discussed the current operations,
financial condition and prospects of Allied and BancShares with the managements of Allied and BancShares; (iii) reviewed the reported market
prices   and  historical  trading  activity  of Allied and BancShares
Common Stock and  compared certain financial   and  stock  market
information for Allied and BancShares with similar information for certain other financial institutions, the securities of which are publicly-traded; (iv) reviewed the financial terms of certain recent business combinations involving financial institutions that Legg Mason deemed comparable in whole or in part; and (v) performed such other studies and analyses as Legg Mason considered appropriate.

         Legg Mason relied without independent verification upon the accuracy and completeness of all the financial and other information reviewed by it for purposes of its opinion. In that regard, Legg Mason assumed that the financial forecasts were reasonably prepared on a basis reflecting the best currently available judgments and estimates of the managements of Allied and BancShares. Legg Mason did not make or obtain an independent evaluation or appraisal of the assets or liabilities of Allied or BancShares nor was it furnished with any such evaluation or appraisal.

Board of Directors
__________  __, 1995
Page 3




    Based upon and subject to the foregoing, it is our opinion that as of the date hereof the consideration to be received by the shareholders of Allied in the Merger is fair, from a financial point of view, to such shareholders.

                                           Very truly yours,



                                           LEGG MASON WOOD WALKER, INCORPORATED

Board of Directors
Allied Bank Capital, Inc.
Page 1


[FORM OF FBR OPINION]

Board of Directors
Allied Bank Capital, Inc.
130 North Steele Street
Sanford, NC  27330-3918



Board of Directors:

You have requested that Friedman, Billings, Ramsey & Co., Inc. ("FBR") provide you with its opinion as to the fairness from a financial point of view to the holders of common stock ("Stockholders") of Allied Bank Capital, Inc. ("Allied" or the "Company") of the Consideration (as hereinafter defined) to be received by them pursuant to the Agreement and Plan of Reorganization and Merger between Allied and First Citizens BancShares, Inc. ("First Citizens" or "BancShares"), dated August 7, 1995 (the "Merger Agreement"), pursuant to which Allied will be merged with and into BancShares (the "Merger"). The Agreement provides, among other things, that each issued and outstanding share of common stock of Allied, par value $1.00 per share, (other than such shares held directly or indirectly by Allied, BancShares and their respective subsidiaries in a non-fiduciary capacity by Allied) shall be converted into the right to receive $25.25 per share subject to certain limitations of either cash, BancShares Class A common stock, par value $1.00 per share, or unsecured subordinated debentures of First-Citizens Bank and Trust Company, a wholly owned subsidiary of BancShares (the "Consideration"). For Stockholders choosing to receive Class A common stock: the number of shares of BancShares Class A common stock which will be exchanged for each share of Allied common stock in the Merger will equal 0.531 if the average closing price of BancShares Class A common stock is between $45.13 and $49.88 for the ten trading days ending the day prior to the stockholders' meeting of Allied to consider the Merger. In the event the average closing price is below $45.13 or above $49.88 for the same ten-trading-day period, the exchange ratio will be adjusted. At least 40% but not more than 55% of the Consideration will be in the form of BancShares Class A common stock with the remaining portion of the Consideration consisting of cash or subordinated debentures. The Merger will be considered at a special meeting of the stockholders of Allied. The terms of the Merger are more fully set forth in the Merger Agreement.

In delivering this opinion, FBR, has completed the following tasks:

1. reviewed Allied's Annual Reports to Stockholders and Allied's Annual Reports on Form 10-K filed with the Securities and Exchange Commission (the "SEC") for the fiscal years ended December 31, 1992 through 1994;

2.       reviewed BancShares' Annual Reports to Stockholders and
         BancShares' Annual Reports on Form 10-K filed with the SEC for the fiscal years ended December 31, 1992 through 1994;

Board of Directors
Allied Bank Capital, Inc.
Page 2

3. reviewed the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1995 and June 30, 1995 filed with the SEC by Allied and BancShares;

4. discussed the historical and current operations, financial condition and prospects of Allied and BancShares with the managements of Allied and BancShares;

5. reviewed the reported market prices and trading activity for Allied's common stock and BancShares Class A common stock and compared them with those of certain financial institutions (or their holding companies) that FBR deemed to be reasonably comparable to Allied and BancShares;

6. compared the results of operations and financial condition of Allied and BancShares with those of certain publicly-traded financial institutions (or their holding companies) that FBR deemed to be reasonably comparable to Allied and BancShares;

7. reviewed the financial terms, to the extent publicly available, of certain acquisition transactions that FBR deemed to be reasonably comparable;

8.       reviewed an executed copy of the Merger Agreement; and

9. performed such other analyses and reviewed and analyzed such other information as FBR deemed appropriate.

In rendering this opinion, FBR did not assume responsibility for independently verifying, and did not independently verify, any financial or other information concerning Allied and BancShares furnished to it by Allied and BancShares or the publicly-available financial and other information regarding Allied, BancShares and other financial institutions (or their holding companies). FBR has assumed that all such information is accurate and complete. FBR has further relied on the assurances of management of Allied and BancShares that they are not aware of any facts that would make such financial or other information relating to such entities inaccurate or misleading. With respect to financial forecasts for Allied and BancShares provided to FBR by their respective managements, FBR has assumed, for purposes of this opinion, that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performance of Allied and BancShares and that they provide a reasonable basis upon which FBR can form its opinion. FBR has assumed that there has been no material change in Allied's or BancShares' assets, financial condition, result of operations, business or prospects since June 30, 1995. FBR did not undertake an independent appraisal of the assets or liabilities of Allied or BancShares nor was

Board of Directors
Allied Bank Capital, Inc.
Page 3


FBR furnished with any such appraisals. FBR is not an expert in the evaluation of allowances for loan losses and did not review any individual credit files of Allied or BancShares. FBR's conclusions and opinion are necessarily based upon economic, market and other conditions and the information made available to FBR as of the date of this opinion. FBR expresses no opinion on matters of a legal, regulatory, tax or accounting nature related to the Merger.

FBR, as part of its institutional brokerage, research and investment banking practice, is regularly engaged in the valuation of securities and the evaluation of transactions in connection with initial and secondary offerings, mutual-to-stock conversions of savings institutions, mergers and acquisitions of commercial banks, savings institutions and savings and loan holding companies, as well as business valuations for other corporate purposes for financial institutions and real estate related companies. As specialists in the valuation of securities of financial institutions, FBR has experience in, and knowledge of, North Carolina and the surrounding regional markets for thrift and bank securities and institutions operating in North Carolina and the surrounding areas.

FBR has acted as a financial advisor to Allied in connection with the transaction described herein and will receive a fee for services rendered which is contingent upon the consummation of the Merger. In the ordinary course of FBR's business, it may effect transactions in the securities of Allied or BancShares for its own account and/or for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities. From time to time, principals and/or employees of FBR may also have positions in the securities.

This letter is solely for the information of the Board of Directors of Allied in its consideration of the Merger Agreement. This letter may not be relied upon by any other person or used for any other purpose, reproduced, disseminated, quoted from or referred to without FBR's prior written consent. It is understood that this letter is directed solely to the Board of Directors of Allied and is not intended to be, and does not constitute, a recommendation to any Stockholder as to how such Stockholder should vote with respect to the Merger.

Board of Directors
Allied Bank Capital, Inc.
Page 4

Based upon and subject to the foregoing, as well as any such other matters as we consider relevant, it is FBR's opinion that the Consideration is fair, from a financial point of view, to the Stockholders of Allied.

                                       Very truly Yours,

                                       FRIEDMAN, BILLINGS, RAMSEY & CO., INC.



                                   By:  _____________________________________
                                         Emanuel J. Friedman
                                         Chairman

                                APPENDIX III

            EXCERPT FROM NORTH CAROLINA BUSINESS CORPORATION ACT


                                ARTICLE 13.

                            Dissenters' Rights.

Part 1.  Right to Dissent and Obtain Payment for Shares.

(Section Mark) 55-13-01.  Definitions.

     In this Article:

     (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

     (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.

     (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (7) "Shareholder" means the record shareholder or the beneficial shareholder.

(Section Mark) 55-13-02.  Right to dissent.

     (a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:


                                   III-1

     (1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

     (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

     (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

     (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes;
          (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization;

     (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(Section Mark) 55-13-03.  Dissent by nominees and beneficial owners.

     (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

                                   III-2

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

     (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

     (2) He does so with respect to all shares of which he is the beneficial shareholder.

           Part 2.  Procedure for Exercise of Dissenters' Rights.

(Section Mark) 55-13-20.  Notice of dissenters' rights.

     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this Article and be accompanied by a copy of this Article.

     (b) If corporate action creating dissenters' rights under G.S. 55-13-02 is taken without a vote of shareholders, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in G.S. 55-13-22.

     (c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters' rights under G.S. 55-13-02 unless he voted for such corporate action.

(Section Mark) 55-13-21.  Notice of intent to demand payment.

     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

     (1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

     (2)  Must not vote his shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article.



                                   III-3

(Section Mark) 55-13-22.  Dissenters' notice.

     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is authorized at a shareholders' meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters' notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

     (b) The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must:

     (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

     (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

     (3)  Supply a form for demanding payment;

     (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

     (5)  Be accompanied by a copy of this Article.

(Section Mark) 55-13-23.  Duty to demand payment.

     (a) A shareholder sent a dissenters' notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his share under this Article.

(Section Mark) 55-13-24.  Share restrictions.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.


                                   III-4

(Section Mark) 55-13-25.  Offer of payment.

     (a) As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment, and shall pay this amount to each dissenter who agrees in writing to accept it in full satisfaction of his demand.

     (b)  The offer of payment must be accompanied by:

     (1) The corporation's most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of offer of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

     (2) A statement of the corporation's estimate of the fair value of the shares;

     (3)  An explanation of how the interest was calculated;

     (4) A statement of the dissenter's right to demand payment under G.S. 55-13-28; and

     (5)  A copy of this Article.

(Section Mark) 55-13-26.  Failure to take action.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must sent a new dissenters' notice under G.S. 55-13-22 and repeat the payment demand procedure.

(Section Mark) 55-13-28.    Procedure if shareholder dissatisfied with
                            corporation's offer or failure to perform.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate or reject the corporation's offer under G.S. 55-13-25 and demand payment of the fair value of his shares and interest due, if:

     (1) The dissenter believes that the amount offered under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

     (2) The corporation fails to make payment to a dissenter who accepts the corporation's offer under G.S. 55-13-25 within 30 days after the dissenter's acceptance; or

                                   III-5

     (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation offered payment for his shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

                   Part 3. Judicial Appraisal of Shares.

(Section Mark) 55-13-30.  Court action.

     (a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the date of his payment demand under G.S. 55-13-28 and petition the court to determine the fair value of the shares and accrued interest. Upon service upon it of the petition filed with the court, the corporation shall pay to the dissenter the amount offered by the corporation under G.S. 55-13-25.

     (a1) If the dissenter does not commence the proceeding within the 60-day period, the dissenter shall have an additional 30 days to either
(i) accept in writing the amount offered by the corporation under G.S. 55-13-25, upon which the corporation shall pay such amount to the dissenter in full satisfaction of his demand, or (ii) withdraw his demand for payment and resume the status of a nondissenting shareholder. A dissenter who takes no action within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

     (b)  Reserved for future codification purposes.

     (c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. However, in a proceeding by a dissenter in a public corporation, there is no right to a trial by jury.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

                                   III-6

(Section Mark) 55-13-31.  Court costs and counsel fees.

     (a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

     (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

     (2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.



                                   III-7

              PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

     Delaware's General Corporation Law, Del. Code Ann. Title 8 (Section
Mark)(Section Mark)101 et seq. (the "General Corporation Law"), contains provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 145(a) and (b) of the General Corporation Law permit a corporation, with certain exceptions, to indemnify a current or former officer or director against liability if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify him in connection with a proceeding by or in the right of the corporation in which he was adjudged liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 144(c) of the General Corporation Law requires a corporation to indemnify an officer or director in the defense of any proceeding to which he was a party against expenses actually and reasonably incurred to the extent that he is successful on the merits or otherwise in his defense. Indemnification under Subsections (a) and (b) of Section 145 of the General Corporation Law (unless ordered by a court) shall be made by the corporation only upon a determination that indemnification of the director or officer was proper under the circumstances because he met the applicable standard of conduct set forth in Sections (a) and (b). Such determination may be made by (i) the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding, (ii) if such quorum is not obtainable, or, even if obtainable if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders of the corporation.

     In addition, Section 145 of the General Corporation Law permits a corporation to provide for indemnification of directors and officers in its Articles of Incorporation or Bylaws or by contract or otherwise, against liability in various proceedings, and to purchase and maintain insurance policies on behalf of these individuals.

     The Bylaws of the Registrant provide for the indemnification of directors and officers to the maximum extent permitted by law.

Item 21.  Exhibits and Financial Statement Schedules.

     The following exhibits and financial statement schedules are filed as part of this Registration Statement.

(a)  Exhibits


            Exhibit Number
             pursuant to
             Item 601 of
            Regulation S-K                        Description of Exhibit
              2                   Agreement and Plan of Reorganization and Merger by and between First Citizens
                                  BancShares, Inc. and Allied Bank Capital, Inc. (included as and incorporated by reference from Appendix I to the Prospectus/Proxy Statement filed as a part of the Registration Statement)

              5                   Opinion of Ward and Smith, P.A. as to the legality of the securities to be registered

              8                   Opinion of KPMG Peat Marwick LLP as to tax matters



             23(a)                Consent of Ward and Smith, P.A. (contained in its opinion submitted as Exhibit 5 hereto)

             23(b)                Consents of KPMG Peat Marwick LLP

             23(c)                Consent of Coopers & Lybrand L.L.P.

             23(d)                Consent of Legg Mason Wood Walker, Incorporated

             23(e)                Consent of Friedman, Billings, Ramsey & Co., Inc.

             23(f)                Consent of Deloitte & Touche, LLP

             24                   Power of Attorney

             99                   Form of appointment of proxy to be used in connection with the Special Meeting of Shareholders of Allied Bank Capital, Inc.



(b)  Financial Statement Schedules

All financial statements schedules are omitted as substantially all the required information is contained in the registrant's consolidated financial statements which are incorporated herein by reference or is not applicable.

Item 22.  Undertakings

         (a)     The undersigned registrant hereby undertakes:

                          (1) to file, during any period in which offers
                 or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                           (2) that, for the purpose of determining any
                 liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                          (3) to remove from registration by means of a
                 post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange

                 Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                 In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (d) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (e) The registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                               SIGNATURES

      Pursuant to the requirement of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on September 25, 1995.

                                    FIRST CITIZENS BANCSHARES, INC.


                                    By:      /s/ James B. Hyler, Jr.
                                                James B. Hyler, Jr.
                                             Vice Chairman of the Board


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

  Date:  September 25, 1995        By: /s/ Lewis R. Holding
                                       Lewis R. Holding, Chairman of the
                                         Board (Principal Executive
                                         Officer)
  Date:  September 25, 1995        By: /s/ Kenneth A. Black
                                       Kenneth A. Black, Vice President and
                                         Treasurer (Principal Financial
                                         Officer and Principal Accounting
                                         Officer)

  Date:  September 25, 1995        By: /s/ John M. Alexander, Jr.
                                       John M. Alexander, Jr.
                                       Director

  Date:  September 25, 1995        By: /s/ Ted L. Bissett
                                       Ted L. Bissett
                                       Director
  Date:  September 25, 1995        By: /s/ B. Irvin Boyle
                                       B. Irvin Boyle
                                       Director

  Date:  September 25, 1995        By: /s/ George H. Broadrick
                                       George H. Broadrick
                                       Director

  Date:  September 25, 1995        By: /s/ H. Max Craig, Jr.
                                       H. Max Craig, Jr.
                                       Director


  Date:  September 25, 1995        By: /s/ Betty M. Farnsworth
                                       Betty M. Farnsworth
                                       Director

  Date:  September 25, 1995        By: /s/ Lewis M. Fetterman
                                       Lewis M. Fetterman
                                       Director

  Date:  September 25, 1995        By: /s/ Frank B. Holding
                                       Frank B. Holding
                                       Executive Vice Chairman of the Board

  Date:  September 25, 1995        By: /s/ Frank B. Holding, Jr.
                                       Frank B. Holding, Jr.
                                       Director

  Date:  September 25, 1995        By: /s/ Charles B. C. Holt
                                       Charles B. C. Holt
                                       Director

  Date:  September 25, 1995        By: /s/ James B. Hyler, Jr.
                                       James B. Hyler, Jr.
                                       Vice Chairman of the Board
  Date:  September 25, 1995        By: /s/ Gale D. Johnson
                                       Gale D. Johnson
                                       Director

  Date:  September 25, 1995        By: /s/ Freeman R. Jones
                                       Freeman R. Jones
                                       Director

  Date:  September 25, 1995        By: /s/ Lucius S. Jones
                                       Lucius S. Jones
                                       Director
  Date:  September 25, 1995        By: /s/ I. B. Julian
                                       I. B. Julian
                                       Director

  Date:  September 25, 1995        By: /s/ Joseph T. Maloney, Jr.
                                       Joseph T. Maloney, Jr.
                                       Director

  Date:  September 25, 1995        By: /s/ J. Claude Mayo, Jr.
                                       J. Claude Mayo, Jr.
                                       Director

  Date:  September 25, 1995        By: /s/ William McKay
                                       William McKay
                                       Director

  Date:  September 25, 1995        By: /s/ Brent D. Nash
                                       Brent D. Nash
                                       Director
  Date:  September 25, 1995        By: /s/ Lewis T. Nunnelee, II
                                       Lewis T. Nunnelee, II
                                       Director

  Date:  September 25, 1995        By: /s/ Talbert O. Shaw
                                       Talbert O. Shaw
                                       Director

  Date:  September 25, 1995        By: /s/ R. C. Soles, Jr.
                                       R. C. Soles, Jr.
                                       Director

  Date:  September 25, 1995        By: /s/ David L. Ward, Jr.
                                       David L. Ward, Jr.
                                       Director

                                EXHIBITS


                             EXHIBIT INDEX


Exhibit Number
Pursuant to
Item 601 of
Regulation S-K            Description                                             Page No.
2                         Agreement and Plan of Reorganization and
                          Merger by and between First Citizens
                          BancShares, Inc. and Allied Bank Capital, Inc.
                          (included as and incorporated by reference
                          from Appendix I to the Prospectus/Proxy
                          Statement filed as a part of the Registration
                          Statement)

5 Opinion of Ward and Smith, P.A. as to the legality of the securities to be registered

8                         Opinion of KPMG Peat Marwick LLP as to tax matters

23(a) Consent of Ward and Smith, P.A. (contained in its opinion submitted as Exhibit 5 hereto)

23(b)                     Consents of KPMG Peat Marwick LLP

23(c)                     Consent of Coopers & Lybrand L.L.P.

23(d)                     Consent of Legg Mason Wood Walker, Incorporated

23(e)                     Consent of Friedman, Billings, Ramsey & Co., Inc.

23(f)                     Consent of Deloitte & Touche, LLP

24                        Power of Attorney

99 Form of appointment of proxy to be used in connection with the Special Meeting of Shareholders of Allied Bank Capital, Inc.